As filed with the Securities and Exchange Commission on  November 10 , 2010 .
Registration No. 333-170281

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933
________________________________

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	2833 (Primary Standard Industrial Classification Code Number)	88-0482413 (I.R.S. Employer Identification Number)

15225 N. 49th Street
Scottsdale, Arizona 85254
Telephone:  (602) 595-4997
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Stephen J. Antol
15225 N. 49th Street
Scottsdale, Arizona 85254
Telephone:  (602) 595-4997
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael K. Hair, Esq.
7407 E. Ironwood Court
Scottsdale, Arizona 85258
Telephone:  (480) 443-9657
Facsimile:  (480) 443-1908

Approximate date of the commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Small reporting company ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  El Capitan Precious Metals, Inc. may not sell these securities until the registration statement is effective.  This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2010

El Capitan Precious Metals, Inc.	Gold and Minerals Company, Inc.

MERGER PROPOSAL

El Capitan Precious Metals, Inc. (“ECPN”) and Gold and Minerals Company, Inc. (“G&M”) have agreed to combine their businesses under the terms of an Agreement and Plan of Merger, which we refer to as the “Merger Agreement,” as described in this proxy statement/prospectus.

Upon completion of the Merger, the holders of G&M capital stock (common stock and Series A preferred stock) will be entitled to receive on a pro-rata basis the aggregate number of ECPN common stock shares equal to the number of outstanding ECPN common stock shares at the time of the completion of the Merger plus the number of ECPN common stock shares underlying the outstanding ECPN warrants and options at the time of the completion of the Merger, multiplied by the number one and one-half (1.5).  As of the date of this proxy statement/prospectus, the total number of ECPN common stock shares estimated to be issued to the holders of G&M capital stock is __________ shares (approximately 148,065,000).  With 96,255,869 shares of G&M common stock, 4,985,000 shares of G&M Series A preferred stock and 4,000,000 shares of G&M common stock underlying the 4,000,000 G&M warrants presently outstanding, each holder of G&M capital stock will receive _________ (approximately 1.4073) shares of ECPN common stock for each share of G&M capital stock upon the completion of the Merger.  The number of outstanding ECPN common stock shares, warrants and options and the number of outstanding G&M capital stock shares may, but is unlikely to, change between the date of this proxy statement/prospectus and the completion of the Merger.

The shares of ECPN common stock issued in exchange for shares of G&M capital stock in connection with the Merger will represent approximately 60.7% of the outstanding shares of ECPN common stock immediately following the completion of the Merger.  You are entitled to vote on the Merger and you are also entitled to exercise your right to dissent from the Merger and demand payment for your G&M shares.

ECPN common stock is listed on the Over-The-Counter Bulletin Board and traded under the symbol “ECPN.”

We are asking for your proxy and you are hereby requested to send us your proxy.

The securities offered by this proxy statement/prospectus are subject to various risks. (See page 13)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock to be issued in connection with the Merger or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated ____________, 2010 and is first being mailed to stockholders of G&M on or about __________, 2010.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about ECPN from documents that are not included in or delivered with this proxy statement/prospectus.  This information is available to you without charge upon your written or oral request.  You can obtain documents related to ECPN that are incorporated by reference in this document by requesting them in writing or by telephone from the company:

El Capitan Precious Metals, Inc. 15225 N. 49th Street Scottsdale, Arizona 85254 Telephone: (602) 595-4997

G&M is not a publicly traded company and does not make filings with the SEC.  No documents of G&M are incorporated by reference into this proxy statement/prospectus.  If you would like to contact G&M regarding any business information of G&M, you can do so by request in writing or by telephone from the company:

Gold and Minerals Company, Inc. P.O. Box 5148 Scottsdale, Arizona 85261-5148 Telephone: (480) 451-8743

If you would like to request documents, please do so by __________, 2010 in order to receive them in a timely manner.

See “Where You Can Find More Information” on page 60.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

For ease of reference, when we refer to this “proxy statement/prospectus,” we mean the proxy statement/prospectus described above.

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by ECPN, constitutes a prospectus of ECPN under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ECPN common shares to be issued to G&M stockholders pursuant to the Merger. This proxy statement/prospectus also constitutes a proxy statement of G&M under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of G&M stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated _____________, 2010. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to G&M stockholders nor the issuance by ECPN of common shares in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding ECPN has been provided by ECPN and information contained in this proxy statement/prospectus regarding G&M has been provided by G&M.

GOLD AND MINERALS COMPANY, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On _____________, 2010

PLEASE REVIEW MATERIALS – VERY IMPORTANT

Dear Gold and Minerals Stockholder:

I am pleased to report that we are in the final stages of our Merger with El Capitan Precious Metals, Inc. (“ECPN”).  This is a proposed strategic structured stock merger of G&M into a wholly owned subsidiary of ECPN (the “Merger”). We believe the Merger is fair to you and in your best interest by providing liquidity for your interest in Gold and Minerals Company, Inc. (“G&M”) through the acquisition of ECPN common stock (traded on the Over-the-Counter Bulletin Board under the symbol “ECPN”).

We cannot complete the Merger until we hold a special stockholders meeting.  The Special Stockholders Meeting will be held at 10:00 AM, Mountain Standard Time, on ____________, 2010, at _____________________________, Scottsdale, Arizona, for the following purposes:

1.
To consider and vote upon a proposal to approve the issuance of shares of ECPN common stock to G&M stockholders pursuant to the Agreement and Plan of Merger, dated as of June 28, 2010, by and among ECPN, G&M and MergerCo (a wholly owned subsidiary of ECPN formed for the purpose of the merger) (the “Merger Agreement”), a copy of which is included as Appendix A to the proxy statement/prospectus; and

2.	To consider and vote upon a proposal to adjourn the G&M special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal described above.

We expect the holders of a majority of the outstanding shares of our common stock and Series A preferred stock to approve the Merger.

Stockholders are cordially invited to attend the Special Stockholders Meeting. Whether or not you attend the special meeting, it is important that your shares be represented and voted at the Special Stockholders Meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials or promptly sign, date and return the proxy card in the envelope provided or otherwise to G&M’s transfer agent, OTR, Inc., 1001 SW 5th Avenue, Suite 1550, Portland, Oregon 97204-1143. If your shares are held in “street name” and you receive these materials through your broker or other intermediary, you should follow the instructions provided by your broker or intermediary. If you decide to attend the Special Stockholders Meeting, you will be able to vote in person even if you have previously submitted your proxy. See “Voting” at page 2 below for complete details regarding voting.  Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

To be effective, your proxy must be received by OTR, Inc. not later than 10:00 a.m., ___________ time, on _____________, 2010, or, in the case of any adjournment or postponement of the G&M special meeting, not less than 48 hours, excluding Saturdays, Sundays and holidays, prior to the time of such adjournment or postponement. The time limit for deposit of proxies may be waived by G&M’s Board of Directors at its discretion. Completing and sending your proxy either via the Internet or via mail will cancel any other proxy you may have previously submitted in connection with the G&M special meeting, as it is the later dated proxy that will be counted.

We are providing you with the proxy statement/prospectus so that you may review the terms of the Merger and evaluate your potential investment in ECPN before you vote.  It is very important that you review the proxy statement/prospectus in its entirety.

-i-

The Board of Directors has fixed the close of business on ___________, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment thereof.   The G&M Board of Directors, by unanimous vote, has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of G&M and its stockholders and recommends that G&M stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the G&M special meeting, if necessary or appropriate to solicit additional proxies in favor of such adoption.

In the Merger, a wholly owned subsidiary of ECPN will merge into and with G&M, and G&M will survive as a wholly owned subsidiary of ECPN.  Upon completion of the Merger, each G&M stockholder will receive _________________ (approximately 1.4073) shares of ECPN common stock for each share of G&M capital stock held immediately prior to the Merger, subject to possible adjustment.  You will also be sent a letter of transmittal upon completion of the Merger with instructions for surrendering your G&M capital stock certificate(s).  PLEASE DO NOT SEND YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THE TRANSMITTAL LETTER.

Under Nevada law you are entitled to dissent from the Merger and demand appraisal and payment of the fair value for your shares of G&M capital stock.  The proxy statement/prospectus has detailed instructions on exercising such rights of dissent and appraisal.  Also, a copy of the Nevada statute on the subject is attached as Appendix B to the proxy statement/prospectus.

Your vote on this Merger is important.  PLEASE READ THE ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE YOU MAKE ANY DECISION.

Larry L. Lozensky
President

-ii-

-i-

(Continued)

-ii-

(Continued)

-iii-

PROXIES ARE BEING SOLICITED

WE ARE ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
TO SEND US A PROXY

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Gold and Minerals Company, Inc. for its Special Stockholders Meeting to be held on _______________, 2010, and any adjournments or postponements of such Special Stockholders Meeting, at the time and place and for the purposes set forth in the preceding Notice of the Special Stockholders Meeting.

Proxy Materials Available on the Internet

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. If you have received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being sent to stockholders on or about ______________, 2010. The proxy statement/prospectus is first being made available to stockholders on or about ______________, 2010.

Record Holders

If you are a registered holder of G&M capital stock as of the close of business on the record date for the G&M special meeting, a proxy card is enclosed for your use. G&M requests that you vote your shares through the Internet, or sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Information and applicable deadlines for voting through the Internet are set forth in the Notice of Internet Availability of Proxy Materials and on the enclosed proxy card. When the proxy is returned properly executed, either via the Internet or via mail, the G&M capital stock represented by it will be voted at the G&M special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy and if the stockholder specifies a choice with respect to any matter to be acted upon, the G&M capital stock will be voted accordingly. Your Internet vote authorizes the named proxy to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

The person named as proxy is Larry L. Lozensky, President of G&M.

Proxies Are Being Solicited; Record Date

G&M stockholders of record as of the close of business on ___________, 2010, have the right to receive notice of and to vote at the Special Stockholders Meeting.  On October 15, 2010, G&M had issued and outstanding 96,225,869 shares of common stock and 4,985,000 shares of Series A preferred stock. Each share of common stock and preferred stock is entitled to one (1) vote for or against the Merger. For action to be taken at the Special Stockholders Meeting, a majority of the shares entitled to vote must be represented at the Special Stockholders Meeting in person or by proxy. Shares of stock may not be voted cumulatively. Abstentions will be included in the determining the number of shares present and voting at Special Stockholders Meeting.

Expense of Mailing and Preparation

The expense of providing this proxy statement/prospectus to G&M stockholders and solicitation of proxies is being paid for by G&M.  The expense of preparing this proxy statement/prospectus is being paid for by ECPN.

Voting

YOUR VOTE IS IMPORTANT.  ACCORDINGLY, IF YOU ARE A REGISTERED HOLDER OF G&M CAPITAL STOCK AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE, PLEASE VOTE VIA THE INTERNET OSR SIGN AND THE ENDLOSED PROXY CARD AND RETURN IT TO G&M’S STOCK TRANSFER AGENT, OTR, INC., 1001 SW 5TH AVENUE, SUITE 1550, PORTLAND, OREGON 97204-1143 WHETHER OR NOT YOU PLAN TO ATTEND THE G&M SPECIAL MEETING IN PERSON.

At the date hereof, the G&M board of directors has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement/prospectus or the related G&M proxy card other than the matters set forth in G&M’s Notice of Special Meeting of Stockholders. Business transacted at the G&M special meeting is expected to be limited to those matters set forth in such notice. Nonetheless, if any amendments to matters identified in the accompanying Notice of G&M Special Stockholders Meeting arise, it is intended that the person named in the enclosed proxy card and acting thereunder will vote in accordance with his best judgment and pursuant to such discretionary authority on such matter.

Shares Held in Street Name/Non-Registered Stockholders

The proxy provided with the Notice of Internet Availability of Proxy Materials will indicate whether or not you are a registered stockholder. Non-registered stockholders hold their G&M capital stock through intermediaries, such as banks, trust companies, securities dealers or brokers. If you are a non-registered stockholder, the intermediary holding your G&M capital stock should provide a voting instruction form which you must complete by using any one of the methods outlined therein. This voting instruction form will constitute voting instructions that the intermediary must follow and should be returned in accordance with the instructions to ensure it is counted for the G&M special meeting. In order to expedite your vote, you may vote via the Internet, following the instructions outlined on the voting instruction form.

If, as a non-registered stockholder, you wish to attend the G&M special meeting and vote your capital stock in person, or have another person attend and vote your capital stock on your behalf, you should fill your own name, or the name of your appointee, in the space provided on the voting instruction form. An intermediary’s voting instruction form will likely provide corresponding instructions to cast your vote in person. In either case, you should carefully follow the instructions provided by the intermediary and contact the intermediary promptly if you need help.

A non-registered stockholder may revoke a proxy or voting instruction which has been previously given to an intermediary by written notice to the intermediary. In order to ensure that the intermediary acts upon a revocation, the written notice should be received by the intermediary well in advance of the G&M special meeting.

Revocability of Proxy; Changing Your Vote

If you are a registered holder of G&M capital stock as of the close of business on the record date for the G&M special meeting: You can change your vote at any time before the start of the special meeting, unless otherwise noted. In addition to revocation in any other manner permitted by law, you can do this in one of the following ways:

•	you can grant a new, valid proxy bearing a later date (including via the Internet);
•
you can give written notice to the G&M President at any time up to and including the last business day preceding the day of the G&M special meeting (or any adjournment or postponement thereof) or with the chairman of the G&M special meeting on the day of the G&M special meeting (or any adjournment or postponement thereof); or

•
you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to Larry L. Lozensky, President of G&M, P.O. Box 5148, Scottsdale, Arizona 85261-5148.

If you choose any of the foregoing methods, your notice of revocation or your new proxy must be received by G&M no later than the beginning of the G&M special meeting. If you have voted your shares through the Internet, you may revoke your prior Internet vote by any manner described above.

If you hold G&M capital stock in “street name”: You must contact your broker, bank or other nominee in writing to change your vote. In order to ensure that the broker, bank or other nominee acts upon revocation, the written notice should be received by the broker, bank or other nominee well in advance of the special meeting.

Persons Soliciting Proxies

In addition to the solicitation of proxies by mail, G&M, through its Directors and officers, may solicit proxies from G&M stockholders personally or by telephone or other forms of communication.  G&M will not reimburse any third party for out-of-pocket costs and expenses incurred in the solicitation of proxies.

Delivery of Documents to Stockholders

Only one copy of this proxy statement/prospectus is being delivered to multiple G&M stockholders sharing an address unless G&M has received contrary instructions from one or more of the stockholders. Upon written or oral request, G&M will promptly deliver a separate copy of this proxy statement/prospectus to a G&M stockholder at a shared address to which a single copy of this proxy statement/prospectus has been delivered. G&M stockholders at a shared address who would like to receive a separate copy of this proxy statement/prospectus, or a separate copy of future ECPN proxy statements or annual reports following completion of the Merger, should send a written or oral request to contact G&M as follows:  Larry L. Lozensky, Gold and Minerals Company Inc., P. O. Box 5148, Scottsdale, Arizona 85261-5148; (480) 451-8743.  In the event that you are receiving multiple copies of annual reports or proxy statements at an address to which you would like to receive a single copy, multiple G&M stockholders sharing an address may also contact G&M at the above telephone number or mailing address to receive a single copy of annual reports and proxy statements of in the future.

QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement/prospectus?

A:           ECPN and G&M have agreed to combine their businesses under the terms of a Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Appendix A.

G&M is asking for your proxy in connection with the Merger and you are requested to vote on and return the enclosed proxy card.  The approval of the Merger by holders of a majority of the voting securities of G&M is required under Nevada law.  The purpose of this proxy statement/prospectus is to inform you of the terms of the Merger and its effects upon you as a stockholders of G&M. This proxy statement/prospectus contains important information about the Merger and you should read it carefully.

Q:	Why are ECPN and G&M proposing a merger?

A:           The principal asset held by each of ECPN and G&M is an equity interest in El Capitan, Ltd., a company which owns the El Capitan property located near Capitan, Lincoln County, New Mexico.  The purpose of this proposed Merger is to consolidate the ownership of the interest in El Capitan, Ltd. under a single, publicly-held company, and its subsidiaries, resulting in lower overhead costs and a cohesive management team. Also, ECPN and G&M believe it will be easier to attract financing for the El Capitan property or to sell the El Capitan property when the ownership of the property is consolidated into one owner.  Further, the Merger will also provide the current holders of G&M capital stock with stock in a publicly-traded company.

Q:	What will I, as a holder of G&M capital stock, receive in the Merger?

A:           In exchange for each share of capital stock of G&M you hold, you will receive _______________ (approximately 1.4073) shares of common stock of ECPN, subject to adjustment, as more fully described in this proxy statement/prospectus.  However, if you elect to exercise your dissenters’ rights, you will receive a cash payment equal to the fair value of your shares of G&M capital stock at the time prior to the announcement of the Merger.

Q:	What approvals are required for the Merger?

A:           The holders of a majority of the outstanding G&M capital stock (common stock and Series A preferred stock combined) are required to approve the Merger by voting “FOR” the Merger in person or by proxy at the Special Stockholders Meeting to be held on ___________, 2010 in Scottsdale, Arizona.

Q:	What has to happen before the Merger is effective?

A:           After the approval of the Merger at the G&M Special Stockholders Meeting and the other conditions to closing under the Merger Agreement are satisfied, the parties will cause the Merger to become effective.

Q:	What are the tax consequences of the Merger?

A:           It is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.  It is not expected that the Merger will result in any federal income tax consequences to G&M stockholders other than stockholders exercising dissenters’ rights, if any, under the Nevada Revised Statutes. Please review the “Material Federal Income Tax Consequences” section on page 21 for more information regarding the Merger’s tax consequences.

Q:	Do I have dissenters’ rights?

A:           Yes.  Pursuant to Sections 92A.300 through 92A.500 of the Nevada Revised Statutes, G&M stockholders that object to the Merger may receive fair cash value for their shares.  Please review the “Dissenters’ Rights” section on page 11 and the relevant sections of the Nevada Revised Statues attached to this proxy statement/prospectus as Appendix B.

Q:	What do I need to do now?

A:           You should carefully read and consider the information contained in this proxy statement/prospectus, the Appendices, and any information incorporated by reference.  Then, vote either “FOR” or “AGAINST” the Merger, or “ABSTAIN.”

Q:	How do I vote?

A:           If you are a registered stockholder of G&M as of the close of business on the record date for the G&M special meeting, you may vote (i) in person by attending the Special Stockholders Meeting, (ii)  via the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials, or (iii) return the enclosed proxy card properly signed to G&M’s stock transfer agent, OTR, Inc., 1001 SW 5th Avenue, Suite 1550, Portland, Oregon 97204-1143, or (iv) to ensure your shares are represented at the meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card or following the instructions in the Notice of Internet Availability of Proxy Materials; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold G&M capital shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the special meeting.

Q:	My shares are held in “street name” by my broker or I am a non-registered stockholder. Will my broker automatically vote my shares for me?

A:           No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” You are not the “record holder” or “registered holder” of such shares. If this is the case, your broker, bank or other nominee should provide you with a voting instruction form which you must complete by using any one of the methods outlined therein. As the beneficial owner, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.” Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to G&M or by voting in person at the special meeting unless you first provide a proxy from your broker, bank or other nominee. If you are a G&M stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any matter over which they do not have discretionary authority. Such a broker non-vote will have no effect on the vote on any of the G&M proposals, assuming a quorum is present.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:           Yes. If you are a registered holder of G&M capital shares as of the close of business on the record date for the G&M special meeting: You can change your vote at any time before the start of the special meeting, unless otherwise noted. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	you can grant a new, valid proxy bearing a later date (including via the Internet);

•
you can give written notice to the G&M President at any time up to and including the last business day preceding the day of the G&M special meeting (or any adjournment or postponement thereof) or with the chairman of the G&M special meeting on the day of the G&M special meeting (or any adjournment or postponement thereof); or

•
you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to Larry L. Lozensky, President of G&M, P.O. Box 5148, Scottsdale, Arizona 85261-5148.

If you choose any of the foregoing methods, your notice of revocation or your new proxy must be received by G&M no later than the beginning of the G&M special meeting. If you have voted your shares through the Internet, you may revoke your prior Internet vote by any manner described above. Only your latest dated proxy will count. If you hold shares of G&M capital stock in “street name”: You may change your vote by submitting another later-dated voting instruction form to your broker, bank or other nominee or by voting again via the Internet. In order to simply revoke a previous instruction, you must notify your broker, bank or other nominee in writing of your revocation. In order to ensure that the broker, bank or other nominee acts upon revocation, the written notice should be received by the broker, bank or other nominee well in advance of the special meeting.

Q:	When will I receive my shares of ECPN common stock?

A:           After the Merger becomes effective, we will mail letters of transmittal to the holders of G&M capital stock. After a G&M stockholder properly completes the letter of transmittal and submits it to our transfer agent with the original G&M stock certificate, the stockholder will receive a certificate or certificates for the shares of ECPN common stock to which he is entitled.  We will also include instructions in the letter of transmittal for G&M stockholders that have lost their certificate, or whose certificate has been destroyed.  See “The Merger Agreement” at page 24 below for more information concerning receiving your ECPN common stock shares.

Q:	Can I immediately sell my shares of ECPN common stock that I receive?

A:           The Merger Agreement provides that all stockholders who will receive more than 10,000 shares will initially receive a tradeable stock certificate for 10,000 ECPN common stock shares and a second restricted ECPN stock certificate for their remaining shares.  Ninety (90) days after the consummation of the Merger, each stockholder who received a restricted certificate may request to have the restriction removed from 10,000 additional ECPN common stock shares plus an amount equal to 25% of his remaining restricted shares.  See “The Merger Agreement” at page 24 below for more details about the restrictions upon trading the ECPN common stock shares to be issued upon the Merger.

Q:	Should I send my share certificate for G&M to the transfer agent at this time?

A:           No.  After the Merger is completed, the G&M stockholders will receive written instructions from ECPN’s transfer agent for exchanging the G&M stock certificates for certificates representing shares of ECPN common stock.

Q:	Whom should I contact if I have more questions?

A:           You should contact Larry L. Lozensky, President of G&M, at (480) 451-8743, with any additional questions about the Merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements by ECPN and G&M within the meaning of the federal securities laws.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  These forward-looking statements include information about the financial condition, results of operations and businesses of ECPN and G&M.  For example, forward-looking statements include projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing relating to the Merger; any statements concerning proposed new operations, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. This proxy statement/prospectus also includes forward-looking statements about the consummation and anticipated timing for completion of the acquisition, the exchange ratio and the tax-free nature of the acquisition. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts,” “intends,” “should” and similar expressions are intended to identify forward-looking statements. Management of ECPN and G&M believe that the forward-looking statements about their respective companies are reasonable; however, you should not place undue reliance on such statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions.  The future results and stockholder values of ECPN following completion of the acquisition may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond ECPN’s and G&M’s ability to control or predict.

Neither ECPN nor G&M undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Further information on other factors that could affect the financial results of ECPN after the acquisition is included in the Securities and Exchange Commission filings incorporated by reference in this proxy statement/prospectus.

SUMMARY

The following is a summary of certain information contained elsewhere in or incorporated by reference into this proxy statement/prospectus.  Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this proxy statement/prospectus and the Appendices hereto.  Stockholders of G&M are urged to read this proxy statement/prospectus and the Appendices hereto in their entirety.

The Companies

El Capitan Precious Metals, Inc.

ECPN is based in Scottsdale, Arizona, and is a mineral exploration company that has owned interests in several properties located in the southwestern United States.  ECPN is principally engaged in the exploration of precious metals and other minerals and its primary asset at this time is a 40% equity interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds an interest in mining claims located near Capitan, Lincoln County, New Mexico.  ECPN’s common stock, par value $0.001, trades on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “ECPN.”  For a more detailed description of ECPN’s business and capital structure, see “Information About ECPN” at page 52 below, and the Financial Statements for ECPN’s fiscal years ended September 30, 2008 and 2009, and the interim periods ended June 30, 2010 which are attached as Appendix C and Appendix D, respectively.

The address of ECPN’s principal office is 15225 N. 49th Street, Scottsdale, Arizona 85254, and its telephone number is (602) 595-4997.  ECPN maintains an Internet website at www.elcapitanpmi.com.  The information contained in, or accessed through ECPN’s website does not constitute a part of this proxy statement/prospectus.

Gold and Minerals Company, Inc.

G&M is based in Scottsdale, Arizona, and is currently a mineral exploration company.  G&M was incorporated in Nevada in 1999.  In 2003, G&M sold 40% interest in ECL to ECPN in exchange for ECPN common stock and $100,000 cash.  At the time of the transaction, G&M owned about 65% of ECPN’s outstanding capital stock.  In 2005, G&M distributed approximately 84% of its holdings of ECPN to the G&M common stockholders as a dividend. G&M’s primary asset is a 60% equity interest in ECL.  For a discussion of information concerning business, finance and capital structure of G&M, as well as market price information for the capital stock of G&M, par value $0.001, please see the section entitled “Information About G&M” at page 52 below, and the Financial Statements for G&M’s fiscal years ended December 31, 2009 and 2008, and interim periods ended June 30, 2010, which are attached as Appendix E and Appendix F, respectively.

The shares of capital stock of G&M have never traded on an exchange.

The address of G&M’s principal office is P.O. Box 5148, Scottsdale, Arizona 85261-5148, and its telephone number is (480) 451-8743.

The Merger and the Merger Agreement

G&M and ECPN entered into an Agreement and Plan of Merger dated as of June 28, 2010 (which is referred to herein, as amended from time to time, as the “Merger Agreement”) with MergerCo, a Nevada corporation and wholly owned subsidiary of ECPN (which is referred to herein as “MergerCo”).  For more information about the Merger Agreement see “The Merger Agreement” at page 24 below. The Merger Agreement is attached as Appendix A hereto.

Pursuant to the Merger Agreement, MergerCo will merge with and into G&M, and G&M will continue as the surviving corporation and a wholly owned subsidiary of ECPN.  Holders of G&M capital stock will receive ECPN common stock in exchange for their shares of G&M capital stock.  The effect of the Merger will be to consolidate the ownership of the interest in the El Capitan property into a single company.  G&M stockholders will be entitled to receive an aggregate of _______________ shares (approximately 148,065,000) of ECPN common stock in exchange for all of the outstanding shares of G&M capital stock held immediately prior to the effectiveness of the Merger.  Assuming no additional shares of G&M capital stock and no shares of ECPN common stock are issued prior to completion of the Merger, it is currently anticipated that each share of G&M capital stock will be entitled to receive ________ (approximately 1.4073) shares, as rounded to the nearest six (6) decimal places, of ECPN common stock upon completion of the Merger.  A G&M stockholder will not receive fractional shares of ECPN common stock, but instead will receive one whole share for a fractional share, after all of his G&M shares are combined and converted into the ECPN common stock shares.

Approval of the Merger

Under G&M’s charter documents and Nevada law, the approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of G&M common stock and preferred stock at a special meeting of the G&M stockholders.  The Special Stockholders Meeting will be held on __________, 2010 at _________________, Scottsdale, Arizona at 10:00 AM.  The G&M Board of Directors is distributing this proxy statement/prospectus to provide you with required information to make an informed decision when you vote by Proxy or in person at the Special  Stockholders Meeting.  PLEASE READ ALL OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS CAREFULLY.  You may vote at the Special Stockholders Meeting simply by marking the proxy card “FOR” or “AGAINST” the Merger, or “ABSTAIN,” signing and dating the proxy card and mailing it to G&M’s stock transfer agent for counting and delivery to the Special Stockholders Meeting.  Unsigned proxy cards will not be counted as valid with respect to the proposal, but will be counted as present with respect to a quorum.  Signed proxy cards which are unmarked as to voting preference will be counted as voting “FOR” the Merger.  Signed proxy cards dated subsequent to a previously dated proxy card will be deemed to revoke the first proxy card. G&M stockholders voting in person at the Special Stockholders Meeting may revoke their previously executed proxy card.

Recommendation of G&M’s Board of Directors

After careful consideration, G&M’s Board of Directors unanimously determined that the Merger is advisable and is fair to and in the best interests of G&M and its stockholders, and unanimously approved the Merger pursuant to the terms of the Merger Agreement.  For more information about the recommendation of G&M’s Board, see “The Merger” at page 19 below.

Recommendation of ECPN’s Board of Directors

After careful consideration, ECPN’s Board of Directors unanimously determined that the Merger is advisable, and is fair to and in the best interests of ECPN and its stockholders, and unanimously approved the Merger, pursuant to the terms of the Merger Agreement.  For more information about the recommendation of ECPN’s Board, see “The Merger” at page 19 below.

Directors and Executive Officers With Interests in the Merger

Charles C. Mottley is Chairman of the Board of Directors of G&M and is President and a Director of ECPN.  Mr. Mottley currently beneficially owns 8,288,332 shares of G&M capital stock which will be converted into 11,664,170 ECPN common stock shares after the Merger.

Larry L. Lozensky is President and a Director of G&M.  Mr. Lozensky currently beneficially owns 723,000 shares of G&M capital stock which will be converted into 1,017,448 ECPN common stock shares after the Merger.

Stephen J. Antol is Treasurer and Chief Financial Officer of both G&M and ECPN.  Mr. Antol currently beneficially owns 3,314,995 shares of G&M capital stock which will be converted into 4,665,193 ECPN common stock shares after the Merger.

John F. Stapleton is Chairman of the Board of ECPN.  Mr. Stapleton currently beneficially owns 1,500,000 shares of G&M capital stock which will be converted into 2,110,950 ECPN common stock shares after the Merger.

James G. Ricketts is Secretary and a Director of ECPN.  Mr. Ricketts currently beneficially owns 6,900,500 shares of G&M capital stock which will be converted into 9,711,074 ECPN common stock shares after the Merger.

See “Security Ownership by Certain Beneficial Owners of ECPN” at page 33 and “Security Ownership by Certain Beneficial Owners of G&M” at page 34 below for more details on the respective beneficial ownership of the executive officers of G&M and ECPN.

Share Ownership of Directors and Executive Officers of ECPN and G&M

At the close of business on the record date for the distribution of this proxy statement/prospectus, Mr. Charles C. Mottley, who is an officer and director of both ECPN and G&M, Mr. Larry L. Lozensky, who is an officer and director of G&M, and Mr. Stephen J. Antol, who is an officer of both ECPN and G&M, beneficially owned and were entitled to vote a total of approximately 12,326,327 shares of G&M capital stock, collectively representing 12.0% of the 101,210,869 shares of G&M capital stock outstanding on that date.

In addition, two directors of ECPN, Mr. James G. Ricketts and Mr. John F. Stapleton, beneficially owned and were entitled to vote approximately 8,400,500 shares of G&M capital stock, collectively representing 8.2% of the 101,210,869 shares of G&M capital stock outstanding on that date.  Collectively, the officers and directors of ECPN and G&M beneficially owned and are entitled to vote a total of approximately 20,726,827 shares of G&M capital stock, representing 20.0% of the 101,210,869 shares of G&M capital stock outstanding on the record date.

See “Security Ownership by Certain Beneficial Owners of ECPN” at page 33 and “Security Ownership by Certain Beneficial Owners of G&M” at page 34 below for details about the beneficial ownership of the executive officers of ECPN and G&M.

Directors and Executive Officers of the Surviving Corporation Following the Merger

The Merger Agreement also provides that from and after the Effective Time of the Merger, G&M shall become the wholly owned subsidiary of ECPN and the directors and officers of G&M shall be the persons who were directors and officers of MergerCo, respectively, immediately prior to the Effective Time; Charles C. Mottley and Stephen J. Antol, the directors and officers of MergerCo, will hold office until their respective successors are duly elected and shall have qualified, or until such persons resign or are otherwise removed in accordance with applicable law and MergerCo’s charter documents.

What is Needed to Complete the Merger (See page 10)

Several conditions must be satisfied or waived before the Merger is completed, including those summarized below:

▪	absence of any law, regulation or order making the Merger illegal or otherwise prohibiting the Merger which would have a material impact on the surviving corporation;
▪	absence of any orders or proceedings prohibiting or seeking to prohibit the Merger which would have a material impact on the surviving corporation or on ECPN or G&M, individually;
▪	the Board of Directors of each ECPN and G&M shall reasonably determine that the number of G&M capital stock shares dissenting from the Merger and seeking rights of appraisal is not unacceptable;
▪	accuracy of each party’s respective representations and warranties in the Merger Agreement, except as would not have a material adverse effect;
▪	material compliance by each party with its covenants in the Merger Agreement; and
▪	absence of a material adverse effect on ECPN or G&M, respectively, from June 28, 2010 to the completion of the Merger.

Dissenters’ Rights

Under Nevada law, stockholders have the right to dissent from certain corporate transactions, including a merger with another company, and obtain fair value for their shares.  The Merger is an event that gives G&M stockholders such dissenters’ rights.

Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (the “NRS”), entitles any G&M stockholder who objects to the Merger and who follows the procedures prescribed by Sections 92A.300 through 92A.500, in lieu of receiving the consideration proposed under the Merger, to receive cash equal to the “fair value” of such stockholder’s shares of G&M capital stock. Attached as Appendix B to this proxy statement/prospectus are Sections 92A.300 through 92A.500 of the NRS, which is reproduced in full and describes the procedures relating to the exercise of such dissenters’ rights.  See “Rights of Dissenting Stockholders of G&M” at page 29 below and Appendix B for more details about dissenters’ rights.

Under the Merger Agreement, a condition to the consummation of the Merger is the Board of Directors of each of ECPN and G&M shall reasonably determine that the number of G&M capital stock shares dissenting from the Merger and seeking rights of appraisal is not unacceptable.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, or GAAP, ECPN will account for the acquisition of shares of G&M capital stock through the Merger under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, ECPN considered the factors required under the business combination accounting guidance, and determined that ECPN will be considered the acquirer of G&M for accounting purposes.  See “Accounting Treatment of the Merger” on page 21 below for a more detailed discussion of the accounting treatment.

Tax Treatment

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the Merger so qualifies, a holder of G&M capital stock will not recognize gain or loss upon receipt solely of ECPN common stock in exchange for G&M capital stock. It is a condition to the completion of the Merger that G&M and ECPN each receive a written opinion from ECPN’s counsel, dated as of the date of completion of the Merger, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) ECPN and G&M will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Tax matters are complicated, and the tax consequences of the Merger to each G&M stockholder will depend on such stockholder’s particular facts and circumstances.

G&M stockholders should consult their tax advisors with respect to the federal, state and other tax consequences to them of the Merger.

See “Material Federal Income Tax Consequences” on page 21 below for a more detailed discussion of tax considerations.

Comparative Per Share Market Price Data

The market price of ECPN common stock closed at $.41 per share on June 29, 2010, the day preceding the public announcement of the proposed merger with G&M.  See “Market Information” at page 49 below for more information about the recent trading prices of ECPN common stock.

The common stock of G&M is not publicly traded. G&M last conducted a private offering of convertible notes, which were convertible into common stock in 2010 at $.0.25 per share.

See “Risk Factors” beginning on page 13 for certain information that should be considered by the G&M stockholders when reviewing this proxy statement/prospectus.

No persons have been authorized to give any information or to make any representation other than those contained in this proxy statement/prospectus in connection with the solicitation of consents or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by ECPN, G&M or any other person.  This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.  Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of ECPN or G&M since the date hereof or that the information herein is correct as of any time subsequent to its date.

RISK FACTORS

The following risk factors should be considered by the stockholders of G&M in evaluating whether to vote “FOR” or “AGAINST” the Merger, or “ABSTAIN.”  These factors should be considered in conjunction with the other information included in this proxy statement/prospectus.

Risks Related to the Merger

An investment in ECPN presents certain risks.

Stockholders of G&M will receive ECPN common stock in the Merger.  An investment in ECPN common stock involves certain risks and these risks are described herein.  Additional risks of investing in ECPN are also disclosed herein under the heading “ECPN’s Management’s Discussion and Analysis and Plan of Operations” starting on page 46 below.  Stockholders of G&M should review these disclosures carefully.

If the Merger does not qualify as a tax-free reorganization, you will recognize a gain or loss on the per-share merger consideration you receive.

ECPN and G&M intend that the Merger will not cause G&M stockholders to recognize gain for United States federal income tax purposes upon the exchange of their G&M common stock for the ECPN common stock in connection with the Merger.  The Internal Revenue Service has promulgated substantial regulations for such merger-related exchanges not be recognized as gain and, although G&M has endeavored to, and to cause all of the necessary parties to, comply with such regulations, G&M, ECPN or any of the G&M stockholders may perform an act that would cause the exchange of shares to be a recognizable event for federal income tax purposes.  If the Merger qualifies as a tax-free reorganization, you will not recognize gain or loss by virtue of your receipt of ECPN common stock for your G&M shares.  However, if the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, you will recognize gain or loss based on the entire per-share merger consideration you receive.  Thus, you could incur significant tax obligations if the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code. See “Material Federal Income Tax Considerations” on page 21 below for a more complete discussion of the potential tax consequences of the Merger.

Risks Relating to ECPN Common Stock

ECPN common stock is thinly traded, and there is no guarantee of the prices at which the shares will trade after the effective date of the Merger.

Trading of ECPN common stock is conducted on the Over-the-Counter Bulletin Board, or “OTCBB,” under the symbol “ECPN.OB.”  This has an adverse effect on the liquidity of ECPN’s common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of ECPN.  This may result in lower prices for your common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for ECPN common stock.  Historically, ECPN common stock has been thinly traded, and there is no guarantee of the prices at which the shares will trade after the Merger becomes effective, or of the ability of stockholders to sell their shares without having an adverse effect on market prices.

Our stock price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with OTC securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	changes in the worldwide prices for gold or silver;
•	disappointing results from our exploration or development efforts;

•	failure to meet our revenue or profit goals or operating budget;
•	decline in demand for our common stock;
•	downward revisions in securities analysts’ estimates or changes in general market conditions;
•	technological innovations by competitors or in competing technologies;
•	investor perception of our industry or our prospects; and
•	general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile. These fluctuations commonly are unrelated to operating performance of a company and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future.

We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop the El Capitan property and generate revenue from future operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors and will be at the discretion of our Board of Directors.

ECPN common stock issued to G&M stockholders will have transfer restrictions, thus limiting the ability to liquidate the investment in ECPN.

In the Merger Agreement, ECPN and G&M agreed that the ECPN common stock shares issued in the Merger to G&M stockholders receiving more than 10,000 ECPN common stock shares will be limited as to transferability after the  Merger.  The Merger Agreement provides that each G&M stockholder who will be receiving 10,000 or less ECPN common stock shares will be issued one unrestricted stock certificate. Each G&M stockholder who will be receiving more than 10,000 ECPN common stock shares will be issued one unrestricted certificate for 10,000 ECPN common stock shares and one restricted certificate for the remaining number of ECPN common stock shares to be received.  G&M estimates approximately 8,750,000 unrestricted ECPN common stock shares will be issued on or after the effective date of the Merger to the G&M stockholders, with approximately 139,315,000 restricted ECPN common stock shares issued at that time.

Ninety (90) days after the effective date of the Merger a G&M stockholder may return his restricted ECPN common stock certificate to ECPN’s transfer agent and, if the number of restricted ECPN common stock shares is 10,000 or less, he will receive an unrestricted ECPN common stock certificate from the transfer agent. If the number of ECPN common stock shares in the returned restricted certificate is more than 10,000 shares, the G&M stockholder will receive an unrestricted certificate for 10,000 ECPN common stock shares plus an unrestricted certificate for 25% of his remaining ECPN common stock shares, and a restricted certificate for 75% of his remaining ECPN common stock shares he returned to the transfer agent. G&M estimates approximately 42,000,000 unrestricted ECPN common stock shares will be issued ninety (90) days after the effective date, if all of the G&M stockholders holding restricted ECPN common stock certificates should so request at that time.  A G&M stockholder may repeat this process of removing the restricted legend from his restricted ECPN common stock shares issued in the exchange every ninety (90) days.  One year after the effective date of the Merger a G&M stockholder who has received a restricted ECPN common stock certificate may have the restricted legend removed from all of his restricted ECPN shares received in the Merger, irrespective of the number of ECPN common stock shares.

Under these transfer restrictions, any G&M stockholder who receives more than approximately 51,000 ECPN common stock shares will need more than one year to sell all of his shares received in the Merger.

Because ECPN common stock is a “penny stock,” it may be difficult to sell shares of ECPN common stock at times and prices that are acceptable.

ECPN common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of ECPN common stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny stock transactions. Accordingly, you may not always be able to resell shares of ECPN common stock publicly at times and prices that you feel are appropriate.

Risks Relating to ECPN’s Financial Condition

The volatility of precious metal prices may negatively affect ECPN’s earnings.

ECPN anticipates that a significant portion of its future revenues will come from the sale of its El Capitan property or the development of the El Capitan property through a joint venture with a larger mining company with more significant resources. In either event, its earnings will be directly affected by the prices of precious metals believed to be located on such property. Demand for precious metals can be influenced by economic conditions, including worldwide production, attractiveness as an investment vehicle, the relative strength of the U.S. dollar and local investment currencies, interest rates, exchange rates, inflation and political stability. The aggregate effect of these factors is not within its control and is impossible to predict with accuracy. The price of precious metals has on occasion been subject to very rapid short-term changes due to speculative activities. Fluctuations in precious metal prices may adversely affect the value of any discoveries made at the sites with which ECPN is involved. If the market prices for these precious metals falls below the mining and development costs ECPN incurs to produce such precious metals, it will experience losses and may have to discontinue operations at one or more of its properties.

ECPN has not had revenue-generating operations and may never generate revenues.

ECPN has not yet had revenue-generating operations, and it is possible that it will not find marketable amounts of minerals on its El Capitan property or that the property will ever be sold.  Should ECPN fail to obtain revenues, its ability to continue to explore its El Capitan property or obtain any additional properties will likely be diminished.

Risks Relating to ECPN’s Business

Until ECPN locates recoverable precious metals on its El Capitan property, ECPN may not have any potential of generating any revenue.

ECPN’s ability to sell, or enter into a joint venture for the development of, its El Capitan property depends on the success of its exploration program and the discovery of a cost-effective process for recovering precious metals from the ore obtainable from the El Capitan property. We have not yet established proven or probable reserves at our El Capitan property.  Even if exploration leads to a valuable deposit, it might take several years for ECPN to enter into an agreement for sale or joint venture development of the property. During that time, depending on economic conditions, it might become financially or economically unfeasible to produce the minerals at the property.

ECPN’s inability to establish the existence of mineral resources in commercially exploitable quantities on its El Capitan property may cause its business to fail.

The El Capitan property is in the exploration stage. To date, ECPN has not established a mineral reserve on the El Capitan property, and the probability of establishing a “reserve,” as defined by the Securities and Exchange Commission’s Industry Guide 7, is not ascertainable or it is possible that the El Capitan property does not contain a reserve and all resources ECPN spends on exploration of this property may be lost. In the event ECPN is unable to establish reserves or is otherwise unable to sell or joint venture the development of the El Capitan property, the business of ECPN may fail.

The feasibility of mining our El Capitan property property has not been established, meaning that we have not completed engineering, permitting or other work necessary to determine if it is commercially feasible to develop this property.

We currently have not established proven or probable reserves on the El Capitan property. A “reserve,” as defined by regulation of the SEC, is that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically and legally extracted and produced. We have not received feasibility studies nor obtained necessary operating permits with regard to the El Capitan property. As a result, we have no reserves at the El Capitan property.

Although studies thus far carried out on the El Capitan property have yielded promising results with respect to potential economic viability, substantial additional feasibility work and expenditures are required to demonstrate economic viability. The mineralized materials identified to date on this property have not and may never demonstrate economic viability. The feasibility of mining has not been, and may never be, established. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure; metal prices, which can be highly variable; and government regulations, including environmental and reclamation obligations. If we are unable to establish some or all of our mineralized material as proven or probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to develop a mine. If we are unable to establish such reserves, the market value of our securities may decline.

Uncertainty of mineralization estimates may diminish ECPN’s ability to properly value its property.

ECPN relies on estimates of the content of mineral deposits on its properties, which estimates are inherently imprecise and depend to some extent on statistical inferences drawn from both limited drilling on its properties and the placement of drill holes that may not be spaced close enough to one another to enable it to establish probable or proven results. These estimates may prove unreliable. Additionally, ECPN has relied upon small independent laboratories to assay its samples, which may produce results that are not as consistent as a larger commercial laboratory might produce.

Any loss of the industry experience of ECPN’s Board and/or officers may affect ECPN’s ability to achieve its business objectives.

All three of ECPN’s directors have significant industry experience. In the event that ECPN loses the services of its directors with significant industry experience, it will be required to rely upon third party consultants with respect to industry matters, and ECPN’s ability to achieve its business objectives may be negatively affected.  The Company has not purchased any life insurance on any of its officers or Directors.

The nature of mineral exploration is inherently risky, and ECPN may not ever discover marketable amounts of precious minerals.

Exploration for minerals is highly speculative and involves greater risk than many other businesses. Most exploration programs fail to result in the discovery of economic mineralization. Our exploration and mining efforts are subject to the operating hazards and risks common to the industry, such as:

•	economically insufficient mineralized materials;
•	decrease in reserves due to lower metal prices;
•	fluctuations in production cost that may make mining uneconomical;
•	unanticipated variations in grade and other geologic problems;
•	unusual or unexpected formations;
•	difficult surface or underground conditions;
•	failure of pit walls or dams;
•	metallurgical and other processing problems;
•	environmental hazards;
•	water conditions;
•	mechanical and equipment performance problems;
•	industrial accidents;
•	personal injury, fire, flooding, cave-ins and landslides;
•	labor disputes; and
•	governmental regulations.

Any of these risks can adversely affect the feasibility of development of our El Capitan property, production quantities and rates, and costs and expenditures. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our El Capitan property are likely not to be recovered, a write-down of our investment would be necessary. All of these factors may result in unrecoverable losses or cause us to incur potential liabilities, which could have a material adverse effect on our financial position.

The effect of these factors cannot be accurately predicted, and the combination of any of these factors may prevent ECPN from selling or otherwise developing the El Capitan property and receiving an adequate return on its invested capital.

Extensive government regulation and environmental risks may require ECPN to discontinue exploration activities.

ECPN’s business is subject to extensive federal, state and local laws and regulations governing exploration, development, production, labor standards, occupational health, waste disposal, and use of toxic substances, environmental regulations, mine safety and other matters. Additionally, new legislation and regulations may be adopted at any time that may affect ECPN’s business. Compliance with these changing laws and regulations could require increased capital and operating expenditures and could prevent or delay the sale of the El Capitan property.

Any failure to obtain government approvals and permits may require ECPN to discontinue exploration on its El Capitan property.

ECPN is required to seek and maintain federal and state governmental approvals and permits in order to conduct exploration and other activities on its El Capitan property. The permitting requirements for ECPN’s respective claims and any future properties it may acquire will be somewhat dependent upon the state in which the property is located, but generally will require an initial filing and fee (of approximately $25) relating to giving notice of an intent to make a claim on such property, followed by a one-time initial filing of a location notice with respect to such claim (approximately $165), an annual maintenance filing for each claim (generally $140 per claim per year), annual filings for bulk fuel and water well permits (typically $5 per year each) and, to the extent ECPN intends to take any significant action on a property (other than casual, surface-level activity), a one-time payment of a reclamation bond to the Bureau of Land Management (the “BLM”), which is to be used for the reclamation of the property upon completion of exploration or other significant activity. In order to take any such significant action on a property, ECPN is required to provide the BLM with either a notice of operation or a plan of operation setting forth its intentions. The amount of the reclamation bond is determined by the BLM based upon the scope of the activity described in the notice or plan of operation. With respect to the current plan of operations on the El Capitan property, the reclamation bond was $15,000, but this amount will vary with each property and respective notice or plan of operation.

Obtaining the necessary permits can be a complex and time-consuming process involving multiple jurisdictions, and requiring annual filings and the payment of annual fees. Additionally, the duration and success of ECPN’s efforts to obtain permits are contingent upon many variables outside of its control and may increase costs of or cause delay to its mining endeavors. There can be no assurance that all necessary approvals and permits will be obtained, and if they are obtained, that the costs involved will make it economically unfeasible to continue ECPN’s exploration of its El Capitan property.

The approval process for certain exploration permits provides for notice to the public and allows for the public to comment on the application. The governmental permitting authorities are obligated to consider the comments received from the public and to assess the merits thereof as part of the approval process. The public notice period for the current El Capitan property exploration permits remains open. To date, ECPN has received both positive and negative comments from individuals regarding its proposed exploration activities. It is possible that public comments may ultimately be deemed to have sufficient merit to delay or even deny ECPN’s application.

We may not be able to obtain an adequate supply of water to complete desired development and mining of our El Capitan property.

For successful development, we will need to obtain the rights for a sufficient amount of water to service a mining and processing operation. Our title to the El Capitan property may entitle us to use water and water rights in connection with the property, including among others the right to drill, pump, divert, transport and use water from wells, containment areas and drainages. However there can be no assurance we will be able to exercise our rights under the lease agreement or obtain access to the amount of water needed to operate a mine at the property.

Mineral exploration is extremely competitive, and ECPN may not have adequate resources to successfully compete.

There is a limited supply of desirable mineral properties available for claim staking, lease or other acquisition in the areas where ECPN contemplates participating in exploration activities. ECPN competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources than ECPN possesses, and are thus in a better position to search for and acquire attractive mineral properties. Additionally, due to its limited financial and other resources, ECPN does not anticipate developing or producing on its El Capitan property without a strong financial operating partner. Alternatively, ECPN may elect to sell its El Capitan property if the exploration proves successful. Accordingly, its ability to acquire properties in the future will depend not only on ECPN’s ability to explore and develop or sell its El Capitan property, but also on ECPN’s ability to select and acquire suitable properties or prospects for future exploration. ECPN may not be able to compete successfully with its competitors in acquiring such properties or prospects.

Title to any of ECPN’s properties may prove defective, possibly resulting in a complete loss of its rights to such properties.

The primary portion of ECPN’s holdings includes unpatented mining claims. The validity of unpatented claims is often uncertain and may be contested. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law of 1872, as amended. ECPN is required make certain filings with the county in which the land or mineral is situated and annually with the Bureau of Land Management and pay an annual holding fee of $140 per claim. If ECPN fails to make the annual holding payment or make the required filings, its mining claims would become invalid. In accordance with the mining industry practice, generally a company will not obtain title opinions until it is determined to sell a property. Also no title insurance is available for mining. Accordingly, it is possible that title to some of ECPN’s claims may be defective and in that event it does not have good title to its El Capitan property, ECPN would be forced to curtail or cease its exploratory programs on the property site.

THE MERGER

The following is a description of the material aspects of the proposed Merger and related transactions. The following description may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 13 above, and the other documents we refer to for a more complete understanding of the transaction.

Background of the Merger

Both ECPN and G&M regularly evaluate strategic opportunities, including potential mergers with other companies, acquisitions of other companies or assets, and other strategic alliances.  The terms and conditions of the Merger Agreement and the Merger are the result of negotiations between representatives of ECPN and G&M. The following is a summary of the background of these negotiations.

In 2002, ECPN acquired from G&M 40% of the equity interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds rights to the El Capitan property located near Capitan, Lincoln County, New Mexico.  G&M maintained the remaining 60% interest in ECL.

In 2004, ECPN and G&M executed a management agreement in which it was agreed that the expenses of exploring, developing and maintaining the ECL mining claims would be shared by the parties based on the ownership of ECL; i.e., 40% by ECPN and 60% by G&M.  It was also agreed at that time that G&M would have management control of ECL.  In 2005, G&M assigned its management rights over ECL to ECPN.

In September 2006, the companies agreed to commence the drafting of a definitive merger agreement.  Over the following eleven (11) months, the parties conducted due diligence on each other and negotiated the terms of the Merger Agreement.  In August 2007, ECPN issued a press release notifying the public that the parties had agreed to an agreement in principle relating to the merger terms. In February 2008, a definitive merger agreement between the parties was executed.

In April 2009, the President, Chief Financial Officer and other Directors of ECPN resigned as Directors and new Board members were appointed.  Upon appointment of the new Board of Directors, the President and Chief Financial Officer were terminated and new officers were appointed.

In September 2009, G&M terminated the merger agreement with ECPN which had been executed in February 2008.

The parties executed the current Merger Agreement on June 28, 2010.

Reasons for the Merger

ECPN and G&M jointly own ECL, which holds title to the El Capitan property located near Capitan, Lincoln County, New Mexico.  ECPN owns 40% of ECL’s equity and G&M owns the remaining 60% of ECL’s equity.  The effect of the Merger will be to consolidate the ownership of the interest in the El Capitan property under a single, publicly-held company and its subsidiaries.

Gold and Minerals Company, Inc.

The Board of Directors of G&M approved the Merger Agreement and determined that the Merger is in the best interests of G&M and its stockholders.  In reaching its decision to approve the proposed Merger, the Board of Directors of G&M considered a number of factors, including the fact that the Merger will allow ECPN and G&M to operate ECL as one company, resulting in lower overhead costs and a cohesive management team, and that the exchange of G&M capital stock into ECPN common stock would provide a public market for the G&M stockholders.

The Board of Directors of G&M considered the following additional factors in reaching its decision to approve the proposed Merger:

(i)	that the G&M stockholders would receive stock in a public company;

(ii)	the fact that the Merger is intended to be a tax-free reorganization for federal income tax purposes;

(iii)	because the consideration to be received by G&M would be approximately 60.7% ownership in ECPN, that the consideration to be paid to the G&M stockholders would be fair; and

(iv)	that G&M would avoid the need to raise capital in the future to pay its expenses.

El Capitan Precious Metals, Inc.

The Board of Directors of ECPN approved the Merger Agreement and determined that the Merger is in the best interests of ECPN and its stockholders.  In reaching its decision to approve the proposed Merger, the Board of Directors of ECPN considered a number of factors, including the fact that the Merger will allow ECPN and G&M to operate ECL as one company, resulting in lower overhead costs and a cohesive management team.  Also, ownership of 100% of the El Capitan property will simplify the capital structure of ECPN and may make it easier for ECPN to raise capital in the future.

The Board of Directors of ECPN considered the following additional factors in reaching its decision to approve the proposed Merger:

(i)	information concerning G&M’s financial condition and potential liabilities; and

(ii)	the potential dilution created by the issuance of approximately 148,065,000 shares of ECPN common stock.

Recommendation of G&M’s Board of Directors

After careful consideration, including the fairness of the Merger consideration to G&M’s stockholders from a financial point of view, the G&M Board of Directors unanimously determined that the Merger is advisable and is fair to and in the best interests of G&M and its stockholders, and unanimously approved the Merger pursuant to the terms of the Merger Agreement.

Recommendation of ECPN’s Board of Directors

After careful consideration, ECPN’s Board of Directors unanimously determined that the Merger is advisable, and is fair to and in the best interests of ECPN and its stockholders, and unanimously approved the Merger, pursuant to the terms of the Merger Agreement.

Approval of the Merger

Under G&M’s incorporation documents and Nevada law, the approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of G&M common stock and preferred stock.  The G&M Board of Directors has called for a Special Stockholders Meeting to be held on __________, 2010 at _________________, Scottsdale, Arizona at 10:00 AM for the purpose of voting on the Merger.  The G&M Board of Directors has set the record date for entitling G&M stockholders to receive notice of and to vote at the Special Stockholders Meeting as __________, 2010.

ECPN’s stockholders are not required to approve the transaction.

Interests of Affiliates in the Merger

No affiliates of G&M or ECPN have any interest, direct or indirect, in the completion of the Merger, except as stockholders of G&M or ECPN.

Dissenters’ Rights

The holders of shares of G&M capital stock at the Effective Time of the Merger will have certain rights pursuant to the provisions of Sections 92A.300 through 92A.500 of Title 7 of the Nevada Revised Statutes to demand payment in cash of the fair value of their shares. Any such judicial determination of the fair value of the shares could be based upon factors other than the value of the shares of ECPN common stock to be exchanged in the Merger and the value so determined could be more or less than the price per share of such ECPN common stock.  Stockholders of G&M wishing to exercise dissenters’ rights have until _________, 2010 to send the dissenters’ notice to G&M.  Please see the section titled “Rights of Dissenting Stockholders of G&M” at page 29 below and Appendix B of the proxy statement/prospectus for specific information concerning dissenters’ rights.

Number of Dissenting G&M Stockholders

As stated under “Conditions to the Merger” at page 26 below, neither ECPN nor G&M is obligated to finalize the Merger if either of their respective Board of Directors find the number of shares of G&M capital stock exercising their dissenters’ rights to be unacceptable.

Accounting Treatment of the Merger

Existing GAAP requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the acquirer and the acquiree for accounting purposes. In a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally considered the acquirer, but there are other factors that must also be considered. ECPN management considered these other factors and determined that ECPN will be considered the acquirer of G&M for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from G&M based on their fair values as of the date of the completion of the transaction, with any excess allocated to goodwill. Reports of financial condition and results of operations of G&M issued after completion of the Merger will reflect ECPN’s balances and results after completion of the Merger, but will not be restated retroactively to reflect the historical financial position or results of operations of ECPN. Following the completion of the Merger, the earnings of the combined company will reflect acquisition accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation will be recognized.

In accordance with existing GAAP, goodwill and indefinite-lived intangible assets resulting from the purchase business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). If ECPN’s management determines that the value of goodwill and indefinite-lived intangible assets have become impaired, the combined company will incur an impairment loss during the fiscal quarter in which the determination is made.

Material Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to holders of G&M capital stock and represents the opinion of Michael K. Hair, P.C., counsel to ECPN. This discussion is based on the Internal Revenue Code, applicable U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial authorities, each as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. In addition, this discussion does not address any state, local or foreign tax consequences of the Merger.

This discussion addresses only G&M stockholders who hold G&M capital stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a particular G&M stockholder in light of that stockholder’s individual circumstances or to a G&M stockholder who is subject to special treatment under U.S. federal income tax law, including, without limitation:

•	a bank, insurance company or other financial institution;
•	a tax-exempt organization;
•	a mutual fund;
•	a holder that, for U.S. federal income tax purposes, is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code;
•	a U.S. expatriate;
•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes or an investor in such partnership;
•	a dealer in securities;
•	a holder who has a functional currency other than the United States dollar;
•	a holder liable for the alternative minimum tax;
•	a trader in securities who elects to apply a mark-to-market method of accounting;
•	a holder who holds G&M capital stock as part of a hedge, straddle, constructive sale or conversion transaction; and
•	a holder who acquired G&M capital stock pursuant to the exercise of employee stock options or otherwise as compensation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds G&M capital stock, the tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of that partnership. A partner in a partnership holding G&M capital stock should consult its tax advisor regarding the tax consequences of the Merger.

G&M stockholders should consult their tax advisors as to the specific tax consequences to them of the Merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

In the opinion of Michael K. Hair, P.C., counsel to ECPN, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) G&M and ECPN will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the completion of the Merger that G&M and ECPN each receive a written opinion from ECPN’s counsel, Michael K. Hair, P.C., dated as of the date of completion of the Merger, to the same effect.

The opinions described above have been (or will be) based on representations provided by ECPN and G&M delivered (or to be delivered at the time of closing) and on customary assumptions. If any such representation or assumption is inaccurate, the tax consequences of the Merger to holders of G&M capital stock could differ materially from those described below. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the Merger, and an opinion of counsel is not binding on the IRS or any court. Accordingly, there can be no complete assurances that the IRS or a court would not disagree with or challenge any of the conclusions described herein.

Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences of the Merger to holders of G&M capital stock are, in general, as follows:

•	a holder of G&M capital stock will not recognize gain or loss upon receipt solely of ECPN common stock in exchange for G&M capital stock;
•	a holder will have an aggregate tax basis in the shares of ECPN common stock received in the Merger equal to the aggregate tax basis of the G&M capital stock surrendered; and

•
the holding period of the shares of ECPN common stock received in the Merger will include the holding period of the shares of G&M capital stock surrendered in exchange therefor. If a holder acquired different blocks of G&M capital stock at different times or different prices, such holder’s tax basis and holding periods in its ECPN common stock received in the Merger may be determined separately with reference to each block of G&M capital stock exchanged therefor.

IMPORTANT DISCLAIMER REGARDING TAX ADVICE UNDER TREASURY CIRCULAR 230:  The tax advice set forth in this proxy statement/prospectus was written in order to assist G&M stockholders in evaluating the merger of MergerCo with and into G&M on the terms set forth in the Merger Agreement.  The tax advice set forth in this proxy statement/prospectus is intended only as a general guide to the intended tax consequences of the Merger and related transactions. The tax advice set forth in this proxy statement/prospectus is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer.   Each G&M stockholder should seek tax advice based on such stockholder’s particular circumstances from an independent tax advisor.  Prior to the Merger, G&M intends to obtain a formal written opinion as to the intended tax consequences to G&M and its stockholders as a result of the Merger.

THE MERGER AGREEMENT

The following summary describes certain material terms of the Merger Agreement.  The provisions of the Merger Agreement are complicated and not easily summarized.  This summary may not contain all of the information about the Merger Agreement that is important to you.  The Merger Agreement is attached to this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety for a more complete understanding of the Merger Agreement.

Structure of the Merger

Pursuant to the Merger Agreement, MergerCo will merge with and into G&M on the effective date of the Merger, such that MergerCo will cease to exist and G&M will continue as the surviving corporation and a wholly owned subsidiary of ECPN.

Completion and Effectiveness of the Merger

We will complete the Merger when all of the conditions to completion of the Merger, as described in the section entitled “Conditions to the Merger” at page 26 below and in more detail in the Merger Agreement, are satisfied or waived by the respective parties.  The Merger will become effective upon the filing of a certificate of merger with the Nevada Secretary of State.  If all other conditions to the Merger are satisfied or waived, it is anticipated that the Merger will be effective as soon as practicable after ______________, 2010.

Conversion of G&M Shares

In connection with the Merger, all outstanding shares of G&M capital stock will be converted into the right to receive an aggregate of _________ (approximately 148,065,000) shares of ECPN common stock.  Based upon ECPN’s currently outstanding shares of capital stock, on a fully diluted basis and assuming that ECPN does not issue any additional shares of ECPN common stock or additional warrants or options, the stockholders of G&M will hold approximately 60.7% of ECPN’s outstanding capital stock immediately after the Effective Time of the Merger.

As of the date of this proxy statement/prospectus, with the number of outstanding ECPN common stock shares at 95,790,069,  the number of outstanding ECPN warrants and options at 3,416,667, and the number of outstanding G&M capital stock shares and warrants at 105,210,869, the exchange rate after the Merger will be _________ (approximately 1.4073) shares, as rounded to the nearest six (6) decimal places,of ECPN common stock for each 1.0 shares of G&M capital stock.

G&M stockholders will not receive fractional shares of ECPN common stock, but instead will receive one whole share for a fractional share, after all of his G&M shares are combined and converted into the ECPN common stock shares.

Delivery of G&M Stock Certificates

The Merger Agreement provides that, after the effectiveness of the Merger, the G&M stockholders must deliver their G&M stock certificates to the ECPN stock transfer agent in order to receive their ECPN common stock shares from the Merger.  G&M stockholders will be sent a letter of transmittal upon completion of the Merger with instructions for surrendering the G&M capital stock certificate(s).  PLEASE DO NOT SEND YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THE TRANSMITTAL LETTER.

In the event a G&M stock certificate has been lost, stolen or destroyed (the “Lost Shares”), ECPN shall issue the ECPN common stock shares into which the Lost Shares would be converted in the Merger, but ECPN’s stock transfer agent will require that the G&M stockholder deliver an indemnity bond for the Lost Shares.  ECPN’s stock transfer agent has advised that the current cost of the indemnity bond for lost G&M stock certificates is equal to two percent (2%) of the value of the number of the lost G&M stock shares.

In the event one or more G&M stockholders have not surrendered their G&M stock certificates to the ECPN stock transfer agent for conversion into the ECPN common shares eighteen (18) months after the effective date of the Merger, the transfer agent will issue these remaining ECPN common stock shares to all of the G&M stockholders who did properly surrender their G&M stock certificates, on a pro-rata basis of such properly surrendered G&M stock certificates.

Board of Directors and Management

ECPN’s Board of Directors will remain the same after the effectiveness of the Merger.  The Merger Agreement also provides that from and after the Effective Time, the directors and officers of G&M shall be the persons who were directors and officers of MergerCo immediately prior to the Effective Time of the Merger, Charles C. Mottley and Stephen J. Antol.  Thereafter, the directors and officers of G&M will hold office until their respective successors are duly elected and shall have qualified, or until such persons resign or are otherwise removed in accordance with applicable law and MergerCo’s charter documents.

Articles of Incorporation and Bylaws of Post-Merger Company

The Articles of Incorporation and Bylaws of MergerCo as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of G&M, as the surviving corporation.

Representations and Warranties of the Parties

Pursuant to the Merger Agreement, G&M and ECPN made certain customary representations and warranties relating to the following matters, among others:

▪	Corporate organization and similar corporate matters;
▪	Capital structure;
▪	Authorization of the Merger Agreement and related documents and the absence of conflicts;
▪	Consents and regulatory approvals required to effect the acquisition;
▪	Financial statements and the absence of undisclosed liabilities;
▪	Legal proceedings;
▪	Taxes;
▪	Employee benefit plan matters;
▪	Compliance with applicable laws and reporting requirements;
▪	Environmental matters;
▪	Intellectual property;
▪	Absence of certain changes or events;
▪	Board approval;
▪	With respect to G&M, the stockholder vote required to approve the Merger Agreement;
▪	Transactions with affiliates;
▪	The absence of any brokers or finders; and
▪	Insurance.

In addition, G&M and ECPN made representations and warranties regarding ECL  in the Merger Agreement.  However, the representations and warranties of each party  concerning ECL is limited to their “knowledge,” which in the Merger Agreement is defined as the officer, director or other management personnel of such party being “actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter.” The representations and warranties related to ECL, were customary representations and warranties related to the following matters, among others:

▪	Corporate organization and similar corporate matters (made by G&M only);
▪	Capital structure (made by G&M only);
▪	The absence of conflicts;
▪	Financial statements and the absence of undisclosed liabilities (made by G&M only);
▪	Legal proceedings;
▪	Taxes (made by G&M only);
▪	Compliance with applicable laws and reporting requirements;
▪	Environmental matters;
▪	Intellectual property;
▪	Employee benefit plans;
▪	The absence of certain changes or events; and
▪	Full disclosure in the Merger Agreement.

Conduct of the Business

The parties agreed that, unless the other party shall have agreed in advance in writing, each party would not:

▪	Amend it corporate documents;
▪	Affect its capital structure through a split, combination, or reclassification;
▪	Issue, declare, or set aside any dividends or distributions;
▪	Default on any material debts, commitments, or contracts;
▪	Conduct its business outside of the scope of its ordinary course of business;
▪	Engage in certain business transactions;
▪	Issue or sell any warrants, options, or other privileges to acquire any of its capital stock;
▪	Participate in any merger, exchange, or acquisition of any other business entity; and
▪	Undertake any material changes to the party’s tax status.

In addition, G&M agreed that it would not sell, transfer, mortgage, or otherwise encumber any of its assets or any assets of its subsidiaries other than in the ordinary course of business and in a manner not exceed $10,000.

Conduct of G&M’s Business Pending the Merger.

Until completion of the merger, G&M will be monitoring and assisting in the development of the recovery process at the El Capitan property.

Termination

The Merger Agreement may be terminated (i) by the mutual consent of G&M and ECPN, or (ii) by either party, if the other party breaches a representation or warranty or fails to perform a condition to the Merger, and such breach or failure is incapable of being cured.

Conditions to the Merger

Completion of the Merger is subject to the satisfaction of certain conditions set forth in the Merger Agreement, or the waiver of such conditions by the party entitled to do so, at or before the Effective Time of the acquisition. Each of the party’s obligations to consummate the acquisition under the Merger Agreement is subject to the following conditions:

▪	There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the Merger;
▪	Holders of a majority of the outstanding G&M common stock must have approved the Merger Agreement;
▪
The registration statement of ECPN of which this proxy statement/prospectus is a part must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

▪
No order, injunction, decree or other legal restraint or prohibition that prevents the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall be in effect nor should such action be threatened;

▪
No order, injunction, decree or other legal restraint or prohibition that seeks to invalidate or render unenforceable any material provision of the Merger Agreement shall be in effect nor should such action be threatened; and

▪
All regulatory approvals by any governmental authority required to consummate the Merger  must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any term, condition or restriction which either party reasonably determines in good faith would materially and adversely affect the economic or business benefits of the acquisition to such party as to render inadvisable, in its reasonable good faith judgment, the consummation of the acquisition.

In addition to the foregoing conditions, the obligation of G&M to consummate the acquisition under the Merger Agreement is subject to the following conditions, which may be waived by G&M:

▪
The representations and warranties of ECPN and MergerCo in the Merger Agreement must be true and correct in all material aspects, or true and correct in all respects if containing a materiality qualification, as of the date of the Merger Agreement and of the closing date, except for representations and warranties made as of a specific date;

▪	G&M shall have received certificates from specified officers of ECPN and MergerCo with respect to fulfillment of the conditions set forth in the Merger Agreement;
▪	G&M shall have received specified corporate documents and certificates from ECPN and MergerCo;
▪
ECPN and MergerCo must have obtained all consents and approvals necessary to consummate the transactions contemplated by the Merger Agreement, in order that the transactions contemplated therein would not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of ECPN’s or MergerCo’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting ECPN or any license, franchise or permit of or affecting ECPN;

▪	ECPN must not have had any material changes to its business or its warranties and representations within the Merger Agreement;
▪	The G&M Board of Directors shall reasonably determine that the number of G&M capital stock shares dissenting from the Merger and seeking rights of appraisal is not unacceptable; and
▪	G&M must have received an executed Articles of Merger from ECPN.

In addition to the foregoing conditions, the obligation of ECPN to consummate the acquisition under the Merger Agreement is subject to the following conditions, which may be waived by ECPN:

▪
The representations and warranties of G&M in the Merger Agreement must be true and correct in all material aspects, or true and correct in all respects if containing a materiality qualification, as of the date of the Merger Agreement and of the closing date, except for representations and warranties made as of a specific date;

▪	G&M must have performed all obligations and complied with each covenant required to be performed and complied with under the Merger Agreement at or prior to the closing date;
▪	ECPN shall have received a certificate from specified officers of G&M with respect to fulfillment of the conditions set forth in the Merger Agreement;
▪	ECPN shall have received specified corporate documents and certificates from G&M;

▪
G&M must have obtained all consents and approvals necessary to consummate the transactions contemplated by the Merger Agreement, in order that the transactions contemplated therein would not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of G&M’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting G&M or any license, franchise or permit of or affecting G&M;

▪
ECPN must have received the G&M financial statements and the consent of G&M’s auditor to the inclusion of the G&M financial statements into ECPN’s applicable filings with the Securities and Exchange Commission;

▪	G&M must have completed all such filings with the Securities and Exchange Commission for all current or historical periods not previously made and required in the judgment of ECPN;
▪	G&M must not have had any material changes to its business or its warranties and representations within the Merger Agreement;
▪	The ECPN Board of Directors shall reasonably determine that the number of G&M capital stock shares dissenting from the Merger and seeking rights of appraisal is not unacceptable;
▪	ECPN must have received an executed copy of the Articles of Merger from G&M.

RIGHTS OF DISSENTING STOCKHOLDERS OF G&M

On the Effective Date of the Merger, the holders of shares of G&M capital stock will have certain rights pursuant to the provisions of NRS Sections 92A.300 through 92A.500 to demand payment in cash of the fair value of their shares.  Any such judicial determination of the fair value of the shares could be based upon factors other than the value of the shares of ECPN common stock to be exchanged in the Merger. The value so determined could be more or less than the price per share of ECPN common stock to be exchanged in the Merger.  Under the Merger Agreement, a condition to the consummation of the Merger is that the Board of Directors of both ECPN and G&M shall reasonably determine that the number of G&M capital stock shares dissenting from the Merger and seeking rights of appraisal is not unacceptable.

NRS Sections 92A.300 through 92A.500 are reprinted in their entirety as Appendix B to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Appendix B. This discussion and Appendix B should be reviewed carefully by any holder who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of dissenters’ rights.

Pursuant to NRS Sections 92A.300 through 92A.500, any G&M stockholder on the record date: (i) who properly  and timely delivers to G&M a written demand of payment for shares; (ii) who has not consented to the Merger as provided herein; (iii) who certifies that he, or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice; (iv) who deposits certificates in accordance with the terms of the dissenters’ notice; and (v) who otherwise complies with the requirements of NRS Sections 92A.300 through 92A.500 shall be entitled to payment from G&M, as enforced by the applicable Nevada district court.

Under NRS Section 92A.410, where a corporate action, such as a merger, creating dissenters’ rights is taken by the vote of the stockholders, as is the case in the Merger, the corporation shall notify in the Notice of Stockholders Meeting  to all stockholders entitled to vote at the meeting that they may assert dissenters’ rights to the Merger.  This proxy statement/prospectus shall constitute such notice to the stockholders of record.

Stockholders who wish to exercise their dissenters’ rights must not vote “FOR” the Merger and must deliver a separate written notice demanding payment to us on or before _______, 2010, the date of the Special Stockholders Meeting.  Stockholders who do not wish to exercise their dissenters’ rights may vote “FOR” the Merger by submitting your proxy (i) via the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials, or (ii) return their signed proxy card to G&M’s stock transfer agent, OTR, Inc., 1001 SW 5th Avenue, Suite 1550, Portland, Oregon 97204-1143, or (iii) do nothing and wait until the expiration of dissenters’ rights on ________, 2010.

A demand for payment must be executed by or on behalf of the holder of record and must reasonably inform G&M of the identity of the holder of record and that such holder of record intends thereby to demand payment of the shares of G&M capital stock.  A person having a beneficial interest in shares of G&M capital stock that is held of record in the name of another person, such as a fiduciary or other nominee, must act promptly to cause the holder of record to follow the steps summarized herein properly and in a timely manner to perfect whatever dissenters’ rights are available.  If the shares are owned of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the holder of record.  If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for payment for a holder of record; however, the agent must identify the holder of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder of record.  A holder of record, such as a fiduciary or other nominee, who holds shares as a nominee for others, may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner.  In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

The written demand for payment should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is thereby demanding payment for his or her shares.  Within ten (10) days after the Effective Time of the Merger, G&M shall notify each stockholder who has complied with NRS Sections 92A.300 through 92A.500,  and who has not consented to the Merger, of the date the Merger became effective.  Any holder who fails to comply fully with the statutory procedure set forth in NRS Sections 92A.300 through 92A.500 will forfeit his or her rights of dissent.

ANY STOCKHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE TRANSACTION OR THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF APPENDIX B (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS’ RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH STOCKHOLDER’S LEGAL COUNSEL.  A STOCKHOLDER WHO DOES NOT SATISFY THE REQUIREMENTS OF NRS SECTIONS 92A.300 THROUGH 92A.500  IS NOT ENTITLED TO DISSENT AND OBTAIN PAYMENT FOR HIS OR HER SHARES.

COMPARISON OF RIGHTS OF G&M STOCKHOLDERS

G&M and ECPN are both incorporated under Nevada law.  Therefore, any differences in the rights of G&M stockholders and ECPN stockholders arise primarily from differences in their respective Articles of Incorporation and Bylaws.  Upon completion of the Merger, the former G&M stockholders will become stockholders of ECPN, and their rights will be determined by reference to the ECPN Articles of Incorporation and Bylaws.

The following table compares the material differences between the current rights of G&M stockholders under the G&M Articles of Incorporation and Bylaws and the current rights of ECPN stockholders under the ECPN Articles of Incorporation and Bylaws.

	G&M Stockholder Rights	ECPN Stockholder Rights

Authorized Capital	The authorized capital stock of G&M is 400,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.	The authorized capital stock of ECPN is 300,000,000 shares of common stock, $0.001 par value and 5,000,000 shares of preferred stock, $0.001 par value.
Special Meeting of Stockholders
Special meetings of the stockholders of G&M may be called by the Board of Directors or by the chairman of the board or by the president.  A special meeting of the stockholders of G&M may also be called by the president or secretary at the request in writing of stockholders owning not less than a majority of all shares entitled to vote at the proposed meeting.

Special meetings of the stockholders of ECPN may be called by the chairman of the board.  A special meeting of the stockholders of ECPN may also be called by the chief executive officer upon the written request of two members of the Board of Directors or of stockholders of ECPN owning not less than 50% of the outstanding voting shares of ECPN.

Proxies	A proxy relating to G&M capital stock is valid for eleven (11) months after the date of its execution unless otherwise provided in the proxy.
A proxy relating to ECPN common stock is valid for six (6) months after the date of its execution unless otherwise provided in the proxy, but in no event shall the proxy be valid for more than seven (7) years.

Removal of Directors	A vote of the majority of the shares of G&M stock may remove a director or the entire G&M Board of Directors.	A vote of not less than two-thirds (2/3) of the shares of ECPN common stock may remove a director or the entire ECPN Board of Directors.

MATERIAL CONTRACTS BETWEEN
ECPN AND G&M

ECPN Property

The pre-existing relationship between ECPN and G&M arises from the exploration of the El Capitan property and the operation of ECL.  In 2002, ECPN and G&M entered into an Asset Purchase Agreement whereby ECPN agreed to purchase 40% of ECL’s interest in an ore purchase agreement.  In 2003, ECPN and G&M agreed to amend the terms of the Asset Purchase Agreement so that ECPN would own 40% of ECL’s equity, with G&M as the owner of the remaining 60%.  ECPN and G&M agreed that G&M would control ECL and the development of the El Capitan property until September 30, 2004 and thereafter ECPN would control ECL and the mine’s development.  Since October 1, 2004, ECPN has assumed day-to-day control of ECL’s operations.  Please refer to “Description of ECPN’s Property – El Capitan Property” on page 38 below for more information.

Operations of El Capitan, Ltd.

From October 1, 2004 to August 1, 2010, ECPN has assumed day-to-day control of ECL’s operations and G&M and ECPN have shared the responsibility for payment of ECL’s operations.  G&M was responsible for 60% of ECL’s operational costs and ECPN was responsible for the remaining 40%.  For the period October 1, 2004 through June 30, 2010, G&M has reimbursed or advanced $2,703,568 for ECL’s operations and ECPN has made payments of $2,556,201 on behalf of G&M.  On August 1, 2010, ECPN assumed responsibility for all of ECL’s expenses.

Asset Purchase Agreement

On October 18, 2002, ECPN entered into an Asset Purchase Agreement with G&M whereby ECPN purchased a 40% interest in the Ore Purchase Agreement between ECL, and Don Rodolph and Norm Rother.  As stated above, the parties agreed to amend the terms of the Asset Purchase Agreement so that ECPN would own 40% of ECL’s equity.  On March 20, 2003, ECL issued 4,000 shares of ECL common stock to ECPN.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS OF ECPN

The following table sets forth, as of October 15, 2010, certain information regarding beneficial ownership of our common stock according to the information supplied to us, that were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Charles C. Mottley 15225 N. 49th Street Scottsdale, Arizona 85254	4,521,391 (2)	4.7%
John F. Stapleton 15225 N. 49th Street Scottsdale, Arizona 85254	1,950,500 (3)	2.0%
James G. Ricketts 15225 N. 49th Street Scottsdale, Arizona 85254	3,215,036 (4)	3.4%
Stephen J. Antol 15225 N. 49th Street Scottsdale, Arizona 85254	1,615,914 (5)	1.7%
All Officers and Directors as a Group (4 Persons)	11,302,841	11.7%
_______________
(1)
Applicable percentage of ownership is based on 95,790,069 shares of common stock outstanding as of October 15, 2010, together with securities exercisable or convertible into shares of common stock within sixty (60) days of October 15, 2010, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of October 15, 2010, are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Mr. Mottley is President, Chief Executive Officer and a Director of ECPN.  Includes (i) vested options to purchase 300,000 shares of common stock at an exercise price of $0.56 per share, and (ii) 10,000 shares of common stock held by spouse.

(3)	Mr. Stapleton is the Chairman of the Board of ECPN.
(4)	Mr. Ricketts is Secretary and a Director of ECPN. Includes vested options to purchase 200,000 shares of common stock at an exercise price of $0.56 per share.
(5)
Mr. Antol is the Chief Financial Officer of ECPN.  Includes vested options to purchase (i) 150,000 shares of common stock at an exercise price of $0.56 per share, and (ii) 125,000 shares of common stock held by spouse.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS OF G&M

The following table sets forth, as of October 15, 2010, certain information regarding beneficial ownership of the issued and outstanding capital stock of G&M which, according to the information available to ECPN, were beneficially owned by (i) each person who is currently a director of G&M and/or ECPN, (ii) each executive officer of G&M and/or ECPN, (iii) all current directors and executive officers of G&M as a group, (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding capital stock, and (v) all current directors and executive officers of G&M and ECPN as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)(2)

Common Stock	Charles C. Mottley 15225 N. 49th Street Scottsdale, Arizona 85254	8,288,332 (3)	8.1%
Common Stock	Larry L. Lozensky P.O. Box 5148 Scottsdale, Arizona 85261-5148	723,000 (4)	*
Common Stock	Stephen J. Antol 15225 N. 49th Street Scottsdale, Arizona 85254	3,314,995 (5)	3.3%
Common Stock	All Officers and Directors as a Group (3 Persons)	12,326,327	12.0%
Common Stock	John F. Stapleton 15225 N. 49th Street Scottsdale, Arizona 85254	1,500,000 (6)	1.5%
Common Stock	James G. Ricketts 15225 N. 49th Street Scottsdale, Arizona 85254	6,900,500 (7)	6.8%
Common Stock	All Officers and Directors of G&M and ECPN as a Group (5 Persons)	20,726,827	20.0%
_______________
*	Less than 1%.
(1)
Includes 96,225,869 outstanding shares of common stock and 4,985,000 outstanding shares of Series A preferred stock.  The Series A preferred stock is the equivalent of the common stock, as the Series A preferred stock shares are entitled to one vote per share at all G&M stockholder meetings.

(2)
Applicable percentage of ownership is based on 101,210,869 shares of capital stock issued and outstanding as of October 15, 2010, together with securities exercisable or convertible into shares of common stock within sixty (60) days of October 15, 2010, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of October 15, 2010, are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Mr. Mottley is Chairman of the Board of Directors of G&M and the President, Chief Executive Officer and Director of ECPN.  Includes currently exercisable warrants to purchase 500,000 shares of G&M common stock.

(4)	Mr. Lozensky is the President and a Director of G&M. Includes currently exercisable warrants to purchase 500,000 shares of G&M common stock.
(5)	Mr. Antol is the Treasurer and Chief Financial Officer of G&M and the Chief Financial Officer of ECPN. Includes currently exercisable warrants to purchase 500,000 shares of G&M common stock.
(6)	Mr. Stapleton is Chairman of the Board of Directors of ECPN. Includes currently exercisable warrants to purchase 500,000 shares of G&M common stock.
(7)	Mr. Ricketts is the Secretary and a Director of ECPN. Includes currently exercisable warrants to purchase 500,000 shares of G&M common stock.

INFORMATION ABOUT ECPN

Business History

El Capitan Precious Metals, Inc., or “ECPN,” is a precious minerals company based in Scottsdale, Arizona. We are an exploration stage company that has owned interests in several properties located in the southwestern United States in the past. We are principally engaged in the exploration of precious metals and other minerals. Our primary asset is a 40% equity interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds an interest in the El Capitan property located near Capitan, New Mexico. Additionally, our assets include interests in the COD property located near Kingman, Arizona. There is no assurance that a commercially viable mineral deposit exists on any of our properties. Additional exploration will be required before a final evaluation can be made as to the economic and legal feasibility of any particular property. To date, we have not had any revenue producing operations.

ECPN was previously organized as a Nevada corporation on December 20, 2000 under the name DML Services, Inc. (“DML”). DML was in the catering and food service business, operating under the name “Go Espresso.” On March 17, 2003, we sold substantially all of the assets and the operations of the catering and food service business to Michael Flores and Deborah Flores, our executive officers and directors at that time, in exchange for the redemption of 30,120,000 shares of our common stock, par value $.001 and $50,000 in cash. Hereinafter, all references to shares of our common stock shall include adjustments for the 4-for-1 stock split effective November 25, 2002, and the 200% stock dividend effective July 30, 2004.

On March 18, 2003, we acquired all of the issued and outstanding common stock of El Capitan Precious Metals, Inc., a Delaware corporation (“ECPN-Delaware”), in exchange for the issuance to ECPN-Delaware’s stockholders of 39,000,000 shares of our common stock, which constituted approximately 85% of our total shares outstanding immediately following the exchange. ECPN-Delaware constituted the accounting acquirer in the transaction, and the transaction was recorded as a reverse acquisition. Immediately after the transaction Gold and Minerals Company, Inc., a Nevada corporation (“G&M”), became our controlling stockholder holding 30,225,000 shares of our common stock, then constituting 66.1% of our outstanding common stock. On April 11, 2003, we changed our name from DML to “El Capitan Precious Metals, Inc.”

After the transaction with ECPN-Delaware, our primary asset was a 40% equity interest in ECL, which owns the El Capitan property, including certain assets used to explore the property. The El Capitan property at the time of this transaction contained four patented claims and three unpatented claims on approximately 200 acres in the Capitan Mountains in Lincoln County, New Mexico. The remaining 60% equity interest in ECL is held by G&M.

In August 2003, we acquired from G&M certain assets known as the COD property located near Kingman, Arizona. The assets we obtained included thirteen mining claims granted by the United States Bureau of Land Management (the “BLM”), a building and personal property. In consideration for the purchase, we issued 3,600,000 shares of our common stock to G&M, holding a market value at that time of approximately $1,440,000. Because the COD property was acquired from our then controlling stockholder, who had no monetary economic basis in the property, in exchange for our common stock, the transaction was accounted for as a non-monetary exchange and the COD property was recorded at no value on our financial statements.

In May 2004, we executed a joint venture agreement (the “Joint Venture”) with U.S. Canadian Minerals, Inc. (“U.S. Canadian”), a publicly-traded Nevada company, to explore and utilize the COD property, including the recovery of any gold and silver from the tailings of the COD Mine. The Joint Venture is to exist under the name “CanEl” until May 2020, unless terminated earlier pursuant to the terms of the Joint Venture. Under terms of the Joint Venture Agreement, we were required to transfer to U.S. Canadian an 80% interest in the COD mine in exchange for 720,000 restricted shares of U.S. Canadian common stock. Pursuant to a stock split affected by U.S. Canadian, we subsequently held 2,160,000 shares of the U.S. Canadian stock.  On the date of the original transaction, shares of unrestricted freely trading U.S. Canadian common stock traded at $2.85 per share, or, adjusted for the split, at $0.95 per share. At October 28, 2005, 2,160,000 of these shares were utilized as collateral for a $750,000 convertible promissory note issued by ECPN.  On January 20, 2006, these shares also collateralized an additional $550,000 convertible note issued by ECPN to the same note holder. During our fiscal year ended September 30, 2007, the notes were converted in full to ECPN’s common stock. As of October 9, 2007, U.S. Canadian announced a 50-to-1 reverse stock split of its common stock which reduced the number of shares held to 43,200.  On August 29, 2005, we executed a Quit Claim Deed in favor of U.S. Canadian covering all of the mining claims identified in the Joint Venture for purposes of facilitating the management of the claims by U.S. Canadian pursuant to the Joint Venture.

U.S. Canadian faced a SEC imposed temporary trading suspension in October of 2004, which has since expired. Their common stock was also restricted with respect to sale until May 2005. U.S. Canadian’s common stock is currently traded on the Pink Sheets under USCN.PK and closed at $0.99 per share on September 30, 2009. Effective October 1, 2009, U.S. Canadian announced that it had changed its name to Noble Consolidated Industries Corp. and would apply for a new trading symbol.  We also have potentially continuing involvement (as discussed below) related to the COD property. Based on these factors, no gain on the sale was recorded and we ascribed a value of $2,052,000 to the common stock received at September 30, 2004, the value on the date of the transaction, and recorded a deferred gain on the sale of an asset and classified it as a long-term liability.  As at September 30, 2007, we ascribed a zero value to these shares due to market conditions with a corresponding adjustment to the carrying value of the deferred gain liability account.  There was no change to this treatment as at September 30, 2009.

Under the Joint Venture, we were to explore the COD site and contribute the equipment as required. U.S. Canadian was to contribute ninety (90) days operating capital, which provided for three workers, fuel, necessary equipment, and equipment repair and maintenance. The parties also agreed to share the costs and expenses of the property in accordance with their profit participation in the property. Net profits, if any, from the tailings and settlement pond will be split equally among us and U.S. Canadian, and U.S. Canadian shall retain 100% of any other profit. In November 2005, our Board of Directors approved an amendment to the Joint Venture Agreement whereby we will contribute $50,000 for the completion of the geological field study. As consideration for this advance, we will be reimbursed for this advance and any other incurred expenses, and all net proceeds from the sale of the site, after deducting all incurred costs, are to be split equally with U.S. Canadian. Due to the unknown future intentions and financial viability of U.S. Canadian, this field study was not implemented. Accordingly, no exploratory work has been performed as to determine the extent, if any, of potential minerals in the tailings. In early 2009, U.S. Canadian retained the services of geological firm to serve as a consultant to ECPN, specifically to survey the COD property site. On June 2, 2009, U.S. Canadian received a “Report on Preliminary Exploration” from the consultant. On October 21, 2009, U.S. Canadian announced that they had transferred all of their interest in the COD project to an unrelated party.  On January 11, 2010, U.S. Canadian and the unrelated party rescinded the October 21, 2009 transaction and a Quit Claim Deed on the COD property was returned to U.S. Canadian.

In July 2004, we acquired from G&M the Weaver property located near Congress, Arizona. Consideration for this purchase was 3,000,000 shares of our common stock, which had a market value of $400,000 on the closing date. Because the Weaver Mine was acquired from our controlling stockholder at the time in exchange for our common stock, and as G&M had no economic monetary basis in the property, the transaction was accounted for as a non-monetary exchange and the Weaver property was recorded at no value on our financial statements as that was the basis of G&M. The property was sold for $20,000 during our year ended September 30, 2009 to an unrelated party.

On August 8, 2007, we announced that we had agreed to merger terms with G&M.  On February 13, 2008, we entered into an Agreement and Plan of Merger with El Capitan Acquisition Company, our wholly owned Nevada subsidiary, G&M and Mr. Larry L. Lozensky, a stockholder and President of G&M, pursuant to which, at the effective time of the merger, (i) El Capitan Acquisition Company would merge with and into G&M and (ii) G&M would be the surviving company to the merger and our wholly owned subsidiary.  Pursuant to the Merger Agreement, in consideration of 100% of the outstanding shares of capital stock of G&M, the stockholders of G&M would receive an aggregate of 118,965,000 shares of our common stock at the effective time of the merger, subject to a working capital adjustment that would be determined at the closing of the merger. Assuming no working capital adjustment was required, based upon our currently outstanding shares of capital stock on a fully diluted basis (assuming the conversion or exercise of our outstanding derivative securities), the stockholders of G&M would hold approximately 60.7% of our outstanding capital stock immediately after the effective time of the merger (assuming we did not issue any additional shares of common stock or additional derivative securities). The consummation of the merger was subject to a number of conditions, including, without limitation, the satisfaction of due diligence by the parties, G&M’ stockholder approval, completion and effectiveness of a registration statement, and other standard conditions in similar transactions.

On July 23, 2008, we announced that the proposed merger with G&M reached the stage at which we were ready to file a Form S-4 registration statement with the Securities and Exchange Commission. Due to the time consuming nature of the preparation of a Form S-4 and the uncertainty of the timing of the SEC review process, the companies commenced work with counsel to examine alternative structures for the transaction. While alternatives were identified, none held significant promise to be less time consuming or more cost effective for stockholders. Both companies concluded that the Form S-4 registration process would be the optimal path forward, and decided to continue to pursue the original merger structure.  However, both companies agreed to delay the filing of the Form S-4 until sufficient funding could be raised to cover accrued and future merger expenses.  We had originally anticipated that the merger would be complete during fiscal year 2008, however, we experienced numerous unexpected delays in the due diligence process; primarily related to obtaining current audited financial statements and documentation related to historical G&M’ transactions. Preparation of these due diligence documents substantially increased the costs of the process for both parties. The management of both companies agreed that primary use of funds must be dedicated to furthering progress on the metallurgical and permitting tasks associated with the El Capitan property.

On September 16, 2008, we announced that both companies agreed to restart the merger process as G&M had brought its expense obligation current.  Subsequently, G&M’s expense obligation fell into arrears and the merger process was again delayed.  Part of arrearage from G&M perspective and concern was due to the significant increase in administrative costs of ECPN beginning in September 2008, and the continued decline of the market price of ECPN’s common stock.

On April 21, 2009, the four Board members, Kenneth P. Pavlich, R. William Wilson, Dr. Donald W. Gentry and Marvin K. Kaiser, appointed James G. Ricketts and John F. Stapleton to ECPN’s Board of Directors. Subsequent to these appointments, Messrs. Pavlich, Wilson, Gentry and Kaiser informed the Board of their resignations as directors of ECPN effective April 21, 2009.  Charles C. Mottley was appointed to the Board of Directors and as President and Chief Executive Officer on April 29, 2009.

On April 30, 2009, the Board of Directors of ECPN terminated the services of the Chief Executive Officer and the Chief Financial Officer. On this same date, the Directors appointed a new Chief Executive Officer and new Chief Financial Officer, both of whom were officers of ECPN previously.

On September 18, 2009, G&M gave a Notice of Termination to ECPN referencing the Agreement and Plan of Merger, dated February 12, 2008, between the companies. The election to terminate was made pursuant to subparagraph (d) of Paragraph 10.1 of Article X of the Agreement, which provided for either party to terminate the Agreement if the merger was not consummated by May 1, 2009.

ECPN’s Business

We are an exploration stage company that has owned interests in several properties located in the southwestern United States in the past. We are principally engaged in the exploration of precious metals and other minerals. At this time, we are not engaged in any revenue producing operations.

We are concentrating on the exploration of the El Capitan property. After completing further testing to determine the existence and concentration of commercially extractable precious metals or other minerals at this property site, and if the results of such testing are positive, we anticipate formalizing plans for the development of the asset by either selling to or joint venturing with a producing mining company.

Description of ECPN’s Property

El Capitan Property

The El Capitan property originally consisted of approximately 200 acres of mineral lands bounded by the Lincoln National Forest in Lincoln County, New Mexico. The property is situated in the Capitan Mountains, near the city of Capitan, in southwest New Mexico. The main site can be reached by going north from Capitan on State Road 246 for 5.5 miles, turning right onto an improved private road and proceeding for about 0.7 miles.

The El Capitan property is owned by El Capitan, Ltd., an Arizona corporation (“ECL”). In 2002, in consideration of $100,000 and 77.5% of our issued and outstanding shares (at which time we were a Delaware corporation), we acquired a 40% equity interest in ECL from G&M, which holds the other 60% equity interest.   The property consists of four patented and nine BLM lode claims; a mineral deposit is covered by these claims. The lode claims known as Mineral Survey Numbers 1440, 1441, 1442 and 1443 were each located in 1902 and patented in 1911. During October and November 2005, we staked and claimed on property surrounding the ECPN site located in Lincoln County, New Mexico. This increased the total claimed area to approximately 10,000 acres in November 2005. The additional staking and claiming around our original site was done upon recommendations from our consulting geologist to ensure protection of ECL’s interests. In August 2006, we reduced the number of claims to approximately 7,400 acres and in August 2009, we reduced the number of claims to approximately 3,000 acres based upon continuing geological work and recommendations by our consulting geologist.

On January 1, 2006, ECL finalized the purchase of the four patented mining claims on the property, which constitute approximately 77.5 acres in the aggregate. In consideration for the claims, ECL transferred to the selling parties 2,100,000 shares of our common stock owned by G&M.  Pursuant to an agreement between ECL and Thelma Bouldin, DMR Resources, Mike Dunn, Kingfisher Resources, Inc., M.A.R.S. Inc., Stephanie Malone, Don Rodolph, Mike Rodolph, Norbert Rother and Steven Rother, all of whom were selling parties, the stock was valued at an aggregate of $1,722,000, or $0.82 per share, the market value of our stock on November 11, 2005. Pursuant to an arrangement with G&M, as of October 1, 2004 we were obligated to pay 40% of the expenses of ECL (in proportion with our equity ownership interest of ECL), and thus were obligated to pay G&M $688,800 for the purchase of the patented mining claims by ECL. This arrangement also provided that, as of October 1, 2004, we had primary responsibility for the management of the development of the El Capitan property.  During the first quarter of fiscal year 2006, we offset our portion of the purchase price against existing obligations of G&M to us in the aggregate amount of $612,416 relating to past expenditures relating to ECL that were paid by us.

The main El Capitan deposit is exposed in an open-pit and outcrops within a nearly circular 1,300 foot diameter area, with smaller bodies stretching eastward for a distance of up to 7,000 feet. The El Capitan property includes two magnetite-dominant bodies. The upper magnetite zone lies below a limestone cap that is a few tens of feet thick, and that is bleached and fractured with hematite-calcite fracture filling. Hematite is an iron oxide mineral, and calcite is a calcium carbonate mineral. Below the limestone cap, there is a mineral deposit which consists mainly of calc-silicate minerals, or minerals which have various ratios of calcium, silicon and oxygen. Beneath the calc-silicate deposit is granite rock. The El Capitan property has an abundance of hematite, which occurs with calcite in later stage fracture fillings, breccias (rock composed of sharp-angled fragments), and stockworks (multi-directional fractured rock containing veinlets of hydrothermally introduced materials).

To our knowledge, prior to its acquisition by ECL, the property was last active in 1988. The property was previously drilled as an iron (Fe) resource by the U.S. Bureau of Mines in 1944 and 1948. From 1961 to 1988, to our knowledge, an estimated 250,000 tons of iron ore were produced on the property. Prior to December 2004, there had not been any significant exploration completed on the property. There had only been shallow drilling of the upper magnetite horizon, which was completed by the U.S. Bureau of Mines in 1944 and 1948, and additionally performed by ECL in 2002. Additionally, there was geologic mapping of the property at a scale of 1:3,600 by Kelley in 1952.  ECPN has made its annual maintenance filings and payment of an annual maintenance fee to the BLM for the claims ($140 per year) and of bulk fuel and water well permits on the El Capitan site. Upon payment of a reclamation bond of $15,000 to cover anticipate costs associated with reclamation of the property, ECL received from the BLM a Minimal Impact Existing Mining Operation Permit enabling it to proceed with its exploratory programs.  On March 30, 2007, the New Mexico Energy, Minerals and Natural Resources Department issued a Cessation Order due to un-permitted exploration activities.  On September 17, 2007, the New Mexico Energy, Minerals and Natural Resources Department issued their Completion of Abatement Steps for Cessation Order confirming that the abatement steps required under the original order had been completed.  On October 3, 2008, the New Mexico Energy, Minerals and Natural Resources Department issued their Termination Report and Confirmation of Completion of Work for Reclamation Activities confirming that the reclamation activities required under the original order had been completed.

 In July 2007, a new plan of operation was submitted to the United States Forest Service.  This plan, if approved, will encompass an exploration of approximately 2,000 acres.  The approval process allows for public review.

Potential mineralization has been defined as two separate types: (i) magnetite iron, and (ii) hematite-calcite mineralized skarn and limestone, which may contain precious metals. By using core holes located at strategic points throughout the property, we have been able to develop subsurface information and define the mineralization. To date, there have been no proven commercial precious metals reserves on the ECPN property site. To establish “reserves” (as defined under Industry Guide 7 issued by the SEC), we will be required to establish that the property is commercially viable; to establish commercial viability, we will be required to complete significant additional exploration and testing, including more extensive drilling, obtain positive engineering results and complete an economic feasibility study on the property. We have not completed a feasibility study on the property, and thus cannot identify the economic significance of the property, if any, at this time.

Over the years, samples taken on the property, including samples taken by ECL, have given low-grade precious metal results when using standard fire assay methods.  Through August 2006, due to the unique nature of the mineralization of the El Capitan property, we have at times utilized testing and assaying methods that may be uncommon, including the use of alkali fusion assays, a more aggressive form of assay which completely converts the sample into a water soluble salt.

In January 2005, ECL completed a preliminary 32-sample surface sampling and assay program on the property to determine the property’s gold and platinum potential.  This preliminary sampling was completed by Dr. Clyde L. Smith, Ph.D.  This preliminary sampling and assay program was followed by three stages of diamond drilling and rotary drilling, totaling 45 holes between April 2005 and September 2006.

In 2007, ECPN engaged Dr. Clyde L. Smith, Ph.D., to prepare a report which would “...provide an explanation of the work conducted on the El Capitan Gold-Platinum Project ... and to summarize the results of the geologic investigations ...”  In this report dated April 16, 2007, Dr. Smith states, “This resource [the El Capitan property] qualifies as a ‘measured resource’ based upon the Canadian National Instrument 43-101 guidelines.  Preliminary hydrometallurgical extraction results indicate potentially acceptable levels of recovery of both gold and platinum.”  Dr. Smith’s report is included as Appendix H to this proxy statement/prospectus.

We have continued to retain the services of Dr. Smith to manage the exploration of the property. Dr. Smith is a Consulting Geologist with over 30 years of experience in the mining industry. Dr. Smith holds a B.A. from Carleton College, a M.Sc. from the University of British Columbia, and a Ph.D. from the University of Idaho. Dr. Smith also served as a member of the Industrial Associates of the School of Earth Sciences at Stanford University for several years. ECL has also retained the services of a Ph.D. chemist to compile the prior and ongoing metallurgical and geological information for incorporation into a formal presentation for the purpose of the future marketing the property

Because caustic fusion is not a typical precious metal industry assay technique, we retained a small metallurgical R&D lab in August 2006 to assess the potential for a modified fire assay technique that is more appropriate for the material from the El Capitan deposit. Throughout 2007, investigations into the potential use of various industry-standard fire assay techniques to estimate the metal content of the El Capitan mineral samples were conducted.  Such standard fire assay techniques produced limited improved results, and beginning in early 2008, we began investigations into other assay techniques, including leaching, acid dissolution, and the addition of various precious metal collecting agents during the assay process.  As of December 2009, we had analyses ongoing at both commercial laboratories and small, R&D-oriented facilities.

In March 2010, ECPN contracted with Planet Resource Recovery, Inc. (“PRR”), on a joint venture basis, for them to recover precious metals from concentrates made from El Capitan property head ore.  PRR was going to build a separate plant for this El Capitan recovery process. At this time we are attempting to determine if this project is viable.

In May 2010, PRR performed 110 assays which yielded an average of 0.355 ounces of gold equivalent.  These results are consistent with the yields of assays performed by ECPN consultants.

Also in March 2010, ECPN started a separate project using seven experienced mining chemists and metallurgists to develop an assay process and a commercial mining recovery process for the ore from the El Capitan property. This team initially focused on four different recovery processes. By September 8, 2010, this team had developed processes which yielded “metal in hand” assays, which indicates the El Capitan ore could be of commercial grade, if the recovery cost is not prohibitive.

On September 21, 2010, ECPN announced that its team of chemists and metallurgists had developed a gold recovery process which uses “lead collection with silver inquarting.” This process was used by Copper State Analytical Lab (“CSAL”) to produce a certified report on metal recovered from 3,000 tons of El Capitan head ore.  This report by CSAL states a value of 0.421 ounces of gold per ton of ore to be recovered from the El Capitan head ore.  CSAL will continue to determine what values, if any, are yielded from this ore for the silver and platinum group metals.

On November 3, 2010, ECPN announced that Arrakis, Inc. had been engaged to analyze the 230 core samples from the drilling program on the El Capitan property to provide confirmation of the values and methods of recovery of the precious metal in the samples, as well as determine the cost of recovery of the metal. Previously, in conjunction with the rest of the ECPN metallurgical team, Arrakis, Inc. had demonstrated an ability to analyze and recover the platinum group metals from the El Capitan property head ore. If the cost of precious metal recovery is not prohibitive in comparison to the price of the precious metals present at the El Capitan property, ECPN believes it can contract with an investment banking firm to sell the El Capitan property in the future.

ECL has entered into agreements with various contractors to complete exploration projects on the property. Each of the respective contractors utilizes its own equipment to complete such exploration and testing.

COD Property

The COD property is an underground property located in the Cerbat mountains in Mohave County, Arizona, approximately 11 miles north, northwest of Kingman, Arizona. The Cerbat mountains consist mainly of pre-Cambrian metamorphic rock which is intruded by granite, overlain by younger Tertiary-era volcanic rock. The property can be reached by taking Interstate 40 north out of Kingman to the Stockton Hill Road exit. After going approximately five (5) miles north on Stockton Hill Road, there is a subdivision road extending west. Following the subdivision road to the second southern extension road, the visitor will see road signs showing the directions to the property from that point.

The property contains 13 claims granted by the BLM. This property has previously been mined through two underground shafts leading to seven levels, most recently in the mid 1980’s. The COD property was originally mined in 1878.

Pursuant to a joint venture agreement with U.S. Canadian Minerals, Inc. (“U.S. Canadian”) entered into in May 2004, we transferred an 80% interest in the COD property to U.S. Canadian. Pursuant to the agreement, we plan to explore the property to determine the feasibility of recovering gold and silver from the tailings of the COD site.  We were to receive 50% of the profits from the gold and silver tailings, if any. We were required to contribute the equipment necessary for such exploratory operations. U.S. Canadian agreed to contribute ninety (90) days operating capital to provide for at least three workers, fuel, necessary equipment, and equipment repair and maintenance. After the 90-day period, the parties were to split the costs and expenses related to the operation of the mine in accordance with their profit participation in the COD property. To date, we have spent approximately $2,500 on this project.  On August 29, 2005, we executed a Quit Claim Deed in favor of U.S. Canadian covering all of the mining claims identified in the joint venture for purposes of facilitating the management of the claims by U.S. Canadian pursuant to the joint venture. There has been no activity by us at this property in the year ended September 30, 2009. We were advised by U.S. Canadian on October 21, 2009, that they had transferred all of their interest in the COD project to an unrelated party.  On January 11, 2010, U.S. Canadian and the unrelated party rescinded the October 21, 2009 transaction and a Quit Claim Deed on the COD property was returned to U.S. Canadian.  Currently we are attempting to determine if this joint venture is viable.

Weaver Property

The Weaver property consists of approximately 40 acres of land located in Maricopa County, Arizona. The Weaver mountains are made up mainly of pre-Cambrian granite and metamorphic rock, overlain by Tertiary-era volcanic rock. The property is located approximately 75 miles north of Phoenix, near Congress, Arizona. From Congress, Arizona, the site can be reached by taking State Highway 89 north out of Congress to Stanton Road, taking Stanton Road east to Stanton, Arizona. The site is located approximately 1.5 miles northeast of Stanton, Arizona. The Weaver property was acquired from our majority stockholder, G&M. Prior to the acquisition by G&M, the site was operated by our President, Charles C. Mottley, and a partner of Mr. Mottley. Mr. Mottley and his partner operated the site from 1982 to 1984, mining approximately 150,000 tons of iron ore during that period of time.

In March 2009, we sold this property to an unrelated party.

Price of Precious Metals

Gold, silver and platinum are each traded as investments on various world markets including London, New York, Zurich and Tokyo and are fixed twice daily in London. The “fix” is the reference price on which a large number of precious metal transactions around the world are based. The price is set by a number of market members matching buy and sell orders from all over the world.

High, low and average London afternoon fix prices for gold, silver and platinum for the period from January 1, 2010 to June 30, 2010 and for the years ended December 31, 2009 and 2008 are as follows:

Gold - London Afternoon Fix Prices - US Dollars
	High	Low	Average
Period
For the six months ended June 30, 2010	$1,261.00	$1,058.00	$1152.30
For the year ended December 31, 2009	1,212.56	810.00	972.35
For the year ended December 31, 2008	1,011.25	712.50	871.96
Data Source: Kitco

Silver - London Afternoon Fix Prices - US Dollars
	High	Low	Average
Period
For the six months ended June 30, 2010	$19.64	$15.14	$17.62
For the year ended December 31, 2009	19.18	10.51	14.68
For the year ended December 31, 2008	20.92	8.88	14.99
Data Source: Kitco

Platinum - London Afternoon Fix Prices - US Dollars
	High	Low	Average
Period
For the six months ended June 30, 2010	$1,752.00	$1,475.00	$1,595.65
For the year ended December 31, 2009	1,494.00	918.00	1,203.49
For the year ended December 31, 2008	2,273.00	763.00	1,573.53
Data Source: Kitco

Should we be successful in our exploration and locate gold or other precious metals, our ability to sell or develop any of our properties would be highly dependent upon the price of these precious metals, the market for which can be highly volatile. There is no assurance that should any of the properties be successfully explored, we will generate significant revenue from the sale of any precious metals or sale of a property.

Competition

The mining industry has historically been highly competitive. It is dominated by multi-billion dollar, multi-national companies that possess resources exponentially greater than ours. Additionally, due to our limited resources, we do not intend to develop any of our properties on our own, but rather to only perform exploration on our properties with the anticipation of selling or developing through an appropriate joint venture any properties in which our exploration proves successful. Given our size and financial condition, there is no assurance we can compete with any larger companies for the acquisition of additional potential mineral properties.

Government Regulation

Mining and exploration is highly regulated and subject to various constantly changing federal and state laws and regulations governing the protection of the environment. These laws are becoming more and more restrictive, and include without limitation: the Clean Water Act; the Clean Air Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws. The environmental protection laws dramatically impact the mining and mineral extraction industries as it pertains to both the use of hazardous materials in the mining and extraction process and from the standpoint of returning the land to a natural look once the mining process is completed. Compliance with federal and state environmental regulations can be expensive and time consuming.

Compliance with the various federal and state government regulations requires us to obtain multiple permits for each mining property. Although the requirements may differ slightly in each of the respective states in which we may hold claims or may hold claims in the future, the process of permitting the claims generally requires the filing of a “Notice of Intent to Locate Mining Claims” and the payment of a fee of $25 to the BLM office in the state in which the claim is located. Subsequently, we are required to file and record a New Location Notice for each such claim within ninety (90) days of locating the claim, the fee for which is approximately $165. On an annual basis, we are required to pay a maintenance fee of $140 per claim, together with payments of approximately $5 each for annual bulk fuel and water well permits.

To the extent we intend to take action on a property that is more than “casual use,” which generally includes activities that cause only negligible disturbance to the land (this would not generally include drilling or operating earthmoving equipment on the property), we are required to prepare and file with the BLM either a notice of operation or plan of operation identifying the activity we intend to take on the property, including a plan of reclamation indicating how we intend to return the land to its prior state upon completion of our activities. For each claim that we file a notice or plan of operations, we are required to pay a one-time reclamation bond to the BLM to be used toward restoration of the property upon completion of our activities. The amount of the reclamation bond is determined by the BLM based upon the scope of the activity described in the notice or plan of operation, and will thus vary with each property. We filed an original plan of operation on the ECPN property. We were required to pay a reclamation bond of $15,000 in connection with that plan of operation, and upon payment were issued a notice to proceed from the BLM. This allowed us to proceed with our current plan of operation on up to five (5) acres.

On March 30, 2007, the New Mexico Energy, Minerals and Natural Resources Department issued a Cessation Order due to un-permitted exploration activities.  On September 17, 2007, the New Mexico Energy, Minerals and Natural Resources Department issued their Completion of Abatement Steps for Cessation Order confirming that the abatement steps required under the original order had been completed.  On October 3, 2008, the New Mexico Energy, Minerals and Natural Resources Department issued their Termination Report and Confirmation of Completion of Work for Reclamation Activities confirming that the reclamation activities required under the original order had been completed.

In July 2007, we submitted a Plan of Operation for continued exploration on a 2,000 acre parcel within our then 7,000 acre ECPN claim block near Capitan, New Mexico.

In order to ensure timely and appropriate permitting, we hired an experienced environmental services firm, AMEC, to manage this effort. When the permit is granted, it will provide the opportunity for a professional and methodical investigation into the additional geologic potential of this portion of our holdings without requiring further time-consuming permitting efforts. The area being permitted will allow access to a number of high-potential targets identified through previous surface sampling and remote sensing efforts, as well as to the prospective area to the west of the existing deposit, which remains open to geologic resource extension. This United States Forest Service (USFS) permitting effort, governed by the National Environmental Policy Act (NEPA) of 1972 and under the General Mining Law of 1892, is a robust process that can take a significant amount of time to complete. The typical process generally takes longer than the prescribed regulatory time frame, and is dependent upon a number of factors outside of our control, including, without limitation, governmental approvals, licensing and permitting, as well as potential opposition by third parties.  Concurrently, ECPN has submitted a permit application with the New Mexico Mining & Minerals Division. Both permits must be approved prior to the commencement of drilling activity.

In July 2008, we entered into a Memorandum of Understanding with the USFS related to the permitting of 112 exploration drill holes planned on 2,000 acres of the ECPN claims in Lincoln County, New Mexico. The action signals the initiation of the Federal Environmental Assessment (EA) permitting process.

Although there is no guarantee that the regulatory agencies will approve, in a timely manner, if at all, the necessary permits for our current and anticipated explorations, we have no reason to believe at this time that we will not obtain the necessary permits in due course.

Employees

We currently have informal arrangements with three (3) individuals who are officers and/or Directors of ECPN, who serve as support staff for the functioning of all the corporate activities. See “Management of Company Following Merger” at page 56 below.  There are no written agreements with these individuals. We have an additional non-employee director that devotes only such time to our business as is necessary to our conduct of administrative operations. Additionally, we use consultants for the testing and exploration and development of property claims. As administrative requirements expand, we anticipate hiring additional employees, and utilizing a combination of employees and consultants as necessary to conduct of these activities.

Available Information

ECPN is a Nevada corporation with its principal offices at 15225 N. 49th Street, Scottsdale, Arizona 85254, and its telephone number is (602) 595-4997.  ECPN’s website address is www.elcapitanpmi.com.  The information contained in, or accessed through ECPN’s website does not constitute a part of this proxy statement/prospectus.

Executive Offices

Our executive offices have been located at 15225 N. 49th Street, Scottsdale, Arizona 85254 since May 1, 2009. The premises are contributed free of charge by Mr. Stephen J. Antol, an officer of ECPN. We believe that the office is adequate to meet our current requirements. Other than our properties as described above, we do not own any real property.

Legal Proceedings

ECPN is not a party to any bankruptcy, receivership or other legal proceeding, and to the best of its knowledge, no such proceedings by or against it have been threatened.

In April 2007, Mr. Kenneth P. Pavlich, then the Company’s President, Principal Executive Officer and a Director, was granted an option to purchase 2,500,000 common stock shares at an exercise price of $.70 per share, vesting in 500,000 share installments upon certain performance events. In September 2008, Mr. Pavlich convinced the Company’s Board of Directors (at that time without advice of counsel) to cancel his 2007 options and issued him a ten-year option to purchase 2,500,000 shares at an exercise price of $.14 per share, with the first 500,000 share installment vesting immediately and the remaining options vesting every six months thereafter without any performance event being met.  Mr. Pavlich’s new option agreement provided for 2,500,000 options at an exercise price of $0.14, and exceeded the 2,000,000 per annum amount allowed to any single individual as provided by the 2005 Stock Incentive Plan. Therein, based upon an excess grant of 20%, Mr. Pavlich’s 1,250,000 vested options were reduced by 250,000 options to 1,000,000 vested options to reflect the reduction of the 20% inadvertent excess grant in September 2008.

Likewise, in September 2008, Mr. R. William Wilson, then the Company’s Treasurer, Principal Financial Officer and a Director, cancelled a 2007 option for 1,000,000 shares with a $.50 exercise price with vesting performance events and received a 2008 option for 1,000,000 shares with an exercise price of $.14 per share without any vesting performance events.

In addition, in September 2008, Mr. Pavlich and Mr. Wilson arranged that their respective salaries increased dramatically at a time when the Company had no revenues and little working capital. Mr. Wilson has made claim against the Company for his accrued salary before a Nevada agency and the claim was denied.

The Company’s current management team believes that the stock options granted to Mr. Pavlich and Mr. Wilson were not supported by adequate consideration and are, therefore, invalid. Likewise, the Company currently believes that much of the salary claims of Mr. Pavlich and Mr. Wilson are without merit. On April 15, 2010, the Company’s Board of Directors made the decision not to honor the above-described stock options granted to Mr. Pavlich and Mr. Wilson and to pay none of the accrued salaries to them.

It is the current position of the Company that Mr. Pavlich and Mr. Wilson did not competently perform their responsibilities in their respective positions and committed malfeasance in their capacities as officers and Directors of the Company.  Further, it is the Company’s position that the conduct of Mr. Pavlich and Mr. Wilson has caused substantial damage to the Company and its stockholders.  It is the intent of the Company to pursue any and all claims against Mr. Pavlich and Mr. Wilson.  In furtherance of such intent on July 28, 2010, the Company’s Board of Directors reserved the sum of $100,000 from the Company’s recent private placement proceeds for the payment of future legal fees to be incurred in a lawsuit against Mr. Pavlich and Mr. Wilson. The Company’s Chairman of the Board has been authorized to engage Nevada counsel to file said lawsuit against Mr. Pavlich and Mr. Wilson.

On August 30, 2010, ECPN filed a civil complaint against Mr. Pavlich and Mr. Wilson in Clark County, Nevada District Court (File No. A-10-624372-B; Dept. No. XIII).  This lawsuit against Mr. Pavlich and Mr. Wilson alleges “... their concerted and detrimental efforts to engage in intentional, willful and injurious bad faith and unfair acts” with respect to their salaries and stock options granted in 2008 as described above “... were prejudicial to ECPN and ECPN’s shareholders.”  The lawsuit seeks to have their original stock options and employment agreements declared invalid and non-binding and their subsequent stock options and employment agreements declared invalid and void.  In addition, the lawsuit seeks damages from each of Mr. Pavlich and Mr. Wilson in a minimum amount of $10,000 and punitive and exemplary damages, plus ECPN’s attorneys’ fees. As of October 22, 2010, Mr. Pavlich has been served but has not filed an answer to the Company’s complaint and Mr. Wilson has not been served.

ECPN’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

Revenues

We have not yet realized any revenue from operations, nor do we expect to realize potential revenues until our property is sold or a joint venture is entered into for development and deployment of the site. There is no guaranty that we will achieve proven commercially viable recovery of precious metals at our property site location.

Expenses and Net Loss

Our operating expenses increased $720,710 from $97,534 for the three months ended June 30, 2009 to $818,244 for the three months ended June 30, 2010. The increase is mainly attributable to an increase in administrative consulting fees of $647,000, offset by the prior management salaries of $45,000 in the prior comparable period, and increased exploration expenses of $50,773, legal and accounting of $4,953 and professional fees of $61,562. The current period administrative consulting fees consist of $616,054 non-cash stock compensation to the directors and chief financial officer of the Company for services rendered during the prior year and cash compensation aggregating $30,946. The increase for exploration expenses relates to increased research activity on a recovery process and the increase in legal and accounting is attributable accruing services in the period applicable to the services rendered.

Our net loss for the three months ended June 30, 2010 increased to $818,192 from a net loss of $97,509 incurred for the comparable three month period ended June 30, 2009. The increase in net loss of $720,683 for the current period is attributable to the aforementioned net increases in operating expenses.

Nine Months Ended June 30, 2010 Compared to Nine Months Ended June 30, 2009

Revenues

We have not yet realized any revenue from operations, nor do we expect to realize potential revenues until our property is sold or a joint venture is entered into for development and deployment of the site. There is no guaranty that we will achieve proven viable precious metals at our property site location.

Expenses and Net Loss

Our operating expenses increased $151,816 from $828,927 for the nine months ended June 30, 2009 to $980,743 for the nine months ended June 30, 2010. The increase is mainly attributable to an increase in administrative consulting fees of $716,256, offset by the prior management salaries of $315,000 in the comparable period and increased exploration expenses of $36,994 and professional fees of $23,154. The current period administrative consulting fees consist of $649,310 non-cash stock compensation to the directors and chief financial officer of the Company for services rendered and cash compensation aggregating $66,946. The increase for exploration expenses relates to increased research activity on a recovery process. These increased expenses are offset by decreases in legal and accounting fees of $47,300; non-cash option expense of $249,761 and other general and administrative of $17,274.

The Company has no contracts with any of its officers or directors. However, the Company presently estimates its annual expenses for administrative consulting fees for the fourth quarter of our fiscal year ending in September 2010 will be significantly less than incurred in the current quarter ended June 30, 2010 with the non-cash stock compensation to the directors and officers. Legal and accounting expenses will increase in the fourth quarter as a result of filing a registration statement with the Securities and Exchange Commission as required by the proposed merger with Minerals. In addition, exploration expenses will continue to increase in the fourth quarter as we expand our efforts on developing a commercially viable recovery process for the El Capitan ore.

Our net loss for the nine months ended June 30, 2010 increased to $978,630 from a net loss of $830,199 incurred for the comparable nine month period ended June 30, 2009. The increase in net loss of $148,431 for the current nine month period is attributable to the aforementioned net increases in operating expenses.

Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008

We have not yet realized any revenue from operations, nor do we expect to realize potential revenues in our fiscal year 2010, if ever.  We realized a net decrease in operating expenses of $1,547,911 from $2,501,610 for the year ended September 30, 2008 to $953,699 for the year ended September 30, 2009. The decrease is comprised mainly of decreases in professional fees of $129,370, officer compensation of $140,410, legal and accounting fees aggregating $91,814, exploration expenses of $166,343 warrant and option expenses of $906,831, a net change in asset dispositions of $62,766 and other general and administration of $96,002. These decreases were offset by an increase of $45,635 in administrative consulting fees.

Our net loss decreased for the fiscal year ended September 30, 2009 by $1,433,982, from $2,387,483 for the fiscal year ended September 30, 2008, to $953,501 for the current fiscal year ended September 30, 2009. The decrease in the net loss is mainly attributable to the decrease in operating expenses in the current fiscal year.

Liquidity and Capital Resources

As of June 30, 2010, we had $295,843 of cash on hand. On May 19, 2010, the Board of Directors authorized a private placement of 3.2M shares of restricted Rule 144 common stock at $0.35 per share. On July 23, 2010, the Board of Directors authorized an increase in the private placement to 4.3M shares at $0.35 per share. As of October 15, 2010, we have placed 4,255,374 shares of the private placement and received cash proceeds net of wire fees aggregating $1,489,367. The working capital funds will be utilized for payments for the continued implementation of our business strategies, necessary corporate personnel, and related general and administrative expenses. Based upon our budgeted burn rate including litigation costs against the two former officers of the Company, the  completed private placement proceeds should provide adequate working capital for 15 to 18 months.

Factors Affecting Future Operating Results

We have generated no revenues, other than interest income, since inception. As a result, we have only a limited operating history upon which to evaluate our future potential performance. Our potential must be considered by evaluation of all risks and difficulties encountered by new companies which have not yet established business operations.

The price of gold has experienced an increase in value over the past three years. Any significant drop in the price of gold, other precious metals or iron ore prices may have a materially adverse affect on the future results of potential operations. Unless we are able to offset such a price drop by substantially increased production, it may affect our ability to market the sale El Capitan property.

Off-Balance Sheet Arrangements

During the nine months ended June 30, 2010 and the year ended September 30, 2009, we did not engage in any off balance sheet arrangements as defined in item 303(c) of the SEC’s Regulation S-B.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that significantly affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Note 1, “Significant Accounting Policies” in the Notes to the Consolidated Financial Statements for the year ended September 30, 2009, describes our significant accounting policies which are reviewed by management on a regular basis.

New Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our financial position, results of operations or cash flows.

MARKET PRICES AND DIVIDEND POLICY OF ECPN

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board, or “OTC Bulletin Board” under the trading symbol “ECPN.” The following table sets forth the range of high and low closing bid quotes of our common stock per quarter as reported by the OTC Bulletin Board for the period October 1, 2009 through June 30, 2010, and for the past two fiscal years ended September 30, 2009 and 2008, respectively. All quoted prices reflect inter-dealer prices without retail markup, mark-down commission and may not necessarily represent actual transactions.

	Price Range
Quarter Ended	High	Low

June 30, 2010	$0.65	$0.25
March 31, 2010	$0.35	$0.09
December 31, 2009	$0.10	$0.07

September 30, 2009	$0.12	$0.08
June 30, 2009	$0.13	$0.02
March 31, 2009	$0.07	$0.01
December 31, 2008	$0.14	$0.05

September 30, 2008	$0.22	$0.11
June 30, 2008	$0.23	$0.08
March 31, 2008	$0.39	$0.16
December 31, 2007	$0.42	$0.30

Holders

The number of record holders of ECPN common stock as of September 30, 2010 was approximately 6,000 based on information received from ECPN’s transfer agent.

Dividends

ECPN has not paid, nor declared, any cash dividends since its inception and does not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

EFFECT OF MERGER ON BENEFICIAL OWNERS
OF MORE THAN 5%, OFFICERS, AND DIRECTORS

Upon completion of the Merger, the following ECPN officers, directors, and beneficial owners of more than 5% of ECPN common stock will own the following number of shares and percentage of ECPN, based upon the number of ECPN and G&M common stock shares, G&M preferred stock shares, ECPN options and G&M warrants outstanding on October 15, 2010:

Name	Shares of ECPN Common Stock Owned Before Merger	Percentage of ECPN Common Stock Owned Before Merger	Shares of ECPN Common Stock Owned After Merger (1)	Percentage of ECPN Common Stock Owned After Merger (2)

Charles C. Mottley	4,521,391 (3)	4.7%	16,185,561 (4)	6.7%
James G. Ricketts	3,215,036 (5)	3.4%	12,926,110 (6)	5.3%
John F. Stapleton	1,950,500 (7)	2.0%	4,061,450 (8)	1.7%
Stephen J. Antol	1,615,914 (9)	1.7%	6,281,107 (10)	2.6%
All officers and directors as a group (4 persons)	11,302,841	11.7%	39,454,228	16.2%
_______________
(1)
Includes shares of ECPN common stock received after the effectiveness of the Merger based upon conversion of currently owned shares of G&M capital stock converted at the exchange rate of  _________ (approximately 1.4073) shares of ECPN common stock for one (1.0) share of G&M capital stock.  See notes below for exact holdings of G&M capital stock owned by each ECPN officer and Director before the Merger.

(2)	Assumes approximately 148,065,000 shares of ECPN common stock are issued to G&M shareholders as a result of the Merger.
(3)	Includes (i) vested options to purchase 300,000 shares of ECPN common stock at an exercise price of $0.56 per share and (ii) 10,000 shares of common stock held by spouse.
(4)
Includes (i) 7,788,332 shares of G&M common stock and (ii) currently exercisable warrants to purchase 500,000 shares of G&M common stock. Assuming the G&M warrants are exercised before the Merger, Mr. Mottley will have 8,288,332 G&M shares which will convert into 11,664,170 ECPN common shares upon the Merger.

(5)	Includes vested options to purchase 200,000 shares of ECPN common stock at an exercise price of $0.56 per share.
(6)
Includes (i) 6,400,500 shares of G&M common stock and (ii) currently exercisable warrants to purchase 500,000 shares of G&M common stock. Assuming the G&M warrants are exercised before the Merger, Mr. Ricketts will have 6,900,500 G&M shares which will convert into 9,711,074 ECPN common shares upon the Merger.

(7)	Includes no vested options to purchase shares of ECPN common stock.
(8)
Includes (i) 1,000,000 shares of G&M common stock and (ii) currently exercisable warrants to purchase 500,000 shares of G&M common stock. Assuming the G&M warrants are exercised before the Merger, Mr. Stapleton will have 1,500,000 G&M shares which will convert into 2,110,950 ECPN common shares upon the Merger.

(9)	Includes vested options to purchase (i) 150,000 shares of ECPN common stock at an exercise price of $0.56 per share, and (ii) 125,000 shares of ECPN common stock held in spouse’s name.
(10)
Includes (i) 2,814,995 shares of G&M common stock and (ii) currently exercisable warrants to purchase 500,000 shares of G&M common stock. Assuming the G&M warrants are exercised before the Merger, Mr. Antol will have 3,314,995 G&M shares which will convert into 4,665,193 ECPN shares upon the Merger.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 6, 2007, ECPN engaged MaloneBailey, LLP as its independent registered public accounting firm. The engagement was approved by ECPN’s Board of Directors. MaloneBailey, LLP has audited ECPN’s financial statements for the fiscal years ended September 30, 2007, 2008 and 2009.

DESCRIPTION OF ECPN COMMON STOCK

General

The authorized capital stock of ECPN currently consists of 300,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share. As of October 15, 2010, there were 95,790,069 shares of ECPN common stock and no shares of preferred stock outstanding.  As of October 15, 2010, there were 101,210,869 shares of G&M capital stock outstanding.  Based on the shares of ECPN common stock and stock options outstanding, and G&M capital stock and warrants outstanding as of October 15, 2010, upon completion of the Merger, the parties expect there to be approximately 244,000,000 shares of ECPN common stock and no shares of preferred stock issued and outstanding.

Dividends

ECPN is entitled to pay dividends out of statutory surplus or from certain net profits if, as and when declared by the ECPN Board of Directors. Decisions concerning the payment of dividends on ECPN common stock will depend upon ECPN’s results of operations, financial condition and capital expenditure plans as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant. In addition, the payment of dividends by ECPN is subject to limitations which are imposed by Nevada law. Holders of ECPN common stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds that are legally available. If ECPN issues preferred stock, the holders thereof may have a priority over the holders of the ECPN common stock with respect to dividends.

Voting Rights

Each outstanding share of ECPN common stock is entitled to one vote per share. Holders of ECPN common stock do not have any right to cumulate votes in the election of directors. If ECPN issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation

In the event of liquidation, dissolution or winding up of ECPN, the holders of ECPN common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ECPN available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of ECPN common stock in the event of liquidation or dissolution.

Preemptive Rights

Holders of ECPN common stock are not entitled to preemptive rights with respect to any shares which may be issued.

INFORMATION ABOUT G&M

Description of G&M’s Business

Gold and Minerals Company, Inc., a Nevada corporation (“G&M”), is a mining exploration company based in Scottsdale, Arizona.  G&M suspended its active exploration activities in 2005 upon its agreement with ECPN to operate ECL  Prior to its suspension of activities, G&M’s operations were concentrated on mineral and precious metal exploration of the El Capitan property.  Currently, G&M owns 60% of ECL, the title holder of the El Capitan property.

Market for G&M’s Stock

There is not currently a market for G&M capital stock.  The Board of Directors of G&M has determined that the fair market value of G&M capital stock as of October 15, 2010, is $0.25, based upon recent issuances to unaffiliated third parties.  On May 11, 2010, the Board of Directors agreed to convert outstanding convertible debt into shares of G&M common stock at a price of $0.25 per share of G&M capital stock.

Dividends

G&M has not paid, nor declared, any cash dividends since its inception and does not intend to declare any such dividends in the foreseeable future. Its ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

MaloneBailey, LLP was first engaged by G&M as its independent registered public accounting firm in June 2007.  MaloneBailey, LLP has audited G&M financial statements for the calendar years ended December 31, 2009, 2008, 2007, 2006 and 2005.

G&M’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management discussion and analysis of our financial condition and results of operation should be read in conjunction with our unaudited interim consolidated financial statements and related notes for the six months ended June 30, 2010, and with our audited consolidated financial statements for the year ended December 31, 2009.

Company Overview

Gold and Minerals Company, Inc. (hereinafter, the “Company,” “we” or “our”) is a precious minerals company based in Scottsdale, Arizona. We are an exploration stage company that owns interests in a property located in the southwestern United States. We are principally engaged in the exploration of precious metals and other minerals. Our primary asset is a 60% equity interest in El Capitan, Ltd. (“ECL”), an Arizona corporation, which holds the interest in the El Capitan property located near Capitan, New Mexico. There is no assurance that a commercially viable mineral deposit exists on this property site. Additional exploration will be required before a final evaluation can be made as to the economic and legal feasibility of the property. To date, we have not had any revenue producing operations.

Financial Condition

Management has addressed the going concern problem addressed in our prior financial statements by raising the necessary working capital through issuance of convertible notes payable to accredited investors. The working capital funds that have been raised have been utilized for payments for the continued implementation of our business strategies referencing the El Capitan property, necessary corporate personnel, and related general and administrative expenses.

After numerous delays in the prior merger process, on September 18, 2009, the Company gave a Notice of Termination to El Capitan Precious Metals, Inc. (“ECPN”), our affiliated company, referencing the Agreement and Plan of Merger, dated February 12, 2008, between the companies. The election to terminate was made pursuant to subparagraph (d) of Paragraph 10.1 of Article X of the Agreement, which provided for either party to terminate the Agreement if the merger was not consummated by May 1, 2009. In April 2010, our Board of Directors voted to continue the merger transaction with ECPN and ECPN concurred. The parties drafted and entered into a new Agreement and Plan of Merger based on the current circumstances on June 28, 2010.

ECPN has completed a private placement of securities aggregating approximately $1.5M in October 2010 and will provide the necessary working capital to complete all aspects of the merger process of the companies; continue the research work on the recovery and assay processes; and the necessary working capital for payment of the general and administrative expenses. Effective August 1, 2010, the Board of Directors of ECPN, voted to incur all costs related to the merger of the companies and the research work on the recovery and assay processes.

Results of Operations

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Revenues

We have not yet realized any revenue from operations, nor do we expect to realize potential revenues until our investment in ECL is sold or a joint venture is entered into for development and deployment of the site. There is no guaranty that we will achieve proven commercially viable recovery of precious metals at our property site location.

Expenses and Net Loss

Our operating expenses increased $37,043 from $206,520 for the six months ended June 30, 2009 to $243,563 for the six months ended June 30, 2010. The increase is mainly attributable to an increase in exploration costs of $55,103 and other general and administrative of $20,932. Increased exploration costs were attributable to continued research costs incurred on the recovery process for precious metals of $30,593 and increased legal costs of $24,510 referencing continuance of the permitting process at the El Capitan property site. Increased other general and administrative was attributable to relocation costs incurred for various mine equipment amounting to $21,539.  These increased costs were offset by a reduction of professional fees aggregating $38,992, consisting mainly of reduced accounting and auditing fees of $16,685 and consulting fees of $27,500. These reductions were offset by increased legal costs of $5,193 which were attributable the current merger process.

Other income and (expense) decreased from $11,915 for the six months ended June 30, 2009, to $(49,177) for the six months ended June 30, 2010, a decrease of $61,092. The decrease in the current period of measurement is attributable a reduction of miscellaneous income of $10,000 and a loss incurred on the extinguishment of debt of $47,200.

The net loss for the six months ended June 30, 2010 increased to $292,740 from a net loss of $194,605 incurred for the comparable six month period ended June 30, 2009. The increase in net loss of $98,135 for the current six month period is attributable to the aforementioned net increases in operating expenses and other income and expense.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues

We have not yet realized any revenue from operations, nor do we expect to realize potential revenues until our investment in ECL is sold or a joint venture is entered into for development and deployment of the site. There is no guaranty that we will achieve proven commercially viable recovery of precious metals at our property site location.

Expenses and Net Loss

Our operating costs and expense decreased $766,977 from $879,921 for the year ended December 31, 2008 to $112,944 for the year ended December 31, 2009. The decrease is mainly comprised a reversal of accrued services bonus expense aggregating $560,531 which was applied to various expense categories, reduced exploration costs of $241,369 due to insufficient working capital funds and decreases in stock compensation of $66,000, professional fees of $108,570, provision for impairment of assets of $45,000 and bad debts of $25,000. These decreases were offset by increased costs associated with options aggregating $253,204, net increased administration compensation of $20,000 and costs associated with office operations of $3,628.

The reduced exploration costs was comprised of reduced costs associated with consulting and research on a recovery process for precious metals for the El Capitan property aggregating $219,749; reduced legal costs associated with the mine of $13,130 and a reduction in mine claim filing fees of $8,490. Decreased professional fees was comprised of decreased accounting and auditing fees of $47,268; decreased legal costs of $116,252, mainly attributable to the original merger plan, and offset by increased consulting costs aggregating $74,950.

Other income and (expense) decreased from$119,829 for the year ended December 31, 2008, to $(19,117) for the year ended December 31, 2009, a decrease of $138,946. The decrease in the current period of measurement is attributable to a reduction in the gain on sale of securities of $59,086 and an increase in loss on extinguishment of debt of $89,000. These decreases were offset by an increase of miscellaneous income of $10,000.

The net loss for the year ended December 31, 2009, decreased to $132,061 from a net loss of $760,092 incurred for the comparable year ended December 31, 2008. The decrease in net loss of $628,031 for the current year ended December 31, 2009, is attributable to the aforementioned net decreases in operating expenses and other income and expense.

Liquidity and Capital Resources

As of June 30, 2010, G&M had $7,659 of cash on hand and a current receivable from an associated company of $147,367. Based upon its current cash utilization rate, G&M has the ability to fund approximately five months of operations from its cash and receivable.

Historically G&M has not generated any revenues from operations and has generated interest income and miscellaneous income on a nominal basis. G&M’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2010, G&M has incurred losses from inception of the exploration aggregating $16,033,767. The primary source of working capital for the six months ended June 30, 2010, was from the issuance of convertible notes to accredited investors and repayment of advances made to an associated company.

During the six months ended June 30, 2010, aggregate proceeds of $250,200, was received for the issuance of a series of short-term convertible notes, bearing an interest rate of 12% per annum. The notes were convertible into an aggregate of 2,340,000 shares of G&M common stock. Each of the investors in a private placement elected to convert their notes into shares of G&M common stock, and G&M issued an aggregate of 2,340,000 shares to seven (7) investors. G&M also converted $102,000 accrued liabilities with the issuance of 1,864,995 shares of G&M common stock to two (2) individuals.

During the year ended December 31, 2009, G&M raised aggregate proceeds of $140,790 from the issuance of a series of short-term convertible notes, bearing an interest rate of 12% per annum. The notes were convertible into an aggregate of 2,134,875 shares of G&M common stock. Each of the investors in a private placement elected to convert their notes into shares of G&M common stock, and G&M issued an aggregate of 2,134,875 shares to thirteen (13) investors. During the year ended December 31, 2009, G&M also raised an additional $278,500 in gross proceeds from the issuance of a series of short-term convertible notes, bearing an interest rate of 8% per annum. The notes were convertible into an aggregate of 4,985,000 shares of G&M Series A Convertible Preferred Stock (the “Series A preferred stock”). Each of the investors in a private placement elected to convert their notes into shares of G&M Series A preferred stock, and G&M issued an aggregate of 4,985,000 shares of the Series A preferred stock to sixteen (16) investors.

Based upon an action by ECPN’s Board of Director’s, ECPN agreed to assume all the financial obligations associated with the merger and continuing expenses associated with the El Capitan property, effective August 1, 2010. G&M will continue to pay any administrative expenses it incurs up until the time the merger is completed.

G&M has 4,000,000 warrants outstanding that are exercisable into common stock at $0.05 per share. If the warrants are not exercised at the time of closing of the merger, the warrants will expire. G&M anticipates that most of these warrants will be exercised prior to the effective date of the merger and will provide any additional working capital funds that may be required by G&M prior to the effective date of the merger.

Factors Affecting Future Operations

G&M has generated no revenues, other than interest income and nominal miscellaneous income, since inception of the exploration stage. Accordingly, it has only a limited operating history upon which to evaluate its future potential performance. G&M potential must be considered by evaluation of all risks and difficulties encountered by exploration stage companies which have not yet established business operations.

The price of gold and other precious metals has experienced significant increases over the past two years. Any significant decrease in the prices of gold and other precious metals, may have a material adverse affect on the future results of G&M operations unless it is able to offset any significant price reductions by substantially increased potential production, it may affect our ability to market the sale of the El Capitan property.

MANAGEMENT OF COMPANY FOLLOWING MERGER

Identification of ECPN’s Directors and Executive Officers

The following table sets forth the name, age, position and office term of each executive officer and director of the ECPN, each of whom shall continue to serve until their resignation or removal:

Name	Age	Position	Director Since

Charles C. Mottley	76	President, Chief Executive Officer, Director	April 29, 2009
Stephen J. Antol	67	Chief Financial Officer
James G. Ricketts	72	Secretary, Director	April 21, 2009
John F. Stapleton	66	Chairman of the Board; Director	April 21,2009

Charles C. Mottley - Mr. Mottley is Chairman of the Board of Gold and Minerals Company, Inc. and has been since February 2009; and is on the Board of Trustees at Hampden-Sydney College (since 2007). Mr. Mottley was President and a Director of El Capitan Precious Metals, Inc. from July 2002 to April 2007, when he resigned as president, but continued to serve as a Director until September 2007. He also provided consulting services to our Company from June 2007 to June 2008. Mr. Mottley also served as Chairman and Chief Executive Officer of Gold and Minerals Company, Inc., from 1978 until July 2005, at which time he resigned those positions. He was on the Board of the National Mining Association from 2005 to 2007 and has been employed in the mining industry in various capacities from equipment sales and services to active mining operations for over 35 years. Mr. Mottley is the author of five books and is the founder of the Fatherhood Foundation in Scottsdale, Arizona. Mr. Mottley received a Bachelor of Arts Degree from Hampden -Sydney College in 1958.

Stephen J. Antol - Mr. Antol was our Chief Financial Officer from November 2004 to May 2007. For the past two years and from late 1992 through November 2004, Mr. Antol rendered services as a consultant chief financial officer for a number of small and medium size businesses requiring technical expertise on a limited or recurring basis. From 1990 to 1992, Mr. Antol served as Chief Financial Officer of Lou Register Furniture, a fine furniture retailer located in Phoenix, Arizona. From 1987 to 1989, Mr. Antol served as Director of Finance for F.S. Inc. (dba Audio Express and Country House Furniture), a retailer of furniture and stereo equipment in four southwestern states. From 1975 to 1987, Mr. Antol worked for Giant Industries, Inc., an independent refiner and marketer of petroleum products, in such capacities as Corporate Controller and Corporate Treasurer. Mr. Antol received a Bachelor of Arts degree from Michigan State University in 1968, and became a licensed Certified Public Accountant in 1970. He no longer practices as a licensed CPA.

James G. Ricketts - Dr. Ricketts was Secretary and a Director of our Company from July 2004 to April 2007. Mr. Ricketts has been self-employed in the area of Real Estate Development since 2000. From 1994 to 2000, he served as the Chief Executive Officer of Technology Systems International, Inc. From 1983 to 1985, Mr. Ricketts served as a Director of the Arizona Department of Corrections in Phoenix, Arizona. From 1979 to 1983, he served as the Executive Director of the Colorado Department of Corrections in Colorado Springs, Colorado. From 1985 to the present, Mr. Ricketts has been a Correctional Consultant, providing services on a consulting basis in the areas of safety and security in the prison system. Mr. Ricketts received a Ph. D. from the Ohio State University in 1971, and a M. Ed. from Bowling Green State University in 1963.

John F. Stapleton - Mr. Stapleton has extensive experience with early-stage development companies and contributes a unique set of skills needed to achieve a focused strategy, early-stage funding, basic infrastructure and business model, all of which are central to creating a solid business platform to launch and scale a successful venture. Mr. Stapleton has a history of founding and supporting more than 25 emerging technology companies. As a senior officer and investor, Mr. Stapleton has been instrumental in the development and financing of several companies. Mr. Stapleton currently serves as a director on the emerging company boards of Advanced Circulatory Systems, Dermatrends and Visible Customer.

Audit Committee Financial Expert

On April 21, 2009, our Board member who was designated as our audit committee resigned as a Board member. Since that time we do not have a separate audit committee and our Board of Directors acts as our current audit committee. At a meeting of the Board of Directors on September 5, 2006, the Board adopted the Audit Committee Charter as presented by the Audit Committee.

Executive Compensation

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to each individual who will be serving as an officer or Director of ECPN after the Merger for the fiscal years ended September 30, 2009 and 2008.

Name and Principal Position	Fiscal Year	Salary	Option Awards (1)	All Other Compensation (1)	Total Compensation

Charles C. Mottley (1)	2009	$18,000	$–	$–	$18,000
Chief Executive Officer	2008	$–	$–	$–	$–

Stephen J. Antol (2)	2009	$27,635	$–	$–	$27,635
Chief Financial Officer	2008	$–	$–	$–	$–

James G. Ricketts (3)	2009	$–	$–	$–	$–
Secretary, Director	2008	$–	$–	$–	$–

John F. Stapleton (4)	2009	$–	$–	$–	$–
Director	2008	$–	$–	$–	$–
_______________
(1)
Mr. Mottley was appointed to the Board of Directors on April 21, 2009, and was appointed ECPN’s President and Chief Executive Officer on April 30, 2009. Mr. Mottley currently has no employment contract or formal compensation arrangements with ECPN.

(2)	Mr. Antol was appointed ECPN’s Chief Financial Officer on April 30, 2009. Mr. Antol currently has no employment contract or formal compensation arrangements with ECPN.
(3)	Mr. Ricketts was appointed to the Board of Directors and ECPN’s Secretary on April 21, 2009. Mr. Ricketts currently has no employment contract or formal compensation arrangements with ECPN.
(4)
Mr. Stapleton was appointed to the Board of Directors and ECPN’s Chairman of the Board on April 21, 2009. Mr. Stapleton currently has no employment contract or formal compensation arrangements with ECPN.

During the quarter ended March 31, 2010, ECPN issued 543,687 shares of common stock valued at $52,905 under the 2005 Stock Incentive Plan to Stephen J. Antol, ECPN’s Chief Financial Officer and Treasurer, for accrued compensation through February 2010. In April, May and June 2010, ECPN issued 31,388, 15,036 and 15,548 shares of common stock, respectively, valued at $5,527 for each distribution under the 2005 Stock Incentive Plan to Mr. Antol as compensation for the months of March through May 2010.

In April 2010, ECPN issued 500,000 shares of common stock valued at $175,000 under the 2005 Stock Incentive Plan to each of Mr. Charles C. Mottley, ECPN’s President, Chief Executive Officer and Director; Mr. James G. Ricketts, ECPN’s Director; and Mr. John F. Stapleton, ECPN’s Director, as payment for the prior year’s services.

Effective May 1, 2010, the Board of Directors granted monthly compensation to Mr. Mottley and Mr. Antol of $10,000 and $6,667, respectively.  Effective June 2010, Mr. Ricketts was granted monthly compensation of $5,000 for services as Secretary and administration of investor relations.

In July 2010, ECPN issued 250,000 shares of restricted common stock under Rule 144 valued at $80,000 to Mr. Antol as a bonus for prior services rendered as Chief Financial Officer.

Employment Agreements with Executives

ECPN has no employment agreements with its current executives.

Outstanding Equity Awards

The following table sets forth information regarding each unexercised option held by each of ECPN’s named executive officers as of June 30, 2010:

	Number of Securities Underlying Unexercised Options
Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date

Charles C. Mottley	300,000	–	$0.56	7/21/2015

Stephen J. Antol	150,000	–	$0.56	7/21/2015

James G. Ricketts	200,000	–	$0.56	7/21/2015
_______________
(1)	All options granted are pursuant to ECPN’s 2005 Stock Incentive Plan, as amended.

Severance and Change of Control Arrangements

ECPN has no specific severance plan for its executive officers.  However, upon termination or death of an executive officer or other plan recipient who has been granted options under the 2005 Stock Incentive Plan (the “Plan”), ECPN’s Board of Directors or a committee thereof (the “Committee”) as the Plan administrator, may determine to permit any unexercised stock options and/or unvested stock options to expire, vest or be exercised under any terms under the Plan in the Committee’s sole discretion.

The Committee also has the sole discretion upon a “change of control” to:  (a) accelerate vesting of the options granted to ECPN’s executives and any other Plan recipient; (b) terminate all outstanding options and pay the holders thereof the asset they would have received had they exercised their options previously; (c) terminate outstanding options and pay the holders assets equal to the fair market value of the common stock underlying the options in excess of the option exercise price; (d) negotiate for the outstanding options under the Plan to be offered to the holders by the succeeding entity on equal or similar terms; and/or (e) terminate all unvested, unearned or restricted stock options.

A “change in control” is defined as  (a) the sale, lease, exchange or other transfer of substantially all of its assets to a non-affiliate; (b) its liquidation or dissolution; (c) subject to certain limitations, if any person becomes the beneficial owner of in excess of 20% of the combined voting power of ECPN’s outstanding securities having the right to vote at elections of directors; (d) subject to certain limitations, a merger or consolidation whereby ECPN’s stockholders immediately prior to effective date of such merger or consolidation have beneficial ownership, immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing less than 80% of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors; or (e) if after the date our securities are first sold in a registered public offering, its then existing directors cease to constitute at least a majority of the board. This description constitutes only a summary of the relevant terms to ECPN’s 2005 Stock Incentive Plan.

Director Compensation

On July 21, 2005, based upon recommendations from ECPN’s compensation committee, the Board of Directors approved the compensation plan for the Board of Directors. The non-employee directors will be compensated with an annual retainer of $5,000, plus an additional $1,000 for each Board meeting attended by each such director in person plus $500 per month for all Board meetings attended by such director by telephone. In addition, non-employee directors serving as chairman of the audit and compensation committee shall receive an additional annual retainer of $4,000. Employee directors will not receive fees, or other compensation for service on the Board or any committees thereof other than participating in annual stock option awards to Board members. All Board members shall be reimbursed for expenses incurred in connection with Board or committee meetings.  On January 23, 2008, the plan was amended to permit Board members to receive any retainers, compensation and expense payments in all cash, all Company common stock or half in cash and half in Company common stock.

The following table shows the compensation earned by each of ECPN’s non-employee directors, who will be serving after the Merger, for the year ended September 30, 2009:

Name	Fees Earned or Paid in Cash	Option Awards	Fees Paid in Common Stock	Total

John F. Stapleton (1)	$–	$–	$–	$–
_______________
(1)
 Mr. Stapleton was appointed to the Board of Directors and as Chairman of the Board on April 21, 2009.  Mr. Stapleton has agreed to defer Board member compensation until such time as ECPN is in a stronger financial position.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships

ECPN had no transactions with any of its officers or Directors during the current fiscal year, who will be serving after the Merger, other than stock issuances described above.

Director Independence

In determining whether the members of our Board and its committees are independent, ECPN has elected to use the definition of “independence” set forth by the American Stock Exchange and the standards for independence established by the American Stock Exchange, whereby a majority of the members of a listed company’s Board of Directors must qualify as “independent” as determined by the Board. ECPN’s Board of Directors consults with ECPN’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable listing standards of the American Stock Exchange. Consistent with these considerations, and after review of all relevant transactions or relationships between each director, or any of his family members, and ECPN, its senior management and its independent registered public accounting firm, the Board has determined that John F. Stapleton is independent director within the meaning of the applicable listing standard of the American Stock Exchange. Mr. Stapleton serves as Chairman of the Board of Directors of ECPN.

The Board of Directors as a whole serves as the nominating committee. Mr. Mottley, ECPN’s Chief Executive Officer, and Mr. Ricketts, ECPN’s Secretary, both of whom serve as Directors, are not considered independent directors.

LEGAL MATTERS

The validity of ECPN common stock to be issued in the Merger will be passed upon for ECPN by Michael K. Hair, P.C.

EXPERTS

The consolidated financial statements of ECPN for each of the years ended September 30, 2009 and September 30, 2008, have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Appendix C and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of G&M for each of the years ended December 31, 2009 and 2008, have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Appendix E and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ECPN files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either ECPN at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including ECPN, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult ECPN’s or G&M’s website for more information about ECPN or G&M, respectively. ECPN’s website is www.elcapitanpmi.com.  G&M’s website is www.goldandminerals.com.  The information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Neither ECPN nor G&M is incorporating the contents of the websites of the SEC, ECPN, G&M or any other entity into this proxy statement/prospectus. ECPN and G&M are providing information about how you can obtain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

ECPN has filed a registration statement on Form S-4 with the SEC to register the ECPN shares of common stock to be issued to G&M stockholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ECPN, in addition to being a proxy statement of G&M for their special meeting. The registration statement, including the attached appendices, exhibits and schedules, contains additional relevant information about ECPN, ECPN common stock and G&M. As allowed by SEC rules and regulations, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

In addition, the SEC allows ECPN to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is directly included in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that ECPN has previously filed with the SEC. They contain important information about ECPN and its financial condition.

•	Annual Report on Form 10-K of ECPN for the fiscal year ended September 30, 2009;
•	Quarterly Reports on Form 10-Q of ECPN for the fiscal quarters ended December 31, 2009, March 31, 2010 and June 30, 2010; and
•	Current Report on Form 8-K filed with the SEC on July 7, 2010, regarding announcement of the Merger.

In addition, ECPN incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the G&M special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. To the extent that any information contained in any such report, or any exhibit thereto, is furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

You can obtain any of the ECPN documents from the SEC, through the SEC’s website at www.sec.gov, or ECPN will provide you with copies of these documents, without charge, upon written or oral request to:

El Capitan Precious Metals, Inc. 15225 N. 49th Street Scottsdale, Arizona 85254 Telephone: (602) 595-4997

G&M is not a public reporting company and does not make filings with the SEC.  No documents of G&M are incorporated by reference into this proxy statement/prospectus.

Page

EL CAPITAN PRECIOUS METALS, INC.

Appendix C – Consolidated Financial Statements as of and for the Fiscal Years Ended September 30, 2009 and 2008	C-1
Report of Independent Registered Public Accounting Firm	C-2
Consolidated Balance Sheet as of September 30, 2009 and 2008	C-3
Consolidated Statements of Expenses for years ended September 30, 2009 and 2008 and for the period July 26, 2002 (inception) through September 30, 2009	C-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the period from July 26, 2002, (inception) through September 30, 2009	C-5
Consolidated Statements of Cash Flows for the Years ended September 30, 2009 and 2008 and for the period July 26, 2002 (inception) through September 30, 2009	C-8
Notes to Consolidated Financial Statements	C-9 – C-20

Appendix D – Consolidated Financial Statements as of and for the Three and Nine Months Ended June 30, 2010 and 2009 (Unaudited)	D-1
Consolidated Balance Sheets – June 30, 2010 and September 30, 2009 (Unaudited)	D-2
Consolidated Statements of Expenses – Three and nine months ended June 30, 2010 and 2009 and for the period from July 26, 2002 (inception) through June 30, 2010 (Unaudited)	D-3
Consolidated Statements of Stockholders’ Equity (Deficit) – Period from July 26, 2002 (inception) through June 30, 2010 (Unaudited)	D-4 – D-6
Consolidated Statements of Cash Flows – Nine months ended June 30, 2010 and 2009 and for the period from July 26, 2002 (inception) through June 30, 2010 (Unaudited)	D-4 – D-6
Notes to Consolidated Financial Statements (Unaudited)	D-9 – D-12

GOLD AND MINERALS COMPANY, INC.

Appendix E – Consolidated Financial Statements as of and for the Years Ended December 31, 2009 and 2008	E-1
Report of Independent Registered Public Accounting Firm	E-2
Consolidated Balance Sheets – December 31, 2009 and 2008	E-3
Consolidated Statements of Operations – Years ended December 31, 2009 and 2008, and for the period January 1, 1994 (inception of exploration stage) through December 31, 2009	E-4 – E-5
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) – Period from January 1, 1994 (inception of exploration stage) through December 31, 2009	E-6 – E-7
Consolidated Statements of Cash Flows – Years ended December 31, 2009 and 2008, and for the period January 1, 1994 (inception of exploration stage) through December 31, 2009	E-8 – E-9
Notes to Consolidated Financial Statements	E-10 – E-19

Appendix F – Consolidated Financial Statements as of and for the Six Months Ended June 30, 2010 and 2009 (Unaudited)	F-1
Consolidated Balance Sheets – June 30, 2010 and December 31, 2009 (Unaudited)	F-2
Consolidated Statements of Operations and Comprehensive Loss – Six months ended June 30, 2010 and 2009 and for the period from January 1, 1994 (inception) through June 30, 2010 (Unaudited)	F-3 – F-4
Consolidated Statements of Stockholders’ Equity (Deficit) – From December 31, 2009 through June 30, 2010 (Unaudited)	F-5
Consolidated Statements of Cash Flows – Six months ended June 30, 2010 and 2009 and for the period from January 1, 1994 (inception) through June 30, 2010 (Unaudited)	F-6 – F-7
Notes to Consolidated Financial Statements (Unaudited)	F-8 – F-9

(Continued)

(Continued)

EL CAPITAN PRECIOUS METALS, INC. AND GOLD AND MINERALS COMPANY, INC.

Appendix G – Unaudited Pro Forma Condensed Combined Financial Statements	G-1
Unaudited Pro Forma Condensed Combined Financial Statements - Explanation	G-2 – G-3
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2010	G-4 – G-5
Unaudited Pro Forma Condensed Combined Statement of Expenses for the Fiscal Year Ended September 30, 2009	G-6
Unaudited Pro Forma Condensed Combined Statement of Expenses for the Nine Months Ended June 30, 2010	G-7
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	G-8 – G-13

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOLD AND MINERALS COMPANY, INC.,

EL CAPITAN PRECIOUS METALS, INC.

AND

MERGERCO

JUNE 28, 2010

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of June 28, 2010, by and among Gold and Minerals Company, Inc., a Nevada corporation (“G&M”), El Capitan Precious Metals, Inc., a Nevada corporation (“ECPN”), and MergerCo, a Nevada corporation and wholly-owned subsidiary of ECPN (“MergerCo”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of G&M, ECPN and MergerCo have determined that it is in the best interests of such corporations and their respective stockholders for ECPN to acquire G&M through the merger of MergerCo with and into G&M, with G&M as the surviving corporation (the “Merger”);

WHEREAS, ECPN, as the sole stockholder of MergerCo, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”) and the Bylaws of MergerCo;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of G&M shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan.  Accordingly, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that ECPN, MergerCo and G&M will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Articles of Merger” shall mean the Articles of Merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.2(d) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.2(d) hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” shall mean registered and unregistered copyrights and copyright applications.

“Dissenting Shares” shall have the meaning as set forth in Section 2.8 hereof.

“ECL” shall mean El Capitan, Ltd., an Arizona corporation and a Subsidiary of G&M.

“ECPN Common Stock” shall mean the common stock, par value $.001 per share, of ECPN.

“ECPN 8-K Reports” shall have the meaning ascribed thereto in Section 4.5.

“ECPN Insiders” shall have the meaning ascribed thereto in Section 4.11.

“ECPN Intellectual Property” shall have the meaning ascribed thereto in Section 4.21.

“ECPN Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.16.

“ECPN Permits” shall have the meaning ascribed thereto in Section 4.12(b).

“ECPN Returns” shall have the meaning ascribed thereto in Section 4.9(a).

“ECPN SEC Filings” shall have the meaning ascribed thereto in Section 4.5.

“ECPN 10-K Report” shall have the meaning ascribed thereto in Section 4.5.

“ECPN 10-Q Reports” shall have the meaning ascribed thereto in Section 4.5.

“Effective Date” shall have the meaning ascribed thereto in Section 2.2(d) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.2(d) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the ratio set forth in Section 2.3(b) hereof.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“G&M Common Stock” means the common stock, par value $.001 per share, of G&M.

“G&M Financial Statements” shall have the meaning as set forth in Section 3.12 hereof.

“G&M Insiders” shall have the meaning as set forth in Section 3.10 hereof.

“G&M Interim Statements” shall have the meaning as set forth in Section 3.12 hereof.

“G&M Intellectual Property” shall have the meaning as set forth in Section 3.21 hereof.

“G&M Latest Balance Sheet” shall have the meaning as set forth in Section 3.16 hereof.

“G&M Permits” shall have the meaning as set forth in Section 3.11(b) hereof.

“G&M Plans” shall have the meaning as set forth in Section 3.19(a) hereof.

“G&M Preferred Stock” means the preferred stock, par value $.001 per share, of G&M.

“G&M Returns” shall have the meaning as set forth in Section 3.8(a) hereof.

“G&M Stockholder Meeting” shall have the meaning ascribed thereto in Section 6.7 hereof.

“Intellectual Property” means any software together with Patents, Copyrights, Trademarks, and Know-How.

“Know-How” means trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable).

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter.  A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of ECPN Common Stock issuable in connection with the Merger to the holders of G&M Common Stock and G&M Preferred Stock based on the Exchange Ratio.

“NRS” shall mean the Nevada Revised Statutes.

“Patents” shall mean patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite G&M Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 2.1.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Transfer Agent” shall mean OTR Transfer, Inc., the transfer agent for ECPN and G&M.

“Trademarks” means registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor.

ARTICLE II
MERGER

2.1          The Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) MergerCo will merge with and into G&M, and (ii) G&M will become a wholly-owned subsidiary of ECPN. The term “Surviving Corporation” as used herein shall mean G&M, as a wholly-owned subsidiary of ECPN after giving effect to the Merger.  The Merger will be effected pursuant to the Articles of Merger in accordance with the provisions of, and with the effect provided in, Section 92A.200 of the NRS.

2.2          Effects of Merger.

(a)           From and after the Effective Time and until further amended in accordance with law, (i) the Articles of Incorporation of MergerCo as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (ii) the Bylaws of MergerCo as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

(b)           From and after the Effective Time, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of G&M and MergerCo shall vest in the Surviving Corporation; (ii) all of the assets and property of G&M and MergerCo of every kind, nature and description (real, personal and mixed, and both tangible and intangible) and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to G&M or MergerCo (other than any such debts or other obligations between them), all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Corporation; and (iii) all debts and obligations of G&M and MergerCo (other than any such debts or other obligations between them), all rights of creditors of G&M  or MergerCo and all liens or security interests encumbering any of the property of G&M or MergerCo shall be vested in the Surviving Corporation and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Corporation and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Corporation in its own name and for its own behalf.  Without limiting the generality of the foregoing, Surviving Corporation specifically assumes all continuing obligations which G&M or MergerCo would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Corporation’s Articles of Incorporation, Bylaws and pursuant to the NRS, with respect to any and all claims arising out of actions taken or omitted by G&M’s officers and directors prior to the Effective Date.

(c)           ECPN, G&M and MergerCo, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the NRS at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either G&M or MergerCo, the officers of the Surviving Corporation are fully authorized in the name of ECPN, G&M and MergerCo or otherwise to take, and shall take, all such lawful and necessary action.

(d)           Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at 15225 N. 49th Street, Scottsdale, Arizona 85254, or such other time and place as G&M and ECPN mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII (the “Closing Date”),  but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto.  On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Articles of Merger to be filed with the Nevada Secretary of State in accordance with the NRS. The Merger shall be effective when the Articles of Merger are filed with the Nevada Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Articles of Merger are filed with the Nevada Secretary of State.

2.3          Effect on G&M Capital Stock and MergerCo Capital Stock.  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Subject to the issuance of one whole share in lieu of fractional shares as provided in Section 2.3(b), each share of G&M Common Stock and G&M Preferred Stock issued and outstanding immediately prior to the Effective Time (except Dissenting Shares and shares extinguished pursuant to this Section 2.3) shall automatically be converted into and exchangeable for the number of fully paid and nonassessable shares of ECPN Common Stock equal to one (1) multiplied by the Exchange Ratio at the Effective Time of the Merger;

(b)           The Exchange Ratio shall be equal to the ratio (rounded to the nearest six decimal places) when (i) the numerator is equal to the product of the number 1.5 multiplied by the number of outstanding shares of ECPN Common Stock plus the number of shares of ECPN Common Stock underlying all outstanding ECPN warrants and options at the Effective Time of the Merger and (ii) the denominator is equal to the total number of outstanding shares of G&M Common Stock plus the total number of outstanding shares of G&M Preferred Stock at the Effective Time of the Merger.  On June 28, 2010, the number of outstanding shares of ECPN Common Stock was 91,816,412 and the number of shares of ECPN Common Stock underlying the outstanding ECPN warrants and options was 3,666,667.  On June 28, 2010, the number of outstanding shares of G&M Common Stock was 96,255,869 and the number of outstanding shares of G&M Preferred Stock was 4,985,000.  On June 28, 2010, the Exchange Ratio would be 1.414692.

(c)           In lieu of fractional shares, each G&M stockholder who would otherwise have been entitled to a fraction of a share of ECPN Common Stock pursuant to this Section 2.3 (after aggregating all fractional shares otherwise to be received by such G&M stockholder) shall receive, one (1) whole share of ECPN Common Stock;

(d)           All shares of G&M Common Stock and G&M Preferred Stock held at the Effective Time by G&M as treasury stock will be canceled and no payment will be made with respect to those shares;

(e)           Each share of G&M Common Stock and G&M Preferred Stock issued and outstanding immediately prior to the Effective Time and owned by MergerCo or ECPN, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(f)           All shares of common stock, $.001 par value per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.4          Rights of Holders of G&M Capital Stock; Restrictions on Transfer

(a)           On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of G&M Common Stock and G&M Preferred Stock (except Dissenting Shares and shares extinguished pursuant to Section 2.3) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of ECPN Common Stock into which such shares of G&M Common Stock and G&M Preferred Stock shall have been converted pursuant to Section 2.3 above.  The record holder of each such outstanding certificate representing shares of G&M Common Stock and G&M Preferred Stock, shall, after the Effective Date, be entitled to vote the shares of ECPN Common Stock into which such shares of G&M Common Stock and G&M Preferred Stock shall have been converted on any matters on which the holders of record of ECPN Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.  In any matters relating to such certificates of G&M Common Stock and G&M Preferred Stock, ECPN may rely conclusively upon the record of stockholders maintained by G&M’s Transfer Agent containing the names and addresses of the holders of record of G&M Common Stock and G&M Preferred Stock on the Effective Date.

(b)           Each G&M stockholder who will be receiving 10,000 or less of shares of ECPN Common Stock in the conversion described in Section 2.3(a) hereof will be issued one (1) unrestricted stock certificate. Each G&M stockholder who will be receiving more than 10,000 shares of ECPN Common Stock in the conversion will be issued one (1) unrestricted certificate for 10,000 shares of ECPN Common Stock and one (1) restricted certificate for the remaining number of shares of ECPN Common Stock to be received in the conversion.

Ninety (90) days after the Effective Date, a G&M stockholder may return his restricted ECPN Common Stock certificate to ECPN’s Transfer Agent and, if the number of restricted shares of ECPN Common Stock is 10,000 or less, he will receive an unrestricted ECPN Common Stock certificate from the Transfer Agent. If the number of shares of ECPN Common Stock in the returned restricted certificate is more than 10,000 shares, the G&M stockholder will receive an unrestricted certificate for 10,000 shares of ECPN Common Stock plus an unrestricted certificate for 25% of his remaining shares of ECPN Common Stock, and a restricted certificate for 75% of his remaining shares of ECPN Common Stock he returned to the Transfer Agent.  A G&M stockholder may repeat this process of removing the restrictive legend from a portion of his restricted ECPN Common Stock every ninety (90) days.  One (1) year after the Effective Date, a G&M stockholder who has received a restricted ECPN Common Stock certificate may have the restrictive legend removed from all of his shares of restricted ECPN Common Stock received in the conversion, irrespective of the number of shares of ECPN Common Stock.

Each registered holder of G&M Common Stock and G&M Preferred Stock will be issued ECPN Common Stock certificates bearing legends consistent with the restrictions set forth in this Section 2.4(b).

2.5          Procedure for Exchange of G&M Common Stock and G&M Preferred Stock.

(a)           After the Effective Time, holders of certificates theretofore evidencing outstanding shares of G&M Common Stock and G&M Preferred Stock (except shares cancelled or extinguished pursuant to Section 2.3), upon surrender of such certificates to the Transfer Agent, shall be entitled to receive certificates representing the number of shares of ECPN Common Stock into which shares of G&M Common Stock and G&M Preferred Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.3(a) and Section 2.4(b) hereof.  ECPN shall not be obligated to deliver any such shares of ECPN Common Stock to which any former holder of shares of G&M Common Stock and G&M Preferred Stock is entitled until such holder surrenders the certificate or certificates representing such shares.  Until surrendered in accordance with this Section 2.5, each certificate evidencing G&M Common Stock and G&M Preferred Stock shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 2.6.  Upon surrender, each certificate evidencing G&M Common Stock and G&M Preferred Stock shall be canceled.  If there is a transfer of G&M Common Stock or G&M Preferred Stock ownership which is not registered in the transfer records of G&M, a certificate representing the proper number of shares of ECPN Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Transfer Agent or Secretary of ECPN, such certificate shall be properly endorsed or otherwise be in proper form for transfer, including an appropriate signature guarantee, and (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of ECPN Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of ECPN that such tax has been paid or is not applicable. If any certificate evidencing G&M Common Stock or G&M Preferred Stock has not been surrendered immediately prior to the date eighteen (18) months after the Effective Date, any such shares of ECPN Common Stock, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, be maintained by the Transfer Agent in trust (the “Unissued Shares”) free and clear of all claims or interest of any person previously entitled thereto, until issued pursuant to Section 2.7 below.  None of ECPN, the Surviving Corporation or the Transfer Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any escheat, abandoned property or similar applicable law.

(b)           All shares of ECPN Common Stock issued upon the surrender for exchange of G&M Common Stock and G&M Preferred Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of G&M Common Stock and G&M Preferred Stock.

(c)           In the event any certificate for G&M Common Stock or G&M Preferred Stock shall have been lost, stolen or destroyed, ECPN shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the ECPN Common Stock as may be required pursuant to this Agreement; provided, however, that ECPN’s Transfer Agent, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against ECPN or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6          Distributions with Respect to Unexchanged Shares.  No dividend or other distribution declared with respect to ECPN Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered certificates evidencing G&M Common Stock or G&M Preferred Stock, including holders of certificates who comply with the provisions of Section 2.5(c) (with regard to lost certificates) until such holders surrender such certificates or submit an affidavit (and a bond, as applicable) in accordance with Section 2.5(c).  Upon the surrender of such certificates in accordance with this Section or Section 2.5(c), there shall be paid to such holders, promptly after such surrender or submission, as applicable, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time occurs and not paid because of the failure to surrender such certificates for exchange.

2.7          Unissued Shares Distributed.  In the event any shares of ECPN Common Stock have not been issued by the Transfer Agent pursuant to Section 2.5(a) above because one or more G&M stockholders did not surrender their G&M Common Stock and/or G&M Preferred Stock certificate within eighteen (18) months after the Effective Date, ECPN shall authorize the Transfer Agent to distribute these remaining shares of ECPN Common Stock to all of the G&M stockholders who did properly surrender their G&M Common Stock and/or G&M Preferred Stock certificates pursuant to Section 2.5(a) above, on a pro-rata basis of such properly surrendered G&M Common Stock and G&M Preferred Stock certificates.  No fractional shares of ECPN Common Stock shall be issued to any G&M stockholder pursuant to the distribution of ECPN Common Stock described in this Section 2.7.

2.8          Dissenting Shares.  Shares of capital stock of G&M held by stockholders of G&M who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Chapter 92A of the NRS (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of ECPN Common Stock pursuant to Section 2.3 above, but the holders thereof shall be entitled only to such rights as are granted by Chapter 92A of the NRS.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapter 92A of the NRS shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Chapter 92A of the NRS, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from ECPN shares of ECPN Common Stock as provided in Section 2.3 above.  Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.  G&M shall give ECPN prompt notice of any demand for appraisal received by G&M, withdrawals of such demands, and any other instruments served pursuant to Chapter 92A of the NRS and received by G&M.  G&M shall not, without the prior written consent of ECPN, make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

2.9          Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the persons who were directors and officers of ECPN immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.  If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF G&M

G&M hereby represents and warrants to ECPN and MergerCo as follows; provided, that with respect to this Article III, G&M’s representations and warranties regarding ECL, as a Subsidiary of G&M, are to be limited to G&M’s Knowledge:

3.1          Organization and Qualification.  Each of G&M and its Subsidiaries (as identified in Section 3.7 hereof) is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing in the state in which it is incorporated, and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of G&M and each of its Subsidiaries, all of which have been made available to ECPN prior to the date of this Agreement, are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Each of G&M and ECL is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on G&M or the Surviving Corporation.

3.2          Authority Relative to this Agreement; Non-Contravention.  The execution and delivery of this Agreement by G&M and the consummation by G&M of the transactions contemplated hereby have been duly authorized by the Board of Directors of G&M.  Except for approval of this Agreement and the Merger by the affirmative vote of a majority of votes that holders of the outstanding shares of G&M Common Stock and G&M Preferred Stock are entitled to cast (the “Requisite G&M Stockholder Vote”), which will be obtained prior to Closing, no other corporate proceedings on the part of G&M are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by G&M and, assuming it is a valid and binding obligation of ECPN and MergerCo, constitutes a valid and binding obligation of G&M enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the effectiveness of the Form S-4 Registration Statement filed with the Securities and Exchange Commission, and (y) the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of G&M for the consummation by G&M of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation or adversely affect the consummation of the transactions contemplated hereby.

3.3          No Conflicts.  Neither G&M nor any of its Subsidiaries is subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on G&M or the Surviving Corporation.

3.4          Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of G&M and each of its Subsidiaries as of the date hereof are correctly set forth on Schedule 3.4(a).  The issued and outstanding shares of capital stock of G&M and each of its Subsidiaries are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to G&M’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind.  Other than as described on Schedule 3.4(a), G&M and each of its Subsidiaries have no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.4(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by G&M or any of its Subsidiaries, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from G&M or any of its Subsidiaries any shares of capital stock or other securities of any kind of G&M or any of its Subsidiaries, and there will not be any such agreements prior to or on the Effective Date without the prior written consent of ECPN.  There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require G&M or any of its Subsidiaries to repurchase or otherwise acquire any shares of capital stock of G&M or any of its Subsidiaries.

(b)           Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding shares of the capital stock of each of the Subsidiaries of G&M and the number of shares of its Subsidiaries each of the owners holds.

(c)           Neither G&M nor any of its Subsidiaries owns, or is party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person.  Except as contemplated by this Agreement, neither G&M nor any of its Subsidiaries is a party to, and, to G&M’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of G&M.

3.5          Litigatioon.  There are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of G&M, threatened against G&M, its Subsidiaries, or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of G&M, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving G&M or any of its Subsidiaries or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate.  Neither G&M nor any of its Subsidiaries is a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6          No Brokers or Finders.  None of G&M, any of its Subsidiaries or their respective officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7          Subsidiaries.  Except as identified on Schedule 3.7, G&M does not have, and on the Effective Date will not have, any subsidiaries, or any direct or indirect interest in any other business entity.  Each of the entities identified on Schedule 3.7 shall be referred to as a “Subsidiary,” and all of such entities collectively as the “Subsidiaries.”

3.8          Tax Matters.

(a)           (i) Except as set forth on Schedule 3.8, G&M and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“G&M Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such G&M Returns are complete and accurate in all material respects; (iii) G&M and each of its Subsidiaries has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it or any Subsidiary; (iv) G&M has established on the G&M Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) G&M and each of its Subsidiaries has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)           To G&M’s Knowledge, there are no liens for Taxes upon any assets of G&M or any of its Subsidiaries, except liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been asserted, assessed or, to G&M’s Knowledge, proposed against G&M or any of its Subsidiaries that has not been resolved and paid in full or is not being contested in good faith.  No waiver, extension or comparable consent given by G&M or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or G&M Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to G&M or any of its Subsidiaries by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of G&M, is any such Tax audit or other proceeding threatened with regard to any Taxes or G&M Returns. Neither G&M nor any of its Subsidiaries expects the assessment of any additional Taxes of G&M or any of its Subsidiaries for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of G&M or any of its Subsidiaries which would exceed the estimated reserves established on its books and records.

(d)           Neither G&M nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by G&M not to be deductible (in whole or in part) under Section 280G of the Code nor is a party to any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder.  Neither G&M nor any of its subsidiaries is liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by G&M or any of its Subsidiaries with respect to Taxes.  Schedule 3.8 contains a list of all jurisdictions in which G&M and each its Subsidiaries are required to file any G&M Return and no claim has ever been made by a taxing authority in a jurisdiction where G&M or any of its Subsidiaries does not currently file G&M Returns that G&M or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of G&M or any of its Subsidiaries.

(e)           Neither G&M nor any of its Subsidiaries has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)           Except as set forth on Schedule 3.8, neither G&M nor any of its Subsidiaries has requested any extension of time within which to file any G&M Return, which return has not since been filed.

3.9          Contracts and Commitments.

(a)           Schedule 3.9 hereto lists all of the agreements and provides copies of such agreements, whether oral or written, to which G&M or any of its Subsidiaries is a party, which are currently in effect, and which relate to the operation of G&M’s or any of its Subsidiaries’ businesses, except agreements that involve annual payments of less than $10,000 to and from G&M and involve capital expenditures of less than $10,000 by G&M.

(b)           G&M and each of its Subsidiaries has performed all obligations required to be performed by such party in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 3.9 hereto and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption.  G&M has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

3.10        Affiliate Transactions.  Other than pursuant to this Agreement, no officer, director or employee of G&M or any of its Subsidiaries, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Capital Market or on an over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons) (collectively “G&M Insiders”), has any agreement with G&M or any of its Subsidiaries or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of G&M and each of its Subsidiaries (other than ownership of capital stock of G&M or any such Subsidiary). Neither G&M nor any of its Subsidiaries is indebted to any G&M Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no G&M Insider is indebted to G&M or any of its Subsidiaries (except for cash advances for ordinary business expenses). None of the G&M Insiders has any direct or indirect interest in any competitor, supplier or customer of G&M or any of its Subsidiaries or in any person, firm or entity from whom or to whom G&M or any of its Subsidiaries leases any property, or in any other person, firm or entity with whom G&M or any of its Subsidiaries transacts business of any nature.

3.11        Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation, G&M and its Subsidiaries and their respective officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against G&M or any of its Subsidiaries, and G&M and its Subsidiaries have not received any notice alleging a violation of any such laws, regulations or other requirements. Neither G&M nor any of its Subsidiaries is relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Surviving Corporation after it acquires G&M’s properties, assets and business.

(b)           G&M and each of its Subsidiaries has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “G&M Permits”).  G&M and each of its Subsidiaries has conducted its business in compliance with all material terms and conditions of the G&M Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation.

3.12        Financial Statements.  G&M will make available to ECPN audited balance sheets of G&M as of December 31, 2008 and 2009, and the related audited statements of income, changes in stockholders’ equity, and cash flows of G&M for the year then ended and its balance sheet as well as unaudited statements of income, changes in stockholders’ equity, and cash flows of G&M for the year ended December 31, 2009 (the “G&M Financial Statements”), and its unaudited balance sheet as of March 31, 2010, and the related unaudited statements of income, change in stockholders’ equity and cash flows of G&M for the period then ended (the “G&M Interim Statements”).  The G&M Financial Statements will be audited by MaloneBailey, LLP, Independent Registered Public Accounting Firm, and be accompanied by their audit report. The G&M Financial Statements and the G&M Interim Statements will be prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of G&M and its Subsidiaries on a consolidated basis as of the dates of and for the periods referred to in the G&M Financial Statements and the G&M Interim Statements, respectively.

3.13        Books and Records.  The books of account, minute books, stock record books, and other records of G&M and each of its Subsidiaries, complete copies of which have been made available to ECPN, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation.  At the Closing, all of G&M’s and its Subsidiaries’ records will be in the possession of G&M.

3.14        Real Property.  Neither G&M nor any of its Subsidiaries owns any real property, leaseholds or other interests in any real property, except the interest in the El Capitan Mine owned by ECL.

3.15        Insurance.  The insurance policies owned and maintained by G&M and its Subsidiaries that are material to G&M and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that G&M or its Subsidiaries are not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and neither G&M nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.16        No Undisclosed Liabilities.  Except as reflected in the unaudited balance sheet of G&M at March 31, 2010 (the “G&M Latest Balance Sheet”), neither G&M nor any of its Subsidiaries has liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of G&M’s Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), or (ii) liabilities under this Agreement.

3.17        Environmental Matters.

(a)           Except as would not be expected to have a Material Adverse Effect, neither G&M nor any of its Subsidiaries has violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined below), and except in full compliance with Environmental Laws, neither G&M nor any of its Subsidiaries (nor, to the Knowledge of G&M, any predecessor in interest in connection with the business of G&M or its Subsidiaries) has generated, used, handled, transported or stored any Hazardous Materials (as defined below) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility.  There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, G&M or its Subsidiaries (or, to the Knowledge of G&M, any predecessor in interest in connection with the business of G&M or its Subsidiaries) during the period of G&M’s or its Subsidiaries’ (or predecessor in interest’s) ownership, operation or lease or, to the Knowledge of G&M, prior thereto, except as would not reasonably be expected to have a Material Adverse Effect, nor has there been or is there threatened any Release (as defined below) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or, to G&M’s Knowledge, prior thereto, in violation of any Environmental Law or which created or would, if discovered, create an obligation to report or respond in any way to such Release or would reasonably be expected to have a Material Adverse Effect.

(b)           For purposes of this Agreement:

(i)           “Environmental Laws” means any Federal, state, local or foreign Laws (including common Law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment;

(ii)           “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

(iii)           “Release” has the meaning specified in CERCLA.

3.18        Absence of Certain Developments.  Except as disclosed in the G&M Financial Statements or as otherwise contemplated by this Agreement, since the date of the G&M Latest Balance Sheet, G&M and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on G&M or the Surviving Corporation, (ii) any event that could reasonably be expected to prevent or materially delay the performance of G&M’s or its Subsidiaries’ obligations pursuant to this Agreement, (iii) any material change by G&M or any of its Subsidiaries in its accounting methods, principles or practices, (iv) any amendment to the Articles of Incorporation or Bylaws of G&M or any of its Subsidiaries, (v) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by G&M or any of its Subsidiaries, (x) purchase, sale, assignment or transfer of any material assets by G&M or any of its Subsidiaries, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of G&M or any of its Subsidiaries, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on G&M or the Surviving Corporation, or (z) cancellation, compromise, release or waiver by G&M or any of its Subsidiaries of any rights of material value or any material debts or claims, (vi) any incurrence by G&M or any of its Subsidiaries of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (vii) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of G&M or any of its Subsidiaries, (viii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which G&M or any of its Subsidiaries is a party or by which it is bound, (ix) entry by G&M or any of its Subsidiaries into any loan or other transaction with any officers, directors or employees of G&M or any of its Subsidiaries, (x) entry by G&M or any of its Subsidiaries into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xi) any negotiation or agreement by the G&M or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (xi).

3.19        Employee Benefit Plans.

(a)           There are no (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of G&M and each of its Subsidiaries, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of G&M or any of its Subsidiaries, in the case of a plan described in (i) or (ii) above, that is currently maintained by G&M or any of its Subsidiaries or with respect to which G&M or any of its Subsidiaries has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “G&M Plans”).

(b)           No director, officer, or employee of G&M or any of its Subsidiaries will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any G&M Plan solely as a result of consummation of the transactions contemplated by this Agreement.  No director of officer or control person of ECPN prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys fees and expenses) relating to any aspect of the G&M Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.

3.20        Employees.  To the Knowledge of G&M, (a) neither any executive employee of G&M or any of its Subsidiaries, nor any group of G&M’s nor any of its Subsidiaries’ employees has any plans to terminate his, her or its employment; (b) neither G&M nor any of its Subsidiaries has material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against G&M or any of its Subsidiaries, nor is G&M or any of its Subsidiaries aware of any facts that would give rise to such a claim; (d) to the Knowledge of G&M, no employee of G&M or any of its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of G&M or any of its Subsidiaries; (e) no employee or former employee of G&M or any of its Subsidiaries has any claim with respect to any intellectual property rights of G&M or any of its Subsidiaries; and (f) there is no reasonable basis for any of the events described in the preceding clauses (a) through (e).

3.21        Intellectual Property.

(a)           G&M does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “G&M Intellectual Property”).

(b)           To G&M Knowledge, G&M is not infringing upon the proprietary rights of any Person.  There are no claims pending or, to G&M’s Knowledge, threatened alleging that G&M is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)           G&M is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on G&M.

3.22        Tax-Free Reorganization.  Neither G&M nor, to G&M’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.23        Vote Required.  The Requisite G&M Stockholder Vote is the only vote of the holders of any class or series of G&M capital stock necessary to approve the Merger.

3.24        Proxy Statement and Registration Statement.  None of the information supplied or to be supplied by G&M for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of ECPN Common Stock in the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by G&M for inclusion or incorporation by reference in the Proxy Statement/Prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”), on the date it is first mailed to holders of G&M Common Stock and G&M Preferred Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25        Full Disclosure.  The representations and warranties of G&M contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which G&M has Knowledge that has not been disclosed to ECPN pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation or materially adversely affect the ability of G&M to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ECPN AND MERGERCO

ECPN and MergerCo hereby represent and warrant to G&M as follows:

4.1          Organization and Qualification. ECPN and MergerCo are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the Articles of Incorporation and Bylaws of ECPN and MergerCo that have been made available to G&M on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date.  ECPN and MergerCo are, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ECPN or MergerCo, respectively.

4.2          Authority Relative to this Agreement; Non-Contravention.  Each of ECPN and MergerCo has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by ECPN and MergerCo, and the consummation by ECPN and MergerCo of the transactions contemplated hereby have been duly authorized by the Boards of Directors of ECPN and MergerCo.  Except for the approval of ECPN (as sole stockholder of MergerCo), no further corporate proceedings on the part of ECPN or MergerCo are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by ECPN. This Agreement has been duly executed and delivered by ECPN and MergerCo and, assuming it is a valid and binding obligation of G&M, constitutes a valid and binding obligation of ECPN and MergerCo enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the effectiveness of the Form S-4 Registration Statement filed with the Securities and Exchange Commission for the distribution of the ECPN Common Stock, and (y) the filing of the Articles of Merger with the Nevada Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of ECPN or MergerCo for the consummation by ECPN or MergerCo of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ECPN or MergerCo, or adversely affect the consummation of the transactions contemplated hereby.

4.3          No Conflicts.  Neither ECPN nor MergerCo nor, to ECPN’s Knowledge, ECL is subject to, or obligated under, any provision of (a) their respective Articles or Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ECPN, MergerCo or ECL.

4.4          Capitalization.

(a)           As of the date hereof, ECPN is, and on the Effective Date will be, authorized to issue 300,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 91,816,412 shares of common stock, and no shares of preferred stock are currently issued and outstanding.  The issued and outstanding shares of capital stock of ECPN are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to ECPN’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind.  Other than as described on Schedule 4.4(a), on the date of execution of this Agreement, ECPN has no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 4.4(a) hereto, on the date of execution of this Agreement, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by ECPN and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from ECPN any shares of capital stock or other securities of ECPN, and there will not be any such agreements prior to or on the Effective Date without the prior written consent of G&M.

(b)           ECPN is not a party to, and, to ECPN’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of ECPN.

(c)           The authorized capital of MergerCo consists of 1,000 shares of common stock, par value $.001 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by ECPN.  The issued and outstanding shares of capital stock of MergerCo are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to ECPN’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from MergerCo any shares of capital stock or other securities of MergerCo of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require MergerCo to repurchase or otherwise acquire any shares of its capital stock.

4.5          Exchange Act Reports.  Prior to the date of this Agreement, ECPN has made available to G&M complete and accurate copies of (a) ECPN’s Annual Report on Form 10-K for the year ended September 30, 2009 (the “ECPN 10-K Report”), (b) ECPN’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, and March 31, 2010 as filed with the SEC (the “ECPN 10-Q Reports”), and (c) all current reports on Form 8-K filed with the SEC since December 31, 2009 (the “ECPN 8-K Reports,” and together with the ECPN 10-K Reports and ECPN 10-Q Reports, the “ECPN SEC Filings”).  As of their respective dates or as subsequently amended prior to the date hereof, each of the ECPN SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC.  The financial statements (including footnotes thereto) included in or incorporated by reference into the ECPN SEC Filings were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of ECPN as of the dates thereof and results of operations for the periods referred to therein.

4.6          Litigation.  Except as set forth on Schedule 4.6, there are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of ECPN, threatened against ECPN, MergerCo or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate, or to ECPN’s Knowledge against ECL, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of ECPN, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving ECPN or any of its officers, directors, employees or Affiliates, individually or in the aggregate, or against MergerCo or ECL. Neither ECPN nor MergerCo nor, to ECPN’s Knowledge, ECL, is a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.7          Subsidiaries.  ECPN does not have, and on the Effective Date will not have, any subsidiaries, or any direct or indirect interest in any other business entity, except for those set forth on Schedule 4.7.

4.8          No Brokers or Finders.  None of ECPN or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.9          Tax Matters.

(a)           (i) ECPN has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“ECPN Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such ECPN Returns are complete and accurate in all material respects; (iii) ECPN has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) ECPN has established on the ECPN Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) ECPN has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)           To ECPN’s Knowledge, there are no liens for Taxes upon any assets of ECPN, except liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been asserted, assessed or, to ECPN’s Knowledge, proposed against ECPN that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by ECPN regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or ECPN Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to ECPN by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of ECPN, is any such Tax audit or other proceeding threatened with regard to any Taxes or ECPN Returns. ECPN does not expect the assessment of any additional Taxes of ECPN for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of ECPN which would exceed the estimated reserves established on its books and records.

(d)           ECPN is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by ECPN not to be deductible (in whole or in part) under Section 280G of the Code. ECPN is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by ECPN with respect to Taxes.  Schedule 4.8 contains a list of all jurisdictions in which ECPN is required to file any ECPN Return and no claim has ever been made by a taxing authority in a jurisdiction where ECPN does not currently file ECPN Returns that ECPN is or may be subject to taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of ECPN.

(e)           ECPN has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)           ECPN has not requested any extension of time within which to file any ECPN Return, which return has not since been filed.

4.10        Contracts and Commitments.  Other than as referenced in the ECPN SEC Filings, ECPN is not a party to any material contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to ECPN or its business.

4.11        Affiliate Transactions.  Except as reported in the ECPN SEC Filings and other than pursuant to this Agreement, no officer, director or employee of ECPN, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Capital Market, or in an over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons) (collectively “ECPN Insiders”), has any agreement with ECPN or ECL or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ECPN or ECL (other than ownership of capital stock of ECPN Subsidiaries). Neither ECPN nor ECL is indebted to any ECPN Insider (except for reimbursement of ordinary business expenses) and no ECPN Insider is indebted to ECPN or ECL) except for cash advances for ordinary business expenses). No ECPN Insider has any direct or indirect interest in any competitor, supplier or customer of ECPN or ECL or in any person, firm or entity from whom or to whom ECPN or ECL leases any property, or in any other person, firm or entity with whom ECPN or ECL transacts business of any nature.

4.12        Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on ECPN or ECL, as the case may be, ECPN and its officers, directors, agents and employees and ECL have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against ECPN or ECL, and ECPN and ECL have not received any notice, alleging a violation of any such laws, regulations or other requirements; provided, that the representations herein as to ECL are to ECPN’s Knowledge.

(b)           ECPN has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

4.13        Validity of the ECPN Common Stock.  The shares of ECPN Common Stock to be issued to holders of G&M Common Stock and G&M Preferred Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.14        Real Property.  ECPN does not own any real property, leaseholds or other interests in real property.

4.15        Insurance.  The insurance policies owned and maintained by ECPN that are material to ECPN are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that ECPN is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and ECPN has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.16        No Undisclosed Liabilities.  Except as reflected in the unaudited consolidated balance sheet of ECPN at March 31, 2010 included in ECPN’s Quarterly Report on Form 10-Q for such period (the “ECPN Latest Balance Sheet”), ECPN has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the ECPN Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability).

4.17        Environmental Matters.  Except as would not be expected to have a Material Adverse Effect, neither ECPN nor any of its Subsidiaries (including MergerCo) nor, to ECPN’s Knowledge, ECL, has violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined in Section 3.17), and except in full compliance with Environmental Laws, neither ECPN nor any of its Subsidiaries (nor, to the Knowledge of ECPN, ECL or any predecessor in interest in connection with the business of ECPN or its Subsidiaries) has generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.17) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility.  There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, ECPN or its Subsidiaries (or, to the Knowledge of ECPN, ECL or any predecessor in interest in connection with the business of ECPN or its Subsidiaries) during the period of ECPN’s or such Subsidiary’s (or predecessor in interest’s) ownership, operation or lease or, to the Knowledge of ECPN, prior thereto, except as would not reasonably be expected to have a Material Adverse Effect, nor has there been or is there threatened any Release (as defined in Section 3.17) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or, to ECPN’s Knowledge, prior thereto, in violation of any Environmental Law or which created or would, if discovered, create an obligation to report or respond in any way to such Release or would reasonably be expected to have a Material Adverse Effect.

4.18        Absence of Certain Developments.  Except as disclosed in the ECPN SEC Filings or as otherwise contemplated by this Agreement, since March 31, 2010, ECPN and ECL have conducted their respective businesses only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on ECPN or ECL, (ii) any event that would reasonably be expected to prevent or materially delay the performance of ECPN’s obligations pursuant to this Agreement, (iii) any material change by ECPN in its accounting methods, principles or practices, (iv) any amendment to the Articles of Incorporation or Bylaws of ECPN, (v) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by ECPN or ECL, (x) purchase, sale, assignment or transfer of any material assets by ECPN or ECL, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of ECPN or ECL, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on ECPN or ECL, as the case may be, or (z) cancellation, compromise, release or waiver by ECPN or ECL of any rights of material value or any material debts or claims, (vi) any incurrence by ECPN or ECL of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (vii) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of ECPN or ECL, (viii) entry by ECPN or ECL into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (ix) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which ECPN or ECL is a party or by which any of them is bound, (x) entry by ECPN or ECL into any loan or other transaction with any officers, directors or employees of ECPN, (xi) any charitable or other capital contribution by ECPN or ECL or pledge therefore, (xii) entry by ECPN or ECL into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xiii) any negotiation or agreement by ECPN or ECL to do any of the things described in the preceding clauses (i) through (xii); provided, that the representations as to ECL herein are to ECPN’s Knowledge.

4.19        Employee Benefit Plans.

(a)           There are no (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of ECPN, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of ECPN, in the case of a plan described in (i) or (ii) above, that is currently maintained by ECPN or with respect to which ECPN has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “ECPN Plans”), except as disclosed in the ECPN SEC filings.

(b)           No director, officer, or employee of ECPN or any of its Subsidiaries or, to ECPN’s Knowledge, of ECL, will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any ECPN Plan solely as a result of consummation of the transactions contemplated by this Agreement.  No director of officer or control person of G&M prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys fees and expenses) relating to any aspect of the ECPN Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.

4.20        Employees.  To the Knowledge of ECPN, (a) neither any executive employee of ECPN, nor any group of ECPN’s employees has any plans to terminate his, her or its employment; (b) ECPN does not have any material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against ECPN, nor is ECPN aware of any facts that would give rise to such a claim; (d) to the Knowledge of ECPN, no employee of ECPN is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of ECPN; (e) no employee or former employee of ECPN has any claim with respect to any intellectual property rights of ECPN; and (f) there is no reasonable basis for any of the events described in the preceding clauses (a) through (e).

4.21        Intellectual Property.

(a)           ECPN does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “ECPN Intellectual Property”).

(b)           To ECPN’s Knowledge, ECPN is not infringing upon the proprietary rights of any Person.  There are no claims pending or, to ECPN’s Knowledge, threatened alleging that ECPN is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)           ECPN is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on ECPN.

4.22        Tax-Free Reorganization.  Neither ECPN nor, to ECPN’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.23        Financial Statements.  The financial statements of ECPN included in the ECPN SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of ECPN as of the dates of and for the periods referred to in such financial statements.

4.24        Proxy Statement and Registration Statement.  None of the information supplied or to be supplied by ECPN for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by ECPN for inclusion or incorporation by reference in the Proxy Statement/Prospectus on the date it is first mailed to holders of G&M Common Stock and G&M Preferred Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25        Full Disclosure.  The representations and warranties of ECPN and MergerCo contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which ECPN or MergerCo has Knowledge that has not been disclosed to G&M pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on ECPN, MergerCo or ECL, or materially adversely affect the ability of ECPN, MergerCo or ECL, to consummate in a timely manner the transactions contemplated hereby

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1          Conduct of Business by ECPN and MergerCo.  From the date of this Agreement to the Effective Date, unless G&M shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, neither ECPN nor MergerCo shall, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of ECPN, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of ECPN, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of ECPN’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and ECPN’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

5.2          Conduct of Business by G&M.  From the date of this Agreement to the Effective Date, unless ECPN shall otherwise agree in writing or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, G&M shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of G&M, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of G&M, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of G&M’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and G&M’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) sell or transfer, mortgage, pledge, lease, license or otherwise encumber any of its assets or those of its Subsidiaries other than in the ordinary course of business, in accordance with past practices, and in a manner not exceeding in the aggregate of $10,000.  Notwithstanding the foregoing, G&M may sell shares of ECPN Common Stock held by it.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1          Governmental Filings.  Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.  Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2          Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.3          Due Diligence; Access to Information; Confidentiality.

(a)           Between the date hereof and the Closing Date, G&M and ECPN shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)           G&M and ECPN agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder.  Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder.  Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c)            In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order.  In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by ECPN with the Securities and Exchange Commission under cover of Form 8-K.

(d)           Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither ECPN nor G&M nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)           is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(ii)           was available to such party on a non-confidential basis prior to its disclosure;

(iii)           becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(iv)           developed by such party independently of any disclosure by the other party; or

(v)           is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e)           ECPN and G&M each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4          Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation §1.368-2(g) and §1.368-3(a).

6.5          Press Releases.  G&M and ECPN shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6          Preparation of Disclosure Documents.

(a)           As soon as practical following the date of this Agreement, G&M and ECPN shall prepare the Proxy Statement/Prospectus.  G&M shall, in cooperation with ECPN, file the Proxy Statement/Prospectus with the SEC as its preliminary Proxy Statement/Prospectus and ECPN shall, in cooperation with G&M, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included.  Each of G&M and ECPN shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger.  G&M shall use reasonable commercial efforts to mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy/prospectus material, and, if required in connection therewith, resolicit proxies.  ECPN shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of ECPN Common Stock in the Merger and G&M shall furnish all information concerning G&M and the stockholders of G&M as may be reasonably requested in connection with any such action.

(b)           Except as required by applicable law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by ECPN or G&M without the approval of the other party (which shall not be unreasonably withheld or delayed).  Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the ECPN Common Stock issuable in connection with the merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

6.7          G&M Stockholders’ Meeting; Materials to Stockholders.

(a)           G&M shall, in accordance with Section 92A.120 of the NRS and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of G&M stockholders (the “G&M Stockholder Meeting”) as promptly as practicable after the date on which the Registration Statement is declared effective for the purpose of considering and taking action upon this Agreement and the Merger.

(b)           G&M shall as promptly as practicable following the date of this Agreement prepare and mail to G&M stockholders all information as may required to comply with the NRS, the Securities Act and the Exchange Act.

6.8          Affiliate Letters.  G&M shall identify to ECPN all persons who G&M believes may be “affiliates” of G&M within the meaning of Rule 145 under the Securities Act.  G&M shall use reasonable commercial efforts to provide ECPN with such information as ECPN shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of G&M.  G&M shall use reasonable commercial efforts to deliver to ECPN a letter from each of such affiliates identified by G&M and ECPN in substantially the form attached hereto as Exhibit B (the “Affiliate Letters”) as soon as practicable after the date hereof but in no event later than the day preceding the filing of the Registration Statement.

6.9          Failure to Fulfill Conditions.  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.10        Notification of Certain Matters.  On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

ARTICLE VII
CONDITIONS

7.1          Conditions to Obligations of Each Party.  The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)           No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)           Stockholder Approvals.  This Agreement and the Merger shall have been approved by the Requisite G&M Stockholder Vote.

(c)           Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the Knowledge of ECPN or G&M, threatened by the SEC.

(d)           Adverse Proceedings.  There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by ECPN or MergerCo of all or a material portion of the business or assets of G&M, or to compel ECPN or MergerCo or G&M to dispose of or to hold separately all or a material portion of the business or assets of ECPN or MergerCo or of G&M, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(e)           Governmental Action.  There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

7.2          Additional Conditions to Obligation of ECPN and MergerCo.  The obligation of ECPN and MergerCo to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)           Representations and Compliance.  The representations of G&M contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date.  G&M shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)           Officers’ Certificate.  G&M shall have furnished to ECPN and MergerCo a certificate of the Chief Executive Officer of G&M, dated as of the Closing Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)           Secretary’s Certificate.  G&M shall have furnished to ECPN (i) copies of the text of the resolutions by which the corporate action on the part of G&M necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken, and (ii) a certificate from the Secretary of State of Nevada evidencing the good standing of G&M in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)           Consents and Approvals.  G&M shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of G&M’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting G&M or any license, franchise or permit of or affecting G&M.

(e)           Delivery of G&M Financial Statements.  G&M shall have completed and delivered to ECPN audited financial statements for the fiscal years ending December 31, 2008 and December 31, 2009 (the “G&M Audited Financials”) and reviewed financial statements for the three-month period ended March 31, 2010, and any interim quarterly periods subsequent to G&M Audited Financials evidencing the financial and operational performance of G&M (the “G&M Interim Financials”).  Additionally, G&M shall deliver to ECPN auditor consents for inclusion of the G&M Audited Financials into the applicable filings of ECPN with the Securities and Exchange Commission.

(f)           Material Changes.  G&M shall not have had any material changes to its Business or its warranties and representations within this Agreement since the date of the G&M Interim Statements.

(g)           Dissenting Shares.  Immediately prior to the Effective Time of the Merger, the number of Dissenting Shares which had validly notified G&M of their appraisal rights under Chapter 92A of NRS shall not be unacceptable to the ECPN Board of Directors in its sole discretion, which shall not be unreasonably exercised.

(h)           Merger Certificate.  G&M shall have executed and delivered to ECPN a copy of the Articles of Merger.

7.3          Additional Conditions to Obligation of G&M.  The obligation of G&M to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)           Representations and Compliance.  The representations of ECPN and MergerCo contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. ECPN and MergerCo, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

(b)           Officers’ Certificate.  ECPN and MergerCo shall have furnished to G&M certificates of their respective Chief Executive Officers, dated as of the Closing Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)           Secretary’s Certificate.  ECPN and MergerCo shall have furnished to G&M (i) copies of the text of the resolutions by which the corporate action on the part of ECPN and MergerCo is necessary to approve this Agreement and the Articles of Merger, the election of the directors of ECPN to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, and (ii) certificates from the Secretary of State of Nevada evidencing the good standing of ECPN and MergerCo in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)           Consents and Approvals.  ECPN and MergerCo shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of ECPN’s or MergerCo’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting ECPN or any license, franchise or permit of or affecting ECPN.

(e)           Material Changes.  ECPN shall not have had any material changes to its Business or its warranties and representations within this Agreement since the date of the ECPN Interim Statements.

(f)           Dissenting Shares.  Immediately prior to the Effective Time of the Merger, the number of Dissenting Shares which had validly notified G&M of their appraisal rights under Chapter 92A of NRS shall not be unacceptable to the G&M Board of Directors in its sole discretion, which shall not be unreasonably exercised.

(g)           Merger Certificate.  ECPN shall have executed and delivered to G&M a copy of the Articles of Merger.

ARTICLE VIII
TERMINATION

8.1          Termination.  This Agreement may be terminated prior to the Effective Date:

(a)           by mutual consent of G&M and ECPN, if the boards of directors of each so determines by vote of a majority of the members of its entire board;

(b)           by ECPN, if G&M shall have breached any of its representations, or failed to perform any of its covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 7.2(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within twenty (20) business days after the giving of written notice of such breach or failure to perform; provided, however, that ECPN may only terminate this Agreement pursuant this Section 8.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on ECPN and the Surviving Corporation taken as a whole; or

(c)           by G&M, if ECPN or MergerCo shall have breached any of their representations, or failed to perform any of their covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Sections 4.2 and 7.3(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within twenty (20) business days after the giving of written notice of such breach or failure to perform; provided, however, that G&M may only terminate this Agreement pursuant this Section 8.1(c) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on G&M.

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

ARTICLE IX
GENERAL PROVISIONS

9.1          Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to G&M:	Gold and Minerals Company, Inc. P. O. Box 5148 Scottsdale, Arizona 85260 Facsimile: (480) 860-6308 Attn: Larry Lozensky, President & CEO

With copies to:	Arly Richau, Esq. 6710 N. Scottsdale Road, Suite 210 Scottsdale, Arizona 85253 Facsimile: (480) 951-1343

If to ECPN or MergerCo:	El Capitan Precious Metals, Inc. 15225 N. 49th Street Scottsdale, Arizona 85254 Facsimile: (480) 595-4427 Attn: Charles C. Mottley, President and CEO

With copies to:	Michael K. Hair, P.C. 7407 E. Ironwood Court Scottsdale, Arizona 85258 Facsimile: (480) 443-1908 Attn: Michael K. Hair, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service. No Survival

9.2          No Survival.  The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3(d) will survive the Effective Time indefinitely.

9.3          Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5          Amendment.  This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6          Waiver.  At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7          Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8          Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9          Third Party Beneficiaries.  Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10        Governing Law.  This Agreement is governed by the internal laws of the State of Arizona without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.11        Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Arizona, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Arizona, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

 [Remainder of Page Left Intentionally Blank – Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

GOLD AND MINERALS COMPANY, INC.

By:	/s/ Larry Lozensky
Name: Larry Lozensky
Title: President and Chief Executive Officer

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Charles C. Mottley
Name: Charles C. Mottley
Title: President and Chief Executive Officer

MERGERCO

By:	/s/ Charles C. Mottley
Name: Charles C. Mottley
Title: President and Chief Executive Officer

EXHIBIT A

ARTICLES OF MERGER
OF
MERGERCO
AND
GOLD AND MINERAL COMPANY, INC.

Articles of Merger made as of the _______day of ________ 2010, by and among El Capitan Precious Metals, Inc., a Nevada corporation (“ECPN”), MergerCo, a Nevada corporation (herein “MC”), and Gold and Minerals Company, Inc., a Nevada corporation (“G&M”).  MC and G&M are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

RECITALS:

ECPN is a publicly traded Nevada corporation with authorized capital consisting of 300,000,000 shares of common stock, $.001 par value (the “ECPN Common Stock”), of which ___________ shares were issued and outstanding as of _____________, 2010 and 5,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding as of ___________, 2010. ECPN owns 100% of the issued and outstanding capital stock of MC.

MC is a recently formed Nevada corporation with authorized capital consisting of 1,000 shares of common stock, $.001 par value, of which 1,000 shares were issued to ECPN and are outstanding as of _______________, 2010.

G&M is a Nevada corporation with authorized capital consisting of 100,000,000 shares of common stock, $.001 par value (the “G&M Common Stock”) of which ___________ shares were issued and outstanding as of ___________, 2010 and no additional shares of G&M Common Stock were reserved for issuance upon exercise of any outstanding common stock purchase warrants or options; and 10,000,000 shares of preferred stock, .001 par value (the “G&M Preferred Stock”), of which ___________ shares were issued and outstanding as of __________, 2010.

ECPN, G&M and MC have entered into an Agreement and Plan of Merger dated June 28, 2010 (the “Merger Agreement”) setting forth certain representations, warranties, agreements and conditions in connection with the merger provided for herein (the “Merger”).

The respective Board of Directors of ECPN, MC and G&M have, by resolution, duly approved the execution of and the transaction contemplated by the Merger Agreement and these Articles of Merger and directed that they be submitted to the stockholders of G&M for adoption and approval.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I

MERGER

1.1           In accordance with the provisions of these Articles and Article II of Merger Agreement, ECPN will acquire G&M through the merger of MC with and into G&M; and G&M will become a wholly-owned subsidiary of ECPN.  G&M shall thereby become and is herein sometimes referred to as the “Surviving Corporation.”

1.2           Upon the Effective Time of the Merger (as defined in Article III hereof) the Surviving Corporation: (i) shall become vested absolutely with all of the rights and property of G&M and MC, as constituted immediately prior to the Effective Time of the Merger, and (ii) shall continue subject to all of debts and liabilities of G&M and MC, as the same shall have existed immediately prior to the Effective Time of the Merger.  All rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired.

1.3           ECPN hereby agrees that after the Effective Time of the Merger, as defined below, ECPN will issue certificates representing that number of shares of ECPN Common Stock (collectively, the “Merger Shares”) into which shares of G&M Common Stock and G&M Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be automatically converted into as hereinafter provided by virtue of the Merger, but not subject to validly exercised rights of dissent and appraisal pursuant to Nevada Revised Statutes, Chapter 92A.

1.4           The Merger shall not become effective until the following actions shall have been completed:  (i) the Merger Agreement shall have been adopted and approved at a Special Stockholders Meeting by the stockholders of a majority of the outstanding shares of G&M Common Stock and G&M Preferred Stock in accordance with the requirements of Nevada corporate law; and (ii) all of the other conditions precedent to the consummation of the Merger specified in the Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof.

II

EXCHANGE OF SHARES

The manner and basis of exchanging the converted shares of G&M Common Stock and G&M Preferred Stock for the Merger Shares and the exchange of certificates therefor, shall be as follows:

2.1           Each one (1.0) share of G&M Common Stock and G&M Preferred Stock, which shall be issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger be automatically converted into and exchangeable for, at the Effective Time of the Merger, ______________ shares of the Merger Shares.  If between the date hereof and the Effective Time of the Merger, ECPN or G&M shall either effect any reclassification, recapitalization, subdivision, combination or exchange of shares, in respect of their respective outstanding common stock, or a stock dividend thereon shall be declared with a record date within said period, the per share amounts of the Merger Shares to be issued and delivered as provided in these Articles of Merger and the Merger Agreement shall be appropriately adjusted.

2.2           After the Effective Time of the Merger, certificates representing outstanding shares of G&M Common Stock and G&M Preferred Stock shall evidence the right of the holder thereof to receive certificates for the Merger Shares at the applicable rate stated in Section 2.1 hereinabove but only upon the surrender of the certificates for the G&M Common Stock and G&M Preferred Stock to ECPN’s stock transfer agent, which shall act as the exchange agent (the “Exchange Agent”) for such G&M stockholders to effect the conversion and exchange of certificates on their behalf.  Each holder of G&M Common Stock and/or G&M Preferred Stock, upon surrender of the certificate or certificates of G&M Common Stock and/or G&M Preferred Stock to the Exchange Agent, shall be entitled upon such surrender to receive in conversion and exchange therefor a certificate or certificates representing the number of whole shares of the Merger Shares into which the shares of G&M Common Stock and G&M Preferred Stock so surrendered shall have been converted as described herein.  No dividends or distributions will be paid to persons entitled to receive certificates for the Merger Shares pursuant hereto until such persons shall have surrendered their G&M Common Stock and/or G&M Preferred Stock certificates to the Exchange Agent; but there shall be paid to the record holder of each such certificate, with respect to the number of whole shares of the Merger Shares issued in conversion therefor (i) upon such surrender, the amount of any dividends or distributions with a record date subsequent to the Effective Time of the Merger and prior to surrender which shall have become payable thereon since the Effective Time of the Merger, without interest, and (ii) after such surrender, the amount of any dividends thereon with a record date subsequent to the Effective Time of the Merger and prior to surrender and the payment date of which shall be subsequent to surrender; such amount to be paid on such payment date.

2.3           (a)           Each G&M stockholder who will be receiving 10,000 or less Merger Shares in the conversion described in this Article II will be issued one unrestricted stock certificate. Each G&M stockholder who will be receiving more than 10,000 Merger Shares in the conversion will be issued one unrestricted certificate for 10,000 Merger Shares and one restricted certificate for the remaining number of Merger Shares to be received in the conversion.

(b)           Ninety (90) days after the Effective Time a G&M stockholder may return his restricted Merger Shares certificate to the Exchange Agent and, if the number of restricted Merger Shares is 10,000 or less, he will receive an unrestricted Merger Shares certificate from the Exchange Agent. If the number of Merger Shares in the returned restricted certificate is more than 10,000, the G&M stockholder will receive an unrestricted certificate for 10,000 Merger Shares plus an unrestricted certificate for 25% of his remaining Merger Shares, and a restricted certificate for 75% of his remaining Merger Shares.  A G&M stockholder may repeat this process of removing the restrictive legend from a portion of his restricted Merger Shares certificate issued in the conversion every ninety (90) days.  One year after the Effective Time of the Merger, a G&M stockholder who has received a restricted Merger Shares certificate may have the restrictive legend removed from all of his restricted Merger Shares received in the conversion, irrespective of the number of Merger Shares.

2.4           No certificate representing a fraction of a share of the Merger Shares will be issued and no right to vote or receive any distribution or any other right of a stockholder shall attach to any fractional interest in a share of the Merger Shares to which any holder of G&M Common Stock and/or G&M Preferred Stock would otherwise be entitled hereunder.  In lieu thereof, each holder of G&M Common Stock and/or G&M Preferred Stock entitled to a fraction of a share of the Merger Shares shall receive one whole share of Merger Shares for each fraction of a share entitled thereto (after aggregating all fractional shares otherwise to be received by such G&M stockholder).

2.5           In the event any Merger Shares have not been issued by the Exchange Agent pursuant to this Article II because one or more G&M stockholders did not surrender their G&M Common Stock and/or G&M Preferred Stock certificate within eighteen (18) months after the Effective Time, ECPN shall authorize the Exchange Agent to distribute the remaining Merger Shares to all of the G&M stockholders who did properly surrender their G&M Common Stock and/or G&M Preferred Stock certificates pursuant to this Article II, on a pro-rata basis of such properly surrendered G&M Common Stock and/or G&M Preferred Stock.  No fractional Merger Shares shall be issued to any G&M stockholder pursuant to the distribution of Merger Shares described in this Section 2.5.

2.6           At the Effective Time of the Merger, all shares of G&M Common Stock and/or G&M Preferred Stock which shall then be held in its treasury, if any, shall cease to exist, and all certificates representing such shares shall be canceled.

III

EFFECTIVE TIME OF MERGER; ABANDONMENT OF MERGER

3.1           Subject to the provisions of this Article III, the terms and conditions of these Articles of Merger shall be submitted to the stockholders of G&M, along with the Merger Agreement.  If adopted and approved by the vote of the stockholders of each of the Constituent Corporations, as required by Nevada statute, and if all of the conditions precedent to the consummation of the Merger specified in the Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then unless terminated as provided in this Article III, these Articles of Merger shall be filed with the office of the Secretary of State of Nevada (the “Secretary of State’s Office”).  The “Effective Time” of the Merger shall be the date and time  upon which a duly executed copy of these Articles of Merger are filed and become effective with the Secretary of State’s Office.

3.2           These Articles of Merger may be terminated and the proposed Merger abandoned at any time prior to the Effective Time of the Merger, and whether before or after approval of the Merger Agreement by the Board of Directors or stockholders of either of the Constituent Corporations, in the manner provided in Article VIII of the Merger Agreement.

IV

MISCELLANEOUS

4.1           For the convenience of the parties hereto and to facilitate the filing of these Articles of Merger, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

4.2           At any time prior to the Effective Time of the Merger the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive (in the manner specified in Section 9.6 of the Merger Agreement) any breach or inaccuracy in the representations and warranties contained in these Articles of Merger or in the Merger Agreement or in any document delivered pursuant thereto, or (c) waive (in the manner specified in Section 9.6 of the Merger Agreement) compliance with any of the covenants, conditions or agreements contained in these Articles of Merger or in the Merger Agreement.

4.3  The corporation parties to these Articles are also parties to the Merger Agreement. The two agreements are intended to be construed together in order to effectuate their purposes, and said agreements are intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1954, as amended.

[Remainder of Page Left Intentionally Blank – Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Merger to be signed in its corporate name by its duly authorized officers and its corporate seal to be affixed hereto, all as of the date first above written.

EL CAPITAN PRECIOUS METALS, INC.

By:
Charles C. Mottley
President and Chief Executive Officer

MERGERCO

By:
Charles C. Mottley
President and Chief Executive Officer

GOLD AND MINERALS COMPANY, INC.

By:
Larry Lozensky
President and Chief Executive Officer

EXHIBIT B

Affiliate Letters

El Capitan Precious Metals, Inc.
15225 N. 49th Street
Scottsdale, Arizona 85254

Re: Rule 145

Gentlemen:

I, ____________________, the undersigned Director of Gold and Minerals Company, Inc. (“G&M”), in conjunction with the common stock shares of El Capitan Precious Metals, Inc. (“ECPN”) which are to be issued to me (the “Shares”) pursuant to the acquisition of G&M by ECPN through the merger of G&M with MergerCo, a newly formed wholly-owned subsidiary of ECPN (the “Merger”), as described in the Agreement and Plan of Merger, dated June 28, 2010, by and between ECPN, G&M and MergerCo (the “Merger Agreement”), hereby represent and warrant to ECPN as follows:

I understand and acknowledge that pursuant to Rule 145(d) promulgated by the Securities and Exchange Commission (the “SEC”), irrespective of any contrary statement, representation or covenant in the Merger Agreement:

1.     I am prohibited from selling any of the Shares for the first ninety (90) days after the effective date of the Merger; and

2.     Thereafter, I may only sell the Shares in accordance with paragraphs (c), (e), (f) and (g) of SEC Rule 144; or

3.     Thereafter, I may only sell the Shares after I have not been an affiliate of ECPN, as that term is defined in Rule 144, for at least three (3) months and at least six (6) months have elapsed since the effective date of the Merger and ECPN meets the requirements of paragraph (c) of Rule 144; or

4.     Thereafter, I may only sell the Shares after I have not been an affiliate of ECPN for at least three (3) months and at least twelve (12) months have elapsed since the effective date of the Merger.

Dated:  _______________, 2010

Name

APPENDIX B

SECTIONS 92A.300 TO 92A.500 OF THE NEVADA REVISED STATUTES
Dissent and Appraisal Rights of the Nevada Revised Statutes

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.     Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.     Without discounting for lack of marketability or minority status.
(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.
(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.     Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a)    Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1)    If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2)    If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)    Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c)    Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d)    Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)    Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)    Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.     From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.
(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.     There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a)    A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b)    Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)     Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2.     The applicability of subsection 1 must be determined as of:

(a)     The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b)     The day before the effective date of such corporate action if there is no meeting of stockholders.

3.     Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.     There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.
(Added to NRS by 1995, 2088; A 2009, 1722)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.     A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.     A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a)     Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)     Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.
(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1.     If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.     If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.
(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

NRS 92A.420 Prerequisites to demand for payment for shares.

1.     If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a)     Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b)     Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.     If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.     A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.
(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.     The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.     The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a)     State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)     Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)     Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)     Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e)     Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.     A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a)     Demand payment;

(b)    Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)     Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.     If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.     Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.     A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.     The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.
(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)     Of the county where the subject corporation’s principal office is located;

(b)     If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c)     At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.     The payment must be accompanied by:

(a)     The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b)     A statement of the subject corporation’s estimate of the fair value of the shares; and

(c)     A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.
(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.     A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.     To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a)     Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b)     Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c)     That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d)     That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e)     That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.     Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.     Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.
(Added to NRS by 1995, 2091; A 2009, 1725)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.     A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.     A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.
(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.     A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)     For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)     For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)     Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)     Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.     To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
(Added to NRS by 1995, 2092; A 2009, 1727)

APPENDIX C

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of El Capitan Precious Metals, Inc.
(An Exploration Stage Company)
Scottsdale, AZ

We have audited the accompanying consolidated balance sheets of El Capitan Precious Metals, Inc. and Subsidiary (an exploration stage company) (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of expenses, stockholders’ equity (deficit), and cash flows for the years then ended and for the period from July 26, 2002 (inception of exploration stage) to September 30, 2009. The consolidated financial statements for the period from July 26, 2002 (inception of exploration stage) through September 30, 2006 were audited by other auditors whose reports expressed unqualified opinions on those statements. The consolidated financial statements for the period from July 26, 2002 (inception of exploration stage) through September 30, 2006, include total revenues and net loss of $0 and $10,184,209, respectively. Our opinion on the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from July 26, 2002 (inception of exploration stage) through September 30, 2009, insofar as it relates to amounts for prior periods through September 30, 2006, is based solely on the report of other auditors. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2009 and 2008 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that El Capitan Precious Metals, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  MaloneBailey, LLP

www.malonebailey.com
Houston, Texas

December 29, 2009

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

	September 30,
	2009	2008
ASSETS
CURRENT ASSETS :
Cash	$2,348	$32,456
Miscellaneous receivable	–	2,472
Prepaid expenses	26,189	40,643
Due from affiliated company	–	49,370
Total Current Assets	28,537	124,941

Furniture and equipment net of accumulated depreciation of $23,495 and $20,599, respectively	8,677	18,556
Investment in El Capitan, Limited	788,808	788,808
Deposits	22,440	27,638
Total Assets	$848,462	$959,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$144,494	$68,499
Accrued liabilities	357,711	45,000
Interest payable	48,111	49,750
Due to affiliated company	47,061	–
Short term debt	7,913	27,362
Total Current Liabilities	605,290	190,611

STOCKHOLDERS’ EQUITY :
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	–	–
Common stock, $0.001 par value; 300,000,000 shares authorized; 88,587,369 and 86,172,125 issued and outstanding, respectively	88,587	86,172
Additional paid-in capital	18,117,553	17,692,627
Deficit accumulated during the exploration stage	(17,962,968)	(17,009,467)
Total Stockholders’ Equity	243,172	769,332
Total Liabilities and Stockholders’ Equity	$848,462	$959,943

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF EXPENSES

	Year Ended September 30,		July 26, 2002 (Inception) Through September 30,
	2009	2008	2009 (Unaudited)

OPERATING EXPENSES:
Professional fees	$50,247	$179,617	$3,250,745
Officer compensation expense	315,000	455,410	2,863,833
Administrative consulting fees	45,635	–	1,129,510
Management fees, related parties	–	–	320,500
Legal and accounting fees	140,399	232,213	1,250,055
Exploration expenses	85,663	252,006	2,294,587
Warrant and option expenses	249,759	1,156,590	4,076,578
Other general and administrative	86,622	182,624	1,159,504
(Gain) loss on asset dispositions	(19,626)	43,150	34,733
Total Operating Expenses	953,699	2,501,610	16,380,045
LOSS FROM OPERATIONS	(953,699)	(2,501,610)	(16,380,045)

OTHER INCOME (EXPENSE):
Interest income	35	555	36,250
Forgiveness of debt	1,639	113,575	115,214
Interest expense:
Related parties	–	–	(68,806)
Other	(1,476)	(3)	(308,286)
Expenses associated with debt issuance and conversion	–	–	(225,207)
Accretion of notes payable discounts	–	–	(1,132,088)
Total Other Income (Expense)	198	114,127	(1,582,923)

NET LOSS	$(953,501)	$(2,387,483)	$(17,962,968)

Basic and diluted net loss per common share	$(0.01)	$(0.03)

Weighted average number of common shares outstanding	88,004,276	82,234,030

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
July 26, 2002 (Inception) to September 30, 2009

	Common Stock Shares	Common Stock Amount	Stock Subscriptions	Additional Paid in Capital	Deficit Accumulated During The Exploration Stage	Total

Initial Issuance of Common Stock	3,315,000	$3,315	–	$(3,306)	$–	$9
Net loss	–	–	–	–	(21,577)	(21,577)
	3,315,000	$3,315	$–	$(3,306)	$(21,577)	$(21,568)

Issuance of common stock to Gold and Minerals Company, Inc. in connection with purchase of interests in assets of El Capitan, Ltd. In November 2002	35,685,000	35,685	–	(35,663)	–	22
Acquisition of DML Services on March 17, 2003	6,720,000	6,720	–	(56,720)	–	(50,000)
Common stock issued for interest expense related to a note payable	525,000	525	–	16,975	–	17,500
Common stock and warrants issued for services	150,000	150	–	188,850	–	189,000
Common stock issued for compensation	2,114,280	2,115	–	847,885	–	850,000
Issuance of common stock to Gold and Minerals Company, Inc. in connection with purchase of COD property in August 2003, $0.00 per share	3,600,000	3,600	–	(3,600)	–	–
Net loss	–	–	–	–	(1,561,669)	(1,561,669)
Balances at September 30, 2003 (Unaudited)	52,109,280	$52,110	$–	$954,421	$(1,583,246)	$(576,715)

Cost associated with warrants and options issued	–	–	–	108,000	–	108,000
Common stock issued for compensation	3,650,164	3,650	–	516,350	–	520,000
Common stock issued for services and expenses	2,082,234	2,083	–	393,682	–	395,765
Common stock issue for notes payable	1,827,938	1,827	–	381,173	–	383,000
Beneficial conversion of notes payable	–	–	–	75,000	–	75,000
Common stock issued for acquisition of Weaver property interest in July 2004	3,000,000	3,000	–	(3,000)	–	–
Stock subscriptions	–	–	50,000	–	–	50,000
Net loss	–	–	–	–	(1,314,320)	(1,314,320)
Balances at September 30, 2004 (Unaudited)	62,669,616	$62,670	$50,000	$2,425,626	$(2,897,566)	$(359,270)

Subscribed stock issued	200,000	200	(50,000)	49,800	–	–
Common stock issued for services	2,290,557	2,290	–	1,254,245	–	1,256,535
Common stock sold in private placement	3,865,000	3,865	–	1,785,272	–	1,789,137
Common stock issued for notes payable	383,576	384	–	153,042	–	153,426
Beneficial conversion of notes payable	–	–	–	21,635	–	21,635
Cost associated with warrants and options issued	–	–	–	149,004	–	149,004
Discounts on notes payable	–	–	–	113,448	–	113,448
Net loss	–	–	–	–	(3,244,841)	(3,244,841)
Balances at September 30, 2005 (Unaudited)	69,408,749	$69,409	$–	$5,952,072	$(6,142,407)	$(120,926)

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
July 26, 2002 (Inception) to September 30, 2009

	Common Stock Shares	Common Stock Amount	Stock Subscriptions	Additional Paid in Capital	Deficit Accumulated During The Exploration Stage	Total

Common stock issued for services	310,000	310	–	274,690	–	275,000
Common stock sold in private placement	2,189,697	2,190	–	1,158,775	–	1,160,965
Common stock issued for notes payable	2,124,726	2,125	–	1,147,875	–	1,150,000
Beneficial conversion of note payable	–	–	–	128,572	–	128,572
Discounts on issuance of convertible notes payable	–	–	–	1,018,640	–	1,018,640
Costs associated with warrants and options issued	–	–	–	163,750	–	163,750
Common stock issued for exercise of options and warrants	498,825	499	–	256,251	–	256,750
Common stock issued for compensation	364,912	364	–	286,772	–	287,136
Provision for deferred income tax related to	–	–	–	(80,322)	–	(80,322)
Net loss	–	–	–	–	(4,041,802)	(4,041,802)
Balances at September 30, 2006 (Unaudited)	74,896,909	$74,897	$–	$10,307,075	$(10,184,209)	$197,763

Stock issued for conversion of notes payable	1,500,000	1,500	–	748,500	–	750,000
Common stock sold in private placement	50,000	50	–	24,950	–	25,000
Common stock sold by the exercise of warrants and options	2,258,000	2,258	–	1,121,742	–	1,124,000
Common stock issued for compensation	966,994	968	–	604,583	–	605,551
Reverse provision for deferred income tax related to timing difference on debt discount	–	–	–	80,322	–	80,322
Common stock issued for services	80,216	81	–	52,325	–	52,406
Cost associated with issuance of warrants and options	–	–	–	2,249,475	–	2,249,475
Net loss	–	–	–	–	(4,437,775)	(4,437,775)
Balances at September 30, 2007	79,752,119	$79,754	$–	$15,188,972	$(14,621,984)	$646,742

Common stock sold in private placement	300,000	300	–	149,700	–	150,000
Common stock issued for exercise of cashless warrants	12,000	12	–	(12)	–	–
Common stock sold by the exercise of warrants and options	1,257,500	1,257	–	176,568	–	177,825
Common stock issued for compensation	1,637,356	1,637	–	358,774	–	360,411
Common stock issued for services	3,213,150	3,212	–	662,035	–	665,247
Warrant and option expense	–	–	–	1,156,590	–	1,156,590
Net loss	–	–	–	–	(2,387,483)	(2,387,483)
Balances at September 30, 2008	86,172,125	$86,172	$–	$17,692,627	$(17,009,467)	$769,332

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
July 26, 2002 (Inception) to September 30, 2009

	Common Stock Shares	Common Stock Amount	Stock Subscriptions	Additional Paid in Capital	Deficit Accumulated During The Exploration Stage	Total

Common stock issued for services	1,127,744	1,127	–	95,205	–	96,332
Common stock sold by the exercise of warrants & options	725,000	725	–	35,525	–	36,250
Common stock issued for compensation	562,500	563	–	44,437	–	45,000
Warrant and option expense	–	–	–	249,759	–	249,759
Net loss	–	–	–	–	(953,501)	(953,501)
Balances at September 30, 2009	88,587,369	$88,587	$–	$18,117,553	$(17,962,968)	$243,172

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,		July 26, 2002 (Inception) Through September 30,
	2009	2008	2009 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(953,501)	$(2,387,483)	$(17,962,968)

Adjustments to reconcile net (loss) to net cash used in operating activities
Warrant and option expense	249,759	1,156,590	4,076,578
Beneficial conversion feature of notes payable	–	–	225,207
Non-cash expense with affiliate	–	–	7,801
Share-based compensation	141,332	1,025,658	5,598,383
Accretion of discount on notes payable	–	–	1,132,088
(Gain) loss on sale of fixed assets	(19,627)	43,150	34,733
Forgiveness of debt	(1,639)	–	(115,214)
Provision for uncollectible note receivable	–	–	62,500
Depreciation	7,515	15,950	68,894
Changes in operating assets and liabilities:
Miscellaneous receivable	2,472	8,096	4,863
Interest receivable	–	–	(13,611)
Prepaid expenses and other current assets	14,454	2,415	(28,662)
Expense advances on behalf of affiliated company	96,431	22,900	(515,929)
Accounts payable	75,995	(267,519)	138,764
Accounts payable - Related Party	–	(12,489)	364
Accrued liabilities	314,702	7,669	490,229
Interest payable, other	–	–	49,750
Net Cash (Used in) Operations	(72,107)	(385,063)	(6,746,230)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property interest	–	–	(100,000)
Purchase of furniture and equipment	–	(1,396)	(148,140)
Sale of fixed assets	20,000	–	32,001
Deposits	5,198	3,470	(22,440)
Issuance of notes receivable	–	–	(249,430)
Payments received on notes receivable	–	–	66,930
Cash paid in connection with acquisition of DLM Services, Inc.	–	–	(50,000)
Net Cash Provided by (Used in) Financing Activities	25,198	2,074	(471,079)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	–	150,000	3,456,606
Costs associated with the sale of stock	–	–	(19,363)
Proceeds from notes payable, related parties	–	–	219,900
Proceeds from warrant exercise	36,250	177,825	1,338,075
Proceeds from notes payable, other	–	–	2,322,300
Increase in finance contracts	13,299	49,651	117,479
Repayment of notes payable, related parties	–	–	(61,900)
Payments on finance contracts	(32,748)	(52,360)	(109,566)
Repayment of notes payable, other	–	–	(43,874)
Net Cash Provided by Financing Activities	16,801	325,116	7,219,657

NET (DECREASE) INCEASE IN CASH AND CASH EQUIVALENTS	(30,108)	(57,873)	2,348

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32,456	90,329	–

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,348	$32,456	$2,348

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,		July 26, 2002 (Inception) Through September 30,
	2009	2008	2009 (Unaudited)

SUPPLEMENTAL CASH FLOW INFORMATION :
Cash paid for interest	$1,307	$2,503	$172,463

Cash paid for income taxes	–	–	–

NON-CASH INVESTING AND FINANCING ACTIVITIES :

Fixed assets disposed for accrued liabilities	$1,991	–	$1,991

Issuance of common stock to Gold and Minerals Company, Inc. in connection with the purchase of interest in of El Capitan, Limited.	–	–	$8

Issuance of common stock to Gold and Minerals Company, Inc. in connection with the purchase of the COD property	–	–	$3,600

Issuance of common stock to Gold and Minerals Company, Inc. in connection with the purchase of the Weaver property	–	–	$3,000

Net non-cash advances from affiliated company	–	–	$562,990

Notes payable and accrued interest converted to equity	–	–	$2,495,544

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Business, Operations and Organization

On July 26, 2002, El Capitan Precious Metals, Inc. was incorporated as a Delaware corporation to engage in the business of acquiring properties containing precious metals, principally gold, silver, and platinum. On March 18, 2003, El Capitan Precious Metals, Inc. (Delaware) entered into a share exchange agreement with DML Services, Inc. (“DML”), a Nevada corporation, and became the wholly owned subsidiary of DML. On April 11, 2003, DML changed its name to El Capitan Precious Metals, Inc. The results of El Capitan Precious Metals, Inc., a Nevada corporation (formerly DML Services, Inc.), and its wholly owned Delaware subsidiary of the same name (collectively “El Capitan” or the “Company”) are presented on a consolidated basis.

The transaction was recorded as a reverse acquisition based on factors demonstrating that El Capitan constituted the accounting acquirer. The shareholders of El Capitan received 85% of the post-acquisition outstanding common stock of DML. In addition, post-acquisition management personnel and the sole board member of El Capitan consisted of individuals previously holding positions with El Capitan. The historical stockholders’ equity of El Capitan prior to the exchange was retroactively restated (a recapitalization) for the equivalent number of shares received in the exchange after giving effect to any differences in the par value of the DML and El Capitan common stock, with an offset to additional paid-in capital. The restated consolidated deficit accumulated during the development stage of the accounting acquirer (El Capitan) has been carried forward after the exchange.

El Capitan is in the exploration stage and since inception, has completed certain acquisitions and transactions (Note 2), but has not had any revenue producing operations.

Principals of Consolidation

The consolidated financial statements include the accounts of El Capitan Precious Metals, Inc. and its wholly owned subsidiary. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash and Cash Equivalents

El Capitan considers those short-term, highly liquid investments with maturities of three months or less as cash and cash equivalents. At times, cash in banks may be in excess of the FDIC limits.

Management Estimates and Assumptions

The preparation of El Capitan’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Fair Value of Financial Instruments

The fair values of El Capitan’s financial instruments include cash, investments, accounts payable, accrued expenses and notes payable approximate their carrying amounts because of the short maturities of these instruments or because of restrictions.

Furniture and Equipment

Furniture and equipment are stated at cost. Depreciation is calculated for financial statements using the straight-line basis over the estimated useful lives as follows:

Office furniture and equipment	3-10 years
Mine equipment	7 years

Depreciation expense for the years ended September 30, 2009 and 2008 was $7,515 and $15,950, respectively.

Net Income (Loss) Per Share

FASB ASC 260 requires dual presentation of basic and diluted earnings or loss per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution from stock options, warrants and other common stock equivalents and is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net loss per common share reflects potential dilution. These dilutive securities are not considered in the calculation, as the impact of the potential shares would be to decrease loss per share. Therefore, diluted loss per share is equivalent to basic loss per share.

Stock-Based Compensation

FASB ASC 718 requires companies to measure all stock compensation awards using a fair value method and recognize the related compensation cost in its financial statements. Beginning with El Capitan’s quarterly period that began on October 1, 2006, El Capitan adopted the provisions of FASB ASC 718 and expenses the fair value of employee stock options and similar awards in the financial statements.

El Capitan recognized stock-based employee compensation aggregating $249,761 and $1,156,590 for common stock options issued to employees during the years ended September 30, 2009 and September 30, 2008, respectively.

The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for all grants, expected life of options using the Simplified Method, expected volatility based on historical trends, a risk-free interest rate using the appropriate term U.S. Treasury rate, and a zero percent (0%) dividend yield. Transactions in equity instruments with non-employees for goods and services are accounted for in accordance with FASB ASC 505-50.

Impairment of Long-Lived Assets

Management assesses the carrying value of long-lived assets for impairment when circumstances indicate such amounts may not be recoverable from future operations. Generally, assets to be held and used are considered impaired if the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. During the years ended September 30, 2009 and 2008 no impairment of long-lived assets was recorded.

Mineral Property Costs

Mineral property exploration costs are expensed as incurred until such time as economic reserves are quantified. To date El Capitan has not established any proven or probable reserves on its mineral properties. El Capitan has capitalized $788,808 of mineral property acquisition costs reflecting its investment in El Capitan, Limited.

Income Taxes

El Capitan computes deferred income taxes under the asset and liability method prescribed by FASB ASC 740. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the financial statement amounts and the tax basis of certain assets and liabilities by applying statutory rates in effect when the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Recently Issued Accounting Pronouncements

In July 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance relating to the “FASB Accounting Standards Codification” at FASB ASC 105, as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The codification is effective for interim periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB ASC 105. All other accounting literature not included in the Codification is non-authoritative. The adoption of FASB ASC 105 did not impact El Capitan’s results of operations, financial position or cash flows.

In May 2009, the FASB issued FASB ASC 855. FASB ASC 855 incorporates accounting and disclosure requirements related to subsequent events into U.S. GAAP. The requirements of FASB ASC 855 for subsequent-events accounting and disclosure are not significantly different from those in existing auditing standards, which El Capitan has historically followed for financial reporting purposes. As a result, El Capitan does not believe this standard had any material impact on its financial statements. El Capitan has evaluated subsequent events through the date of issuance of these consolidated financial statements, which is December 29, 2009.

 In September 2006, the FASB issued FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This pronouncement applies to other standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. The provisions of FASB ASC 820 are effective for El Capitan during the year ending September 30, 2009. The adoption of this pronouncement did not have an immediate impact on the operating results, financial position or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on El Capitan’s present or future consolidated financial statements.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming El Capitan will continue as going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. El Capitan is an exploration stage company and as of September 30, 2009, has incurred recurring losses aggregating $17,962,968 accumulated during the exploration stage. El Capitan is an exploration stage company and since its inception has had no revenues.  In addition, El Capitan does not have a revolving credit facility with any financial institution. These factors raise substantial doubt about El Capitan’s ability to continue as a going concern. The ability of El Capitan to continue as a going concern is dependent on raising additional capital, negotiating adequate financing arrangements and on achieving sufficiently profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should El Capitan be unable to continue as a going concern.

El Capitan intends to continue to pursue its cash requirements over the next fiscal year through a combination of financing activities and prior to cash flow generated through operations. In each of September 2006, October 2007 and November 2007, El Capitan placed a private placement of securities. In September 2007, El Capitan exercised its call option on certain warrants which realized $45,000 in proceeds.  During the year ended September 30, 2008, El Capitan exercised certain warrants which realized approximately $178,000 in proceeds and received proceeds from private placements aggregating $150,000. During the year ended September 30, 2009,  El Capitan received proceeds from the exercise of warrants aggregating $36,250 and received payments on account and advances from Gold & Minerals Company, Inc. (“Minerals”) aggregating $123,276. During El Capitan’s 2010 fiscal year, El Capitan anticipates raising working capital through Minerals, convertible debt and potential private placements, depending on the market conditions. The working capital funds will be utilized to continue the research on an economically viable alternative extraction processes, complete the permitting on the El Capitan site and continue the assay process of various ore samples.  El Capitan will continue to evaluate business opportunities such as joint venture processing agreements with the objective of creating cash flow to sustain El Capitan and provide a source of funds for growth. There are no assurances of success in this regard or in El Capitan’s ability to obtain continued financing through capital markets, joint ventures, or other acceptable arrangements. If management’s plans are not successful, operations and liquidity may be adversely impacted.

Given El Capitan’s limited operating history, lack of revenue, and recurring operating losses, there can be no assurance that El Capitan will be able to achieve or maintain profitability or existence. Accordingly, these factors raise substantial doubt about El Capitan’s ability to continue as a going concern.

NOTE 3 - ACQUISITIONS AND DIVESTITURES

Acquisition of El Capitan Property from Gold and Minerals Company, Inc .

In October 2003, El Capitan completed the acquisition of a 40% equity interest in El Capitan, Limited (“ECL”), an Arizona corporation, which prior to the transaction was a wholly-owned subsidiary of Gold and Minerals Company, Inc. (“Minerals”), a Nevada corporation. Minerals may be considered affiliated with El Capitan in that it is a shareholder of El Capitan. Minerals is involved in the exploration and testing of potential mineral properties. Consideration for the acquisition consisted of the issuance of 30,225,000 shares of El Capitan’s common stock to Minerals (which occurred in November 2002, and which constituted a 77.5% equity ownership in El Capitan prior to the reverse acquisition) and $100,000 cash, of which $86,000 was paid through September 30, 2003, and $14,000 was paid in October 2003. Minerals retained the remaining 60% ownership in ECL.

During the quarter ended December 31, 2005, ECL finalized the purchase of four patented mining claims, constituting approximately 77.5 acres in aggregate, located in Lincoln County, New Mexico. The purchased claims are located on the property, which is owned by ECL. In consideration for the claims, ECL transferred 2,100,000 shares of El Capitan’s common stock owned by Minerals. Pursuant to an agreement between ECL and the selling parties, the stock was valued at $0.82 per share, the market value of the stock on November 11, 2005.

The assets of ECL primarily consist of the El Capitan property, an inactive iron and related mineral property located in New Mexico. At September 30, 2009, the property contained four patented claims and 140 unpatented claims encompassing approximately 3,000 acres in the Capitan Mountains in Lincoln County, New Mexico. The property has no proven reserves.

El Capitan accounts for its 40% interest in ECL using equity method of accounting. During the years ended September 30, 2009 and 2008, El Capitan has no equity earnings in ECL.

Purchase of Mining Claims from Minerals

In August 2003, El Capitan acquired from Minerals certain mining claims granted by the United States Bureau of Land Management, buildings and personal property known as the COD property located near Kingman, Arizona. The COD property is an inactive underground mineral property consisting of thirteen mining claims as well as various outbuildings and other associated personal property. In consideration for the purchase, we issued 3,600,000 shares of El Capitan’s common stock to Minerals, having a market value on the date of the transaction of approximately $1,440,000. Because the COD property was acquired from El Capitan’s then controlling stockholder in exchange for El Capitan’s common stock, and Minerals had no economic monetary basis in the property, the transaction was accounted for as a non-monetary exchange and the COD property was recorded, in accordance with Generally Accepted Accounting Principles (GAAP), at no value on El Capitan’s consolidated financial statements.

Sale of 80% of Mining Claims and Joint Venture

In May 2004, El Capitan executed a joint venture agreement with U.S. Canadian Minerals, Inc. (“US Canadian”), a publicly-traded Nevada company (Pink Sheets; USCA.PK), to explore the COD property, including the recovery of gold and silver from the tailings of the COD site. The joint venture is to operate under the name “CanEl” until May 2020, unless terminated earlier pursuant to the terms of the joint venture agreement. Under terms of the agreement, El Capitan was required to transfer to US Canadian an 80% interest in the COD property in exchange for 720,000 shares of US Canadian common stock. Pursuant to a stock split affected by U.S. Canadian, we subsequently held 2,160,000 shares of the U.S. Canadian stock.  As of October 9, 2007, U.S. Canadian announced a 50 to 1 reverse split of its common stock which reduced the number of shares held to 43,200.  On the date of the original transaction, shares of unrestricted freely trading US Canadian common stock traded at $2.85 per share, or as adjusted for the split, at $0.95 per share.

The U.S. Canadian common stock was restricted with respect to sale until May 2005. U.S. Canadian’s common stock is currently traded on the Pink Sheets under USCN.PK and closed at $0.99 per share on September 30, 2009. As at September 30, 2009, El Capitan has ascribed a zero value to these shares due to market conditions for the security and a corresponding zero value to the carrying value of the deferred gain liability account

Acquisition of Weaver Mining Claims

In July 2004, El Capitan acquired from Minerals the Weaver property located near Congress, Arizona. Consideration for this purchase was 3,000,000 shares of our common stock, which had a market value of $400,000 on the closing date. At the time the Weaver property was acquired from a controlling stockholder of El Capitan in exchange for El Capitan’s common stock, Minerals had no economic monetary basis in the property. Accordingly, the transaction was accounted for as a non-monetary exchange and the Weaver property was recorded at no value on El Capitan’s consolidated financial statements and was done in accordance with current GAAP.

During the fiscal year ended September 30, 2009, El Capitan sold the Weaver property to a non-affiliated entity for $20,000.

NOTE 4 - INVESTMENTS IN US CANADIAN

On September 30, 2009, El Capitan owned 43,200 shares of U.S. Canadian common stock. El Capitan valued the shares at $0.00 per share, due to market conditions for this stock.  El Capitan has a residual involvement related to the COD property and accordingly no gain on the sale is recognized and any future increase in market value of the securities, the increase in value will create a deferred gain liability account in accordance with current GAAP.

NOTE 5 - RELATED PARTY TRANSACTIONS

 Due to Affiliated Company

During the period October 2004 through September 2009, El Capitan made net payments on behalf of Minerals aggregating to $2,478,099 relating to costs incurred by El Capitan, Limited (“ECL”) on the El Capitan property site. Pursuant to an agreement with Minerals effective October 1, 2004, costs incurred by ECL at the El Capitan site are to be split between the companies in accordance with their percentage ownership interest. El Capitan holds a 40% equity interest in ECL, and Minerals holds the remaining 60% equity interest. Through September 30, 2009, Minerals has reimbursed or advanced El Capitan $2,525,160 of the incurred site costs.

At September 30, 2009, El Capitan owed Minerals $47,061.

Employment Agreements

El Capitan issued to Mr. Pavlich, President and CEO, on April 6, 2007, 250,000 shares of El Capitan’s common stock in payment of Mr. Pavlich’s compensation for the remainder of calendar year 2007, valued on the date of grant at $0.70 per share. Additionally, on April 6, 2007, Mr. Pavlich was granted an option to purchase 2,500,000 shares of El Capitan’s common stock at an exercise price of $0.70 per share, the fair market value of El Capitan’s stock on the date of grant. On March 31, 2008, the board of directors amended the employment agreement to have a minimum monthly value of $12,500, payable in El Capitan’s common stock. On September 9, 2008, the agreement was amended by the board of directors to incorporate a monthly cash compensation of $25,000. Additionally, on September 9, 2008 the April 6, 2007 stock option was cancelled and Mr. Pavlich was granted an option to purchase 2,500,000 of El Capitan’s common stock at an exercise price of $0.14 per share, the fair market value of El Capitan’s stock the date of the grant.  The option vests in four equal installments with the first tranche vesting immediately. On April 30, 2009, a new board of directors terminated the services of Mr. Pavlich.

Effective May 7, 2007, El Capitan appointed R. William Wilson as its Chief Financial Officer.  On May 4, 2007, El Capitan entered into an employment agreement with Mr. Wilson relating to his service as Chief Financial Officer.  Additionally, the agreement provided for the issuance to Mr. Wilson of a stock option to purchase 1,000,000 shares of El Capitan’s common stock at an exercise price of $0.50, the closing price of El Capitan’s common stock on May 7, 2007, the date on which Mr. Wilson commenced employment. On March 31, 2008, the board of directors amended the employment agreement to have a minimum monthly value of $12,500 from $10,000. On September 9, 2008, the agreement was amended to incorporate a monthly cash compensation of $20,000, which may be paid in Company stock subject to mutual agreement. Additionally, on September 9, 2008, the May 7, 2007 stock option was cancelled and Mr. Wilson was granted an option to purchase 1,000,000 of El Capitan’s common stock at an exercise price of $0.14 per share, the fair market value of El Capitan’s stock the date of the grant.  The option vests in four equal installments with the first tranche vesting immediately. On April 30, 2009, a new board of directors terminated the services of Mr. Wilson.

Consulting Agreements

On October 1, 2007, El Capitan entered into a consulting agreement with Charles C. Mottley. Pursuant to the consulting agreement, Mr. Mottley has agreed to provide various services on a consulting basis, including strategic advisory services and corporate financial planning. In consideration for his services, El Capitan is required to pay Mr. Mottley a consulting fee in the aggregate amount of $300,000 consisting of a one-time payment of $25,000 and monthly installments thereafter, the amount of such monthly payments to be dependent upon the cash availability of El Capitan.  This agreement was terminated in June 2008 in exchange for 445,833 shares of El Capitan’s unregistered common stock, with a fair market value of $0.10 per share on the date of issue, and other assets with a value of approximately $6,000.  During the term of this agreement Mr. Mottley received $32,500 in cash payments.

Effective May 1 and July 1, 2009, El Capitan has informal arrangements with two individuals, both of whom are officers and/or directors of El Capitan, pursuant to which such individuals serve as support staff for the functioning of the home office and all related corporate activities and projects.  There are no written agreements with these individuals, and El Capitan currently pays an aggregate amount approximating $11,500 per month to these individuals for their services and related corporate expenses. One individual receives $6,000 a month which is paid by and allocated from Minerals. Total management fees expensed under these informal agreements for the year ended September 30, 2009 was $45,635.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

El Capitan signed a two year lease for office space in Scottsdale, Arizona, effective November 1, 2004 and extended it for a further two years on October 5, 2006. The lease requires monthly payments of $4,055 for October 2007 and $4,217 thereafter through October 2008, plus taxes and tenant charges.

 In June 2007, El Capitan relocated its corporate office to Reno, Nevada and entered into a one year lease for office space and renewed the lease for an additional year in May 2008. The lease required a monthly payment of $918 and expired on May 31, 2009. In May 2009, El Capitan relocated its corporate back to Scottsdale, Arizona and is utilizing office space contributed by an officer of El Capitan.

For the years ended September 30, 2009 and 2008, rent expense was $8,384 and $23,676, respectively.

NOTE 7 - INCOME TAXES

El Capitan has incurred no income taxes during the period from July 26, 2002 (inception) through September 30, 2009. The calculated tax deferred benefit at September 30, 2009 and 2008 is based on a Federal statutory income tax rate of 34% applied to the loss before provision for income taxes.

The following table accounts for the differences between the actual income tax benefit and amounts computed for the years ended September 30:

	Year Ended September 30,
	2009	2008

Tax benefit at the federal statutory rate	$130,257	$811,165
Increase in valuation allowance	(130,257)	(811,165)
Income tax benefit (expense)	$–	$–

The components of the deferred tax asset and deferred tax liability at September 30 are as follows:

	Year Ended September 30,
	2008	2008

Deferred tax assets	$5,525,201	$5,394,944
Valuation allowance	(5,525,201)	(5,394,994)
Net deferred tax asset after valuation allowance	$–	$–

A valuation allowance has been provided to reduce the net deferred tax asset, as management determined that it is more likely than not that the deferred tax assets will not be realized.

At September 30, 2009 and 2008, El Capitan has net operating loss carryforwards for Federal income tax purposes approximating $12,411,000 and $12,028,000, respectively. These losses expire in varying amounts between September 30, 2023 and September 30, 2029.

At September 30, 2009 and 2008, El Capitan has State net operating loss carryforwards for State income tax purposes approximating $8,416,000 and $9,238,000, respectively. These losses expire in varying amounts between September 30, 2010 and September 30, 2014.

NOTE 8 - 2005 STOCK INCENTIVE PLAN

On June 2, 2005, the Board of Directors adopted El Capitan’s 2005 Stock Incentive Plan which reserved 8,000,000 shares for issuance under the Plan out of the authorized and unissued shares of par value $0.001 common stock of El Capitan. On July 8, 2005, the Board of Directors authorized El Capitan to take the steps necessary to register the Plan shares under a registration statement on Form S-8. On July 19, 2005, the Form S-8 was filed with the SEC for 5,000,000 shares. On October 18, 2007, Form S-8 was filed with the SEC for registering the remaining 3,000,000 shares.  On July 30, 2008, the Board of Directors increased the number of shares of El Capitan’s common stock authorized for issuance under this Plan to 16,000,000 shares. On August 21, 2009, Form S-8 was filed with the SEC to register the remaining 8,000,000 shares authorized under the Plan.

NOTE 9 - STOCKHOLDERS’ EQUITY

Issuances of Common Stock, Warrants and Options

Common Stock

During fiscal 2009, El Capitan issued 1,127,744 shares of its S-8 common stock pursuant to its 2005 Stock Incentive Plan for consulting services valued at $96,312.

During fiscal 2009, El Capitan issued 725,000 shares of common stock for $36,250 to shareholders for the exercise of warrants at $0.05 per share.

During fiscal 2009, El Capitan issued 562,500 shares of its S-8 common stock pursuant to its 2005 Stock Incentive Plan for severance benefits and compensation valued at $45,000.

During fiscal 2008, El Capitan sold 300,000 restricted common shares to accredited investors pursuant to a private placement of securities under Section 4(2) and Rule 506 promulgated under the Securities Act, for $150,000. The shares were sold along with 300,000 common stock warrants with a term of 2 years and an exercise price of $0.60 per share.

During fiscal 2008, El Capitan issued 12,000 restricted common shares for the cashless exercise of warrants.

During fiscal 2008, El Capitan issued 1,257,500 shares of common stock for $177,825 to shareholders for the exercise of warrants at prices from $0.11 to $0.44 per share.

During fiscal 2008, El Capitan issued 1,637,356 shares of its S-8 common stock pursuant to its 2005 Stock Incentive Plan for severance benefits and compensation valued at $360,411.

During fiscal 2008, El Capitan issued 3,213,150 shares of its S-8 common stock pursuant to its 2005 Stock Incentive Plan for consulting services valued at $665,247.

In November 2006, El Capitan issued 1,500,000 shares of common stock at $0.50 per share pursuant to the terms of conversion of a convertible note payable of $750,000.

In October 2006, El Capitan sold 50,000 restricted common shares to an accredited investor pursuant to a private placement of securities under Section 4(2) and Rule 506 promulgated under the Securities Act, for $25,000.

During quarter ended December 31, 2006, El Capitan issued 2,090,000 shares of common stock for $1,045,000 to shareholders on the exercise of warrants at $0.50 per share. The warrant conversions, pursuant to a Written Action of the Board of Directors on September 29, 2006, also provided for each share of common stock issued under the warrant conversion, a two-year warrant to purchase one share of common stock at an exercise price of $1.37 per share. The warrants are callable under certain circumstances.

During fiscal 2007, El Capitan issued 168,000 shares of restricted common stock for $79,000 to shareholders for the exercise of warrants at $0.50 per share

During fiscal 2007, El Capitan issued 966,994 shares of its S-8 common stock pursuant to its 2005 Stock Incentive Plan for severance benefits and compensation valued at $605,551.

During fiscal 2007, El Capitan issued 80,216 shares of its S-8 common stock pursuant to its 2005 Stock Incentive Plan for consulting services valued at $52,406.

During the year ended September 30, 2006, El Capitan issued 310,000 common shares value at $275,000 for services, sold 2,189,697 shares of common stock in a private placement for $1,160,965, issued 2,124,726 shares of common stock for payment of notes payable of $1,150,000, issued 498,825 shares of common stock for the exercise of options and warrants aggregating $256,750, and issued 364,912 shares of common stock valued at $287,136 for compensation.

During the year ended September 30, 2005, El Capitan issued 200,000 shares of common stock as subscribed stock at a value of $50,000, issued 2,290,557 shares of common stock valued at $1,256,535 for services, sold 3,865,000 shares of common stock in a private placement for $1,789,137, and issued 383,576 shares of common stock for payment of notes payable aggregating $153,426.

During the year ended September 30, 2004, El Capitan issued 3,650,164 shares of common stock valued at $520,000 for compensation, issued 2,082,234 shares of common stock valued at $395,765 for services and expenses, issued 1,827,938 shares of common stock for payment of notes payable of $383,000, and issued 3,000,000 shares of common stock in connection with the purchase of the Weaver property.

During the year ended September 30, 2003, El Capitan issued 35,685,000 shares of common stock to Gold and Minerals Company, Inc., for the purchase of a 40% interest in El Capitan, Limited, and issued 6,720,000 shares of common stock in connection with the acquisition of DML Services. In addition, El Capitan issued and 525,000 shares of common stock valued at $17,500 for interest expense related to a note payable, issued 150,000 shares of common stock valued at $189,000 for services, issued 2,114,280 shares of common stock valued at $850,000 for compensation, and 3,600,000 shares of common stock to Gold and Minerals Company, Inc. in connection with the purchase of the COD property

During the year ended September 30, 2002, El Capitan issued 3,315,000 common shares at its initial issuance.

Warrants

During fiscal 2008, El Capitan granted 300,000 common stock warrants along with 300,000 common shares for $150,000. The warrants have terms of 2 years and are exercisable at $0.60.

On May 9, 2008, El Capitan modified the terms of 150,000 warrants previously granted. The exercise price of the warrants was reduced from $0.50 to $0.16. The modification resulted in additional warrant expense of $9,308. The significant assumptions used in the Black-Scholes option pricing model to compute the fair value of the modification of these warrants include the following: remaining term of 0.6 years, expected volatility of 103.51%, risk-free interest rate of 1.66% and the market price of El Capitan’s common stock on the modification date. The warrants were subsequently exercised for cash.

During July 2008, El Capitan modified the terms of 1,007,500 warrants previously granted. The exercise price of the warrants was reduced from $0.50 to $0.11. The modification resulted in additional warrant expense of $45,656. The significant assumptions used in the Black-Scholes option pricing model to compute the fair value of the modification of these warrants include the following: remaining term of 0.8 years, expected volatility between 94.96 and 107.59%, risk-free interest rates of 1.31% to 1.68% and the market price of El Capitan’s common stock on the modification date. The warrants were subsequently exercised for cash.

In December 2008, El Capitan modified the terms of 540,000 warrants previously granted. The exercise price of the warrants was reduced from $0.50 to $0.05. The modification resulted in additional warrant expense of $11,516. The significant assumptions used in the Black-Scholes option pricing model to compute the fair value of the modification of these warrants include the following: remaining term of 0.8 years, expected volatility of 107%, risk-free interest rate of 1.31% and the market price of El Capitan’s common stock on the modification dates. The warrants were subsequently exercised $27,000.

In January 2009, El Capitan modified the terms of 185,000 warrants previously granted. The exercise price of the warrants was reduced from $0.50 to $0.05. The modification resulted in additional warrant expense of $3,941. The significant assumptions used in the Black-Scholes option pricing model to compute the fair value of the modification of these warrants include the following: remaining term of 0.8 years, expected volatility of 107%, risk-free interest rate of 1.31% and the market price of El Capitan’s common stock on the modification date. The warrants were subsequently exercised for $9,250.

The following table summarizes the warrant activity for the years ended September 30, 2009 and 2008:

	Warrants Outstanding		Warrants Exercisable
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Balance, September 30, 2007	7,663,364	$0.75	7,663,364	$0.75
Granted	300,000	$0.60	300,000	$0.60
Expired/Cancelled	(1,332,500)	$(0.31)	(1,332,500	$(0.31)
Exercised	(1,257,500)	$(0.14)	(1,257,500)	$(0.14)
Balance, September 30, 2008	5,373,364	$0.84	5,373,364	$0.84

Granted	–	–	–	–
Expired/Cancelled	(3,413,333)	$(1.02)	(3,413,333)	$(1.02)
Exercised	(725,000)	$(0.05)	(725,000)	$(0.05)
Balance, September 30, 2009	1,235,031	$0.59	1,235,031	$0.59

 The range of exercise prices and the weighted average remaining life of the warrants outstanding at September 30, 2009 was $0.50 to $0.60 and 0.87 years, respectively. The aggregate intrinsic value of the outstanding warrants at September 30, 2009 was zero.

At September 30, 2009, El Capitan had no warrants outstanding having a right to call feature.

Options

During fiscal 2007, El Capitan granted employees and directors an aggregate of 4,550,000 options with terms ranging between 3 and 10 years and exercise prices ranging from $0.41 to $1.20. The fair value of the options granted was estimated using the Black-Scholes option pricing model. The assumptions used in the model included the following: the exercise prices noted above, expected terms of 1.50 to 5.75 years (the options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 (“SAB No. 107”) and, due to limited option exercise data available to El Capitan, the term was estimated pursuant to the provisions of SAB No. 107), expected volatilities ranging from 119.50% to 128.91%,  risk-free interest rates of 4.62% to 5.03% and the market price of El Capitan’s common stock on the grant dates of the options. The fair value of these options is being expensed on a straight line basis over their vesting periods. During the years ended September 30, 2009 and 2008, $28,634 and $956,354, respectively, was expensed related to these options.

During fiscal 2008, El Capitan granted employees and directors an aggregate of 4,126,000 options with terms of 10 years and exercise prices ranging from $0.14 to $0.19. The fair value of the options granted was estimated using the Black-Scholes option pricing model. The assumptions used in the model included the following: the exercise prices noted above, expected terms of 5.25 to 5.75 years (the options qualify as “plain vanilla” options under SAB No. 107 and, due to limited option exercise data available to El Capitan, the term was estimated pursuant to the provisions of SAB No. 107), expected volatilities ranging from 110.88% to 117.25%,  risk-free interest rates of 3.45% to 3.62% and the market price of El Capitan’s common stock on the grant dates of the options. The fair value of these options is being expensed on a straight line basis over their vesting periods. During the year ended September 30, 2009 and 2008, $205,668 and $145,269, respectively, was expensed related to these options.

The following table summarizes the option activity for the years ended September 30, 2009 and 2008:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price

Balance, September 30, 2007	6,029,000	$0.74
Vested	–	–
Granted	4,126,000	$0.14
Exercised	–	–
Expired/Cancelled	(3,979,000)	$(0.81)

Balance, September 30, 2008	6,176,000	$0.30
Vested	–	–
Granted	–	–
Exercised	–	–
Expired/Cancelled	(2,926,000)	$(0.25)

Balance, September 30, 2009	3,250,000	$0.35

Exercisable at September 30, 2009	3,250,000	$0.35

The range of exercise prices and the weighted average remaining life of the options outstanding at September 30, 2009 were $0.14 to $0.70 and 2.8 years, respectively. The aggregate intrinsic value of the outstanding options at September 30, 2009 was zero. El Capitan granted no options during the year ended September 30, 2009.

El Capitan has a stock incentive plan under which 16,000,000 shares are reserved and registered for stock and option grants. There were 4,478,747 shares available for grant under the Plan at September 30, 2009, excluding the 3,250,000 options outstanding.

NOTE 10 - SUBSEQUENT EVENTS

During October 2009, El Capitan issued 66,667 shares of common stock at $0.09 per share, the market closing price on the date of issuance, for the settlement of an accounts payable aggregating $6,000.

El Capitan has evaluated events and transactions that occurred between September 30, 2009 and December 29, 2009, which is the date the consolidated financial statements were issued, for possible disclosure or recognition in the consolidated financial statements. El Capitan has determined that there were no other such events or transactions that warrant disclosure or recognition in the consolidated financial.

APPENDIX D

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

EL CAPITAN PRECIOUS METALS, INC.
  (An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2010	September 30, 2009

ASSETS

CURRENT ASSETS :
Cash	$295,843	$2,348
Prepaid expenses and other current assets	11,840	26,189
Total Current Assets	307,683	28,537

Furniture and equipment net of accumulated depreciation of $27,790 and $23,495, respectively	4,382	8,677

OTHER ASSETS:
Investment in El Capitan, Ltd.	788,808	788,808
Deposits	22,440	22,440
Total Assets	$1,123,313	$848,462

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$146,317	$144,494
Accrued liabilities	340,139	357,711
Interest payable	48,111	48,111
Due affiliated company	147,367	47,061
Short term debt	–	7,913
Total Current Liabilities	681,934	605,290

STOCKHOLDERS’ EQUITY :

Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	–	–
Common stock, $0.001 par value; 300,000,000 shares authorized; 92,348,556 and 88,587,369 issued and outstanding, respectively	92,349	88,587
Common stock subscribed	48,000	–
Additional paid-in capital	19,242,628	18,117,553
Deficit accumulated during the exploration stage	(18,941,598)	(17,962,968)
Total Stockholders’ Equity	441,379	243,172
Total Liabilities and Stockholders’ Equity	$1,123,313	$848,462

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
  (An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF EXPENSES
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Period From July 26, 2002 (Inception) Through June 30,
	2010	2009	2010	2009	2010

OPERATING EXPENSES:
Professional fees	$67,210	$5,648	$70,193	$47,039	$3,320,938
Officer compensation expense	–	45,000	–	315,000	2,863,833
Administrative consulting fees	647,000	–	716,256	–	1,845,766
Management fees, related parties	–	–	–	–	320,500
Legal and accounting fees	27,812	22,859	58,648	105,948	1,308,703
Exploration expenses	58,328	7,555	92,167	55,173	2,386,754
Warrant, option and stock compensation expenses	–	–	–	249,761	4,076,578
Other general and administrative	17,894	16,472	58,732	76,006	1,218,236
Write-off of accounts payable	–	–	(15,253)	–	(15,253)
Gain (loss) on asset dispositions	–	–	–	(20,000)	34,733
	818,244	97,534	980,743	828,927	17,360,788
LOSS FROM OPERATIONS	(818,244)	(97,534)	(980,743)	(828,927)	(17,360,788)

OTHER INCOME (EXPENSE):
Interest income	52	25	52	35	36,302
Forgiveness of debt	–	–	–	–	115,214
Interest expense:
Related parties	–	–	–	–	(68,806)
Other	–	–	(398)	(1,307)	(308,684)
Gain (loss) on extinguishment of liabilities	–	–	2,459	–	(222,748)
Accretion of notes payable discounts	–	–	–	–	(1,132,088)
	52	25	2,113	(1,272)	(1,580,810)
NET LOSS	$(818,192)	$(97,509)	$(978,630)	$(830,199)	$(18,941,598)

Basic and diluted net loss per common share	$(0.01)	$(0.00)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	90,881,551	88,460,702	89,582,427	87,842,965

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
July 26, 2002 (Inception) to June 30, 2010
(Unaudited)

	Common Stock Shares	Common Stock Amount	Stock Subscriptions	Additional Paid-In Capital	Deficit Accumulated During The Exploration Stage	Total

Initial Issuance of Common Stock	3,315,000	$3,315	–	$(3,306)	$–	$9
Net loss	–	–	–	–	(21,577)	(21,577)
	3,315,000	$3,315	$–	$(3,306)	$(21,577)	$(21,568)

Issuance of common stock to Gold and Minerals Company, Inc. in connection with purchase of interests in assets of El Capitan, Ltd. in November 2002	35,685,000	35,685	–	(35,663)	–	22
Acquisition of DML Services on March 17, 2003	6,720,000	6,720	–	(56,720)	–	(50,000)
Common stock issued for interest expense related to a note payable	525,000	525	–	16,975	–	17,500
Common stock and warrants issued for services	150,000	150	–	188,850	–	189,000
Common stock issued for compensation	2,114,280	2,115	–	847,885	–	850,000
Issuance of common stock to Gold and Minerals Company, Inc. in connection with purchase of COD property in August 2003, $0.00 per share	3,600,000	3,600	–	(3,600)	–	–
Net loss	–	–	–	–	(1,561,669)	(1,561,669)
Balances at September 30, 2003 (Unaudited)	52,109,280	$52,110	$–	$954,421	$(1,583,246)	$(576,715)

Cost associated with warrants and options issued	–	–	–	108,000	–	108,000
Common stock issued for compensation	3,650,164	3,650	–	516,350	–	520,000
Common stock issued for services and expenses	2,082,234	2,083	–	393,682	–	395,765
Common stock issued for notes payable	1,827,938	1,827	–	381,173	–	383,000
Beneficial conversion of notes payable	–	–	–	75,000	–	75,000
Common stock issued for acquisition of Weaver property interest in July 2004	3,000,000	3,000	–	(3,000)	–	–
Stock subscriptions	–	–	50,000	–	–	50,000
Net loss	–	–	–	–	(1,314,320)	(1,314,320)
Balances at September 30, 2004 (Unaudited)	62,669,616	$62,670	$50,000	$2,425,626	$(2,897,566)	$(359,270)
(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
July 26, 2002 (Inception) to June 30, 2010
(Unaudited)

	Common Stock Shares	Common Stock Amount	Stock Subscriptions	Additional Paid-In Capital	Deficit Accumulated During The Exploration Stage	Total

Subscribed stock issued	200,000	200	(50,000)	49,800	–	–
Common stock issued for services	2,290,557	2,290	–	1,254,245	–	1,256,535
Common stock sold in private placement	3,865,000	3,865	–	1,785,272	–	1,789,137
Common stock issued for notes payable	383,576	384	–	153,042	–	153,426
Beneficial conversion of notes payable	–	–	–	21,635	–	21,635
Cost associated with warrants and options issued	–	–	–	149,004	–	149,004
Discounts on notes payable	–	–	–	113,448	–	113,448
Net loss	–	–	–	–	(3,244,841)	(3,244,841)
Balances at September 30, 2005 (Unaudited)	69,408,749	$69,409	$–	$5,952,072	$(6,142,407)	$(120,926)
Common stock issued for services	310,000	310	–	274,690	–	275,000
Common stock sold in private placement	2,189,697	2,190	–	1,158,775	–	1,160,965
Common stock issued for notes payable	2,124,726	2,125	–	1,147,875	–	1,150,000
Beneficial conversion of note payable	–	–	–	128,572	–	128,572
Discounts on issuance of convertible notes payable	–	–	–	1,018,640	–	1,018,640
Costs associated with warrants and options issued	–	–	–	163,750	–	163,750
Common stock issued for exercise of options and warrants	498,825	499	–	256,251	–	256,750
Common stock issued for compensation	364,912	364	–	286,772	–	287,136
Provision for deferred income tax related to timing difference on debt discount	–	–	–	(80,322)	–	(80,322)
Net loss	–	–	–	–	(4,041,802)	(4,041,802)
Balances at September 30, 2006 (Unaudited)	74,896,909	$74,897	$–	$10,307,075	$(10,184,209)	$197,763

Stock issued for conversion of notes payable	1,500,000	1,500	–	748,500	–	750,000
Common stock sold in private placement	50,000	50	–	24,950	–	25,000
Common stock sold by the exercise of warrants and options	2,258,000	2,258	–	1,121,742	–	1,124,000
Common stock issued for compensation	966,994	968	–	604,583	–	605,551
Reverse provision for deferred income tax related to timing difference on debt discount	–	–	–	80,322	–	80,322
(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
July 26, 2002 (Inception) to June 30, 2010
(Unaudited)

	Common Stock Shares	Common Stock Amount	Stock Subscriptions	Additional Paid-In Capital	Deficit Accumulated During The Exploration Stage	Total

Common stock issued for services	80,216	81	–	52,325	–	52,406
Cost associated with issuance of warrants and options	–	–	–	2,249,475	–	2,249,475
Net loss	–	–	–	–	(4,437,775)	(4,437,775)
Balances at September 30, 2007	79,752,119	$79,754	$–	$15,188,972	$(14,621,984)	$646,742

Common stock sold in private placement	300,000	300	–	149,700	–	150,000
Common stock issued for exercise of cashless warrants	12,000	12	–	(12)	–	–
Common stock sold by the exercise of warrants and options	1,257,500	1,257	–	176,568	–	177,825
Common stock issued for compensation	1,637,356	1,637	–	358,774	–	360,411
Common stock issued for services	3,213,150	3,212	–	662,035	–	665,247
Warrant and option expense	–	–	–	1,156,590	–	1,156,590
Net loss	–	–	–	–	(2,387,483)	(2,387,483)
Balances at September 30, 2008	86,172,125	$86,172	$–	$17,692,627	$(17,009,467)	$769,332

Common stock issued for services	1,127,744	1,127	–	95,205	–	96,332
Common stock sold by the exercise of warrants and options	725,000	725	–	35,525	–	36,250
Common stock issued for compensation	562,500	563	–	44,437	–	45,000
Warrant and option expense	–	–	–	249,759	–	249,759
Net loss	–	–	–	–	(953,501)	(953,501)
Balances at September 30, 2009	88,587,369	$88,587	$–	$18,117,553	$(17,962,968)	$243,172

Common stock issued for services	325,000	325	–	93,175	–	93,500
Conversion of accounts payable and accrued liabilities to equity	346,399	347	–	30,829	–	31,176
Common stock issued for compensation	2,075,927	2,076	–	647,234	–	649,310
Sale of common stock	1,013,861	1,014	–	353,837	–	354,851
Proceeds from stock subscriptions	–	–	48,000	–	–	48,000
Net loss	–	–	–	–	(978,630)	(978,630)
Balances at June 30, 2010 (Unaudited)	92,348,556	$92,349	$48,000	$19,242,628	$(18,941,598)	$441,379

The accompanying notes are an integral part of these consolidated financial statements.

 EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			July 27, 2002
			(Inception)
	Nine Months Ended June 30,		Through June 30,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(978,630)	$(830,199)	$(18,941,598)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Warrant and option expense	–	249,761	4,076,578
Beneficial conversion of notes payable	–	–	225,207
Non-cash expense with affiliate	–	–	7,801
Share-based compensation	742,810	129,330	6,341,193
Accretion of discount on notes payable	–	–	1,132,088
(Gain) loss on disposition of fixed assets	–	(20,000)	34,733
Write-off of accounts payable	(15,253)	–	(15,253)
Forgiveness of debt	–	–	(115,214)
(Gain) on conversion of debt to equity	(2,459)	–	(2,459)
Provision for uncollectible note receivable	–	–	62,500
Depreciation	4,295	6,356	73,189
Changes in operating assets and liabilities:
Miscellaneous receivable	–	2,472	4,863
Interest receivable	–	–	(13,611)
Prepaid expenses and other assets	14,349	13,893	(14,313)
Expense advances (to) from on behalf of affiliated company	100,306	31,653	(415,623)
Accounts payable	23,076	95,538	161,840
Accounts payable - related party	–	(364)	364
Accrued liabilities	10,063	265,167	500,292
Interest payable, other	–	–	49,750
Net Cash Used in Operating Activities	(101,443)	(56,393)	(6,847,673)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property interest	–	–	(100,000)
Purchase of furniture and equipment	–	–	(148,140)
Proceeds from asset dispositions	–	20,000	32,001
Deposits	–	4,335	(22,440)
Issuance of notes receivable	–	–	(249,430)
Payments received on notes receivable	–	–	66,930
Cash paid in connection with acquisition of DML Services, Inc.	–	–	(50,000)
Net Cash Provided by (Used in) Investing Activities	–	24,335	(471,079)
(Continued)
The accompanying notes are an integral part of these consolidated financial statements.

 EL CAPITAN PRECIOUS METALS, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			July 27, 2002
			(Inception)
	Nine Months Ended June 30,		Through June 30,
	2010	2009	2010

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	402,851	–	3,859,457
Costs associated with the sale of stock	–	–	(19,363)
Proceeds from notes payable, related parties	–	–	219,900
Proceeds from warrant exercise	–	36,250	1,338,075
Proceeds from notes payable, other	–	–	2,322,300
Increase in finance contracts	–	–	117,479
Repayment of notes payable, related parties	–	–	(61,900)
Payments on finance contracts	(7,913)	(27,362)	(117,479)
Repayment of notes payable, other	–	–	(43,874)
Net Cash Provided by Financing Activities	394,938	8,888	7,614,595

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	293,495	(23,170)	295,843

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,348	32,456	–

CASH AND CASH EQUIVALENTS, END OF PERIOD	$295,843	$9,286	$295,843

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$398	$1,307	$172,861
Cash paid for income taxes	$–	$–	$–

NON-CASH INVESTING AND FINANCING ACTIVITIES :
Accounts payable and accrued liabilities converted to equity	$31,176	$–	$31,176

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.
 (An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of El Capitan Precious Metals, Inc. (“El Capitan” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, the financial statements do not include all information and footnotes required by generally accepted accounting principles in the United States (“GAAP”) for complete annual financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending September 30, 2010, or for any subsequent period. These interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended September 30, 2009, included in the Company’s Annual Report on Form 10-K, filed December 30, 2009. The consolidated balance sheet at September 30, 2009, has been derived from the audited financial statements included in the 2009 Annual Report.

Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2009 as reported in the Form 10-K have been omitted. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 - MERGER AGREEMENT WITH AFFILIATE

On June 28, 2010, the Company and Gold and Minerals Company, Inc. (“Minerals”), a Nevada corporation and MergerCo, the Company’s wholly owned subsidiary, signed the Agreement and Plan of Merger (the “Merger Agreement”). Mr. Charles Mottley is a Director of the Company, Minerals and MergerCo.

The Company is a 40% owner of El Capitan Limited (“ECL”), an Arizona corporation, who is the owner of the Capitan property site, and Minerals is the 60% owner of ECL. The proposed merger will give the Company 100% control and ownership of the El Capitan property site and will consolidate the assets of the companies. Since October 2004, the owners of ECL have been sharing exploration and other property related expenses in accordance with their equity ownership percentage.

The merger will be a stock for stock transaction and the Company will issue Company shares to the Minerals shareholders in exchange for all their Minerals shares under an agreed to formula in the Merger Agreement. The Company shares to be issued will be based on the outstanding shares of the Company and outstanding warrants and options at the effective date of the merger. The Company estimates that approximately 144-148M shares will be issued on the effective date of the merger.  Pursuant to the Merger Agreement, (i) MergerCo will merge with and into Minerals and (ii) Minerals will be the surviving company to the merger and the Company’s wholly owned subsidiary. Upon completion of the merger, the Company estimates that the shareholders of Minerals will hold approximately 60% of the Company’s outstanding common stock immediately after the effective date of the merger.  No change in control will result from the completion of the merger.

NOTE 3 - DUE TO AFFILIATE

During the period October 2004 through June 2010, El Capitan made net payments on behalf of Minerals aggregating $2,556,201 relating to costs incurred on behalf of El Capitan, Ltd. (“ECL”) on the El Capitan property site. Pursuant to an agreement with Minerals effective October 1, 2004, costs incurred by ECL at the El Capitan site are to be split between the companies in accordance with their percentage ownership interest. El Capitan holds a 40% equity interest in ECL, and Minerals holds the remaining 60% equity interest. Through June 30, 2010, Minerals has reimbursed or advanced El Capitan $2,703,568 of the incurred site costs or other advances. At June 30, 2010, El Capitan owed Minerals $147,367.

NOTE 4 - STOCKHOLDERS’ EQUITY

Issuances of Common Stock, Warrants and Options

Common Stock

During the quarter ended December 31, 2009, the Company issued 66,667 shares of the Company’s S-8 common stock in payment of accrued consulting services valued at $6,000.

During the quarter ended March 31, 2010, the Company issued 100,000 shares of the Company’s S-8 common stock in payment of consulting services valued at $17,000.

During the quarter ended March 31, 2010, the Company issued 543,687 shares of the Company’s S-8 common stock valued at $52,905 to an officer of the Company for accrued and current period compensation.

During the quarter ended June 30, 2010, the Company issued 61,972 shares of the Company’s S-8 common stock valued at $16,581 to an officer of the Company for compensation.

During the quarter ended June 30, 2010, the Company issued 225,000 shares of the Company’s S-8 common stock in payment of consulting services valued at $76,500.

During the quarter ended June 30, 2010, the Company issued 1,500,000 shares of the Company’s S-8 common stock valued at $525,000 to directors of the Company and 250,000 shares of restricted common stock, as defined under SEC Rule 144, to an officer of the Company valued at $80,000 for current period compensation.

During the period May 25, 2010, through June 30, 2010, the Company issued 1,013,861 shares of restricted common stock at $0.35 per share to twenty-four (24) accredited investors and to four (4) non-accredited investors, as the term is defined by SEC Rule 501, in the aggregate amount of $354,852. These sales were made pursuant to a private placement of securities under Section 4(2) and Rule 506 promulgated under the Securities Act and without public solicitation. There were no underwriting discounts or commissions paid on these sales of securities. As of June 30, 2010, the Company had also accepted three (3) subscription agreements from non-accredited investors aggregating $48,000. The Company intends to file a registration statement covering the sale of shares of common stock and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC.

Warrants

During the nine months ended June 30, 2010, 300,000 warrants at an exercise price of $0.60 expired and 68,364 warrants at an exercise price of $0.50 expired.

During the nine months ended June 30, 2010, the Company did not grant any warrants.  The following table sets forth certain terms of the Company’s outstanding warrants and exercisable warrants as of June 30, 2010:

	Warrants Outstanding		Warrants Exercisable
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Balance, September 30, 2009	1,235,031	$0.59	1,235,031	$0.59
Granted	–	–	–	–
Expired/Cancelled	(368,364)	$(0.58)	(368,364)	$(0.58)
Exercised	–	–	–	–
Balance, June 30, 2010	866,667	$0.60	866,667	$0.60

Weighted average contractual life in years	.43		.43

Aggregate intrinsic value	$–		$–

At June 30, 2010, the Company had no outstanding warrants which had a right to call feature.

Options

During the nine months ended June 30, 2010, the Company did not grant any options.

During the nine months ended June 30, 2009, 450,000 options at an exercise price of $0.70 expired, and  250,000 options previously granted to the former CEO and President of the Company were cancelled due to them being granted in excess of the annual amount allowed to any single individual under the 2005 Stock Incentive Plan.

The following table sets forth certain terms of the Company’s outstanding options and exercisable options as of June 30, 2010:

	Options Outstanding		Options Exercisable
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Balance, September 30, 2009	3,250,000	$0.35	3,250,000	$0.35
Granted	–	–	–	–
Exercised	–	–	–	–
Expired/Cancelled	(700,000)	$(0.50)	(700,000)	$(0.50)
Balance, June 30, 2010	2,550,000	$0.31	2,550,000	$0.31

Weighted average contractual life in years	2.6		2.6

Aggregate intrinsic value	$525,000		$525,000

The intrinsic value of each option or warrant share is the difference between the fair market value of the common stock and the exercise price of such option or warrant share to the extent it is “in-the-money.”  Aggregate intrinsic value represents the pretax value that would have been received by the holders of in-the-money options had they exercised their options on the last trading day of the quarter and sold the underlying shares at the closing stock price on such day. The intrinsic value calculation is based on the $0.49 closing stock price of the Company’s common stock on June 30, 2010. There were no in-the-money warrants vested and exercisable and there were 1,500,000 in-the-money options vested and exercisable as of June 30, 2010. The intrinsic value amounts change based on the market price of the Company’s stock.

The Company has a 2005 Stock Incentive Plan under which 16,000,000 shares are reserved and registered for stock and option grants. There were 2,816,198 shares available for grant under the Plan at June 30, 2010, excluding the 2,550,000 options outstanding.

NOTE 5 – SUBSEQUENT EVENTS

During the period July 1, 2010 through August 10, 2010, the Company has reimbursed Minerals $100,000 of the advances made to the Company.

During the period July 1, 2010 through August 12, 2010, the Company issued 2,987,453 shares of restricted common stock at $0.35 per share to fifty-two (52) accredited investors and to twenty-six (26) non-accredited investors, as the term is defined by SEC Rule 501, in the aggregate amount of $1,045,594. These sales were made pursuant to a private placement of securities under Section 4(2) and Rule 506 promulgated under the Securities Act and without public solicitation. There were no underwriting discounts or commissions paid on these sales of securities. As of August 12, 2010, the Company had also accepted ten (10) subscription agreements from non-US foreign investors and two (2) from accredited investors aggregating $104,375. The Company intends to file a registration statement covering the sale of shares of common stock and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC.

The Company is currently preparing an S-4 Registration Statement to be filed with the SEC referencing the merger of the Company and Minerals. The S-4 Registration Statement registers the securities to be issued in the business combination transaction. The Company anticipates that the filing will be submitted to the SEC in early September 2010.

APPENDIX  E

GOLD AND MINERALS COMPANY, INC.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Gold & Minerals Company, Inc.
(An Exploration Stage Company)
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of Gold & Minerals Company, Inc. (an exploration stage company) (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years then ended and for the period from January 1, 1994 (inception of exploration stage) through December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gold & Minerals Company, Inc. as of December 31, 2009 and 2008 and the consolidated results of operations and cash flows for the periods described above, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Gold & Minerals Company, Inc. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses since inception, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

November 2, 2010

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,788	$1,666
Marketable securities held for sale	–	23,886
Receivable from affiliated party	104,165	–
Prepaid expenses	7,784	14,140
Total Current Assets	115,737	39,692

FIXED ASSETS, net of accumulated depreciation of $-0-	7,700	–
MINERAL PROPERTY	1,818,000	1,818,000

Total Assets	$1,941,437	$1,857,692

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Convertible notes payable	$34,290	$–
Accounts payable	1,669	153
Payable to affiliated company	–	47,563
Accrued liabilities	161,705	636,561
Total Current Liabilities	197,664	684,277

STOCKHOLDERS’ EQUITY:
Series A convertible preferred stock, $0.001 par value, 10,000,000 shares authorized; 4,985,000 and -0- shares issued and outstanding, respectively	4,985	–
Common stock, $0.001 par value, 400,000,000 and 90,000,000 shares authorized, respectively; 91,592,249 and 88,785,999 shares issued and outstanding, respectively	91,592	88,786
Additional paid-in capital	17,529,328	16,820,614
Accumulated deficit prior to the exploration stage	(868,305)	(868,305)
Deficit accumulated during the exploration stage	(15,741,027)	(15,608,966)
Accumulated other comprehensive income	–	14,086
Total Gold & Minerals Company stockholders’ equity	1,016,573	446,215
Non-controlling interest	727,200	727,200
Total Stockholders’ Equity	1,743,773	1,173,415
Total Liabilities and Stockholders’ Equity	$1,941,437	$1,857,692

The accompanying notes are an integral part of these consolidated financial statements.

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	Years Ended		Through
	December 31,		December 31,
	2009	2008	2009

REVENUE	$–	$–	$25,000

OPERATING COSTS AND EXPENSES:
Exploration costs	138,634	380,003	5,196,590
Officers compensation and bonuses	(55,561)	120,000	3,092,163
Consulting stock compensation	(315,000)	66,000	158,500
Professional fees	64,489	223,059	3,615,729
Management fees - related party	–	–	310,500
Compensation costs associated with common stock options	253,204	–	253,204
(Gain) loss on disposal of assets	–	–	69,276
Provision for impairment of assets	–	45,000	5,174,292
Other general and administrative	27,178	45,859	2,940,790
	112,944	879,921	20,811,044

LOSS FROM OPERATIONS	(112,944)	(879,921)	(20,811,044)

OTHER INCOME (EXPENSE):
Interest income and dividends	–	70	18,352
Miscellaneous income	10,000	–	10,000
Gain on sale securities	3,157	62,243	5,828,397
Gain (loss) on extinguishment of liabilities	(29,000)	60,000	(622,925)
Interest expense - related parties	–	–	(261,707)
Interest expense - other	(3,274)	(2,484)	(1,068,948)
	(19,117)	119,829	3,903,169

NET LOSS	(132,061)	(760,092)	(16,882,875)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	–	–	1,141,848

NET LOSS ATTRIBUTABLE TO GOLD & MINERALS COMPANY	(132,061)	(760,092)	(15,741,027)

PREFERRED DIVIDENDS	(10,988)	–	(1,823,488)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(143,049)	$(760,092)	$(17,564,515)
(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	Years Ended		Through
	December 31,		December 31,
	2009	2008	2009

NET LOSS	$(132,061)	$(760,092)	$(16,882,875)

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized (loss) gain on marketable securities held for sale	(14,086)	(203,869)	–

COMPREHENSIVE LOSS	(146,147)	(963,961)	(16,882,875)
LESS: COMPREHENSIVE LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	–	–	1,141,848
COMPREHENSIVE LOSS ATTRIBUTABLE TO GOLD & MINERALS COMPANY	$(146,147)	$(963,961)	$(15,741,027)

Basic and Diluted Loss Per Common Share Attributable to Gold & Minerals Company	$(0.00)	$(0.01)
Basic and Diluted - Weighted Average Number of Common Shares Outstanding	89,117,831	84,279,958

The accompanying notes are an integral part of these consolidated financial statements.

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
From Inception of Exploration Stage on January 1, 1994 Through December 31, 2009

	Gold & Minerals Company, Inc. and Subsidiary
									Total
						Accumulated	(Deficit)		Gold &
						(Deficit)	Accumulated	Accumulated	Minerals
					Additional	Prior to	During the	Other	Stockholder’s	Non-	Total
	Preferred Stock		Common Stock		Paid-in	Exploration	Exploration	Comprehensive	(Deficit)	Controlling	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Income	Equity	Interest	Equity

Balance, December 31, 1993	–	$–	5,933,660	$5,934	$861,621	$(868,305)	$–	$–	$(750)	$–	$(750)
Issuance of common shares for assets	–	–	34,000,000	34,000	98,053	–	–	–	132,053	–	132,053
Issuance of preferred shares for assets	4,500,000	4,500	–	–	4,495,500	–	–	–	4,495,500	–	4,495,500
Payment of Company obligation by officer	–	–	–	–	4,500	–	–	–	4,500	–	4,500
Issuance of common shares for notes payable - other	–	–	9,263,000	9,263	1,505,710	–	–	–	1,514,973	–	1,514,973
Issuance of common shares for notes payable - related parties	–	–	1,085,000	1,085	120,165	–	–	–	121,250	–	121,250
Issuance of common shares for accounts payable and accrued liabilities	–	–	3,915,000	3,915	404,950	–	–	–	408,865	–	408,865
Issuance of common shares for services	–	–	8,903,600	8,903	908,197	–	–	–	917,100	–	917,100
Issuance of common shares for capital lease payment	–	–	100,000	100	24,900	–	–	–	25,500	–	25,500
Preferred dividends	–	–	–	–	(1,812,500)	–	–	–	(1,812,500)	–	(1,812,500)
Common stock issued for conversion of preferred stock and accrued dividends	(4,500,000)	(4,500)	8,000,000	8,000	1,809,000	–	–	–	1,817,000	–	1,817,000
Equity of non-controlling interest	–	–	–	–	–	–	–	–	–	3,877,863	3,877,863
Net losses	–	–	–	–	–	–	(14,342,392)	–	(14,342,392)	–	(14,342,392)

Balance, December 31, 2004	–	–	71,200,260	71,200	8,420,096	(868,305)	(14,342,392)	–	(6,719,401)	3,877,863	(2,841,538)
Issuance of common shares for payment of accounts payable and accrued liabilities	–	–	1,779,714	1,780	443,148	–	–	–	444,928	–	444,928
Issuance of common shares for payment of accrued liabilities - related parties	–	–	1,200,000	1,200	298,800	–	–	–	300,000	–	300,000
Issuance of common shares for payment of notes payable - other	–	–	868,800	869	216,331	–	–	–	217,200	–	217,200
Issuance of common shares for payment of notes payable - related parties	–	–	332,000	332	82,668	–	–	–	83,000	–	83,000
Issuance of common shares for services	–	–	453,086	453	112,819	–	–	–	113,272	–	113,272
Deemed contribution from spin-off of majority interest in subsidiary, net of costs	–	–	–	–	4,806,145	–	–	–	4,806,145	(4,806,145)	–
Deemed contribution on forgiveness of debt by related parties	–	–	–	–	118,899	–	–	–	118,899	(118,899)	–
Deemed distribution to shareholder	–	–	–	–	(13,876)	–	–	–	(13,876)	13,876	–
Net income	–	–	–	–	–	–	1,839,775	–	1,839,775	614,430	2,454,205
Unrealized gain on marketable securities held for sale	–	–	–	–	–	–	–	1,824,905	1,824,905	–	1,824,905
Capital contributions, non-controlling interest	–	–	–	–	–	–	–	–	–	1,149,951	1,149,951

Balance, December 31, 2005	–	–	75,833,860	75,834	14,485,030	(868,305)	(12,502,617)	1,824,905	3,014,847	731,076	3,745,923
(Continued)
The accompanying notes are an integral part of these consolidated financial statements.

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
From Inception of Exploration Stage on January 1, 1994 Through December 31, 2009

	Gold & Minerals Company, Inc. and Subsidiary
									Total
						Accumulated	(Deficit)		Gold &
						(Deficit)	Accumulated	Accumulated	Minerals
					Additional	Prior to	During the	Other	Stockholder’s	Non-	Total
	Preferred Stock		Common Stock		Paid-in	Exploration	Exploration	Comprehensive	(Deficit)	Controlling	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Income	Equity	Interest	Equity

Issuance of common shares for interest expense	–	–	1,900	2	1,898	–	–	–	1,900	–	1,900
Issuance of shares for conversion of notes payable	–	–	190,000	190	189,810	–	–	–	190,000	–	190,000
Issuance of common shares for conversion of accounts payable	–	–	50,000	51	63,424	–	–	–	63,475	–	63,475
Issuance of shares for administrative consulting services	–	–	60,000	60	29,940	–	–	–	30,000	–	30,000
Net (loss)	–	–	–	–	–	–	(513,650)	–	(513,650)	(153)	(513,803)
Unrealized loss on marketable securities held for sale	–	–	–	–	–	–	–	(1,258,562)	(1,258,562)	–	(1,258,562)

Balance, December 31, 2006	–	–	76,135,760	76,137	14,770,102	(868,305)	(13,016,267)	566,343	1,528,010	730,923	2,258,933
Issuance of shares for services	–	–	240,000	240	59,760	–	–	–	60,000	–	60,000
Issuance of shares for conversion of notes payable and interest	–	–	4,800,000	4,799	1,204,769	–	–	–	1,209,568	–	1,209,568
Deemed contribution by shareholder	–	–	–	–	3,609	–	–	–	3,609	(3,609)	–
Net (loss)	–	–	–	–	–	–	(1,832,607)	–	(1,832,607)	(114)	(1,832,721)
Unrealized loss on marketable securities held for sale	–	–	–	–	–	–	–	(348,388)	(348,388)	–	(348,388)

Balance, December 31, 2007	–	–	81,175,760	81,176	16,038,240	(868,305)	(14,848,874)	217,955	620,192	727,200	1,347,392
Common shares issued for accrued liabilities	–	–	770,000	770	131,730	–	–	–	132,500	–	132,500
Common shares issued for services	–	–	660,000	660	65,340	–	–	–	66,000	–	66,000
Debt converted to common stock	–	–	6,180,239	6,180	585,304	–	–	–	591,484	–	591,484
Comprehensive loss	–	–	–	–	–	–	–	(203,869)	(203,869)	–	(203,869)
Net (loss)	–	–	–	–	–	–	(760,092)	–	(760,092)	–	(760,092)

Balance, December 31, 2008	–	–	88,785,999	88,786	16,820,614	(868,305)	(15,608,966)	14,086	446,215	727,200	1,173,415
Debt converted to preferred stock	4,985,000	4,985	–	–	273,515	–	–	–	278,500	–	278,500
Debt converted to common stock	–	–	1,706,250	1,706	106,083	–	–	–	107,789	–	107,789
Common shares issued to extinguish accrued liabilities	–	–	1,100,000	1,100	86,900	–	–	–	88,000	–	88,000
Costs associated with options	–	–	–	–	253,204	–	–	–	253,204	–	253,204
Unrealized loss on marketable securities held for sale	–	–	–	–	–	–	–	(14,086)	(14,086)	–	(14,086)
Class A preferred dividends	–	–	–	–	(10,988)	–	–	–	(10,988)	–	(10,988)
Net (loss)	–	–	–	–	–	–	(132,061)	–	(132,061)	–	(132,061)

Balance, December 31, 2009	4,985,000	$4,985	91,592,249	$91,592	$17,529,328	$(868,305)	$(15,741,027)	$–	$1,016,573	$727,200	$1,743,773

The accompanying notes are an integral part of these consolidated financial statements.

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	For the Years Ended		Through
	December 31,		December 31,
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(132,061)	$(760,092)	$(15,741,027)

Adjustments to reconcile net loss from operations to net cash used in operating activities:
Depreciation and amortization	–	–	357,755
Stock compensation and other non-cash expenses	253,204	66,000	3,668,776
Non-cash operating expenses paid with marketable securities	–	–	238,880
Bad debts	–	25,000	87,500
Realized gain on disposition of marketable securities	(3,157)	(62,243)	(5,828,397)
(Gain) loss on disposition of assets	–	–	69,276
(Gain) Loss on extinguishment of debt	29,000	(60,000)	626,756
Impairment of assets	–	45,000	5,174,292
Non-controlling minority interest	–	–	(1,141,848)
Net change in current assets and liabilities:
Prepaid expenses	16,102	(5,486)	(18,226)
Interest receivable	–	–	(613)
Ore inventory	–	–	(70,200)
Deposits	–	–	15,555
Accounts payable	1,516	(656)	989,420
Accrued interest payable - related party	–	–	242,935
Accrued liabilities	(425,555)	46,484	2,715,740
Net Cash Used in Operating Activities	(260,951)	(705,993)	(8,613,426)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities held for sale	3,211	62,349	1,183,890
Proceeds from asset disposals	–	–	185,798
Purchase on mine property	–	–	(96,000)
Purchase of property, plant and equipment	(7,700)	–	(888,886)
Decrease in cash with spin-off of subsidiary	–	–	(10,361)
Cash acquired in subsidiary acquisition	–	–	101,105
Purchase of subsidiary	–	–	(50,000)
Net Cash Provided by Investing Activities	(4,489)	62,349	425,546
(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	For the Years Ended		Through
	December 31,		December 31,
	2009	2008	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances (payments) with affiliated company	(151,728)	13,743	269,704
Proceeds from notes payable convertible into common stock	140,790	589,000	3,208,664
Proceeds from notes payable convertible into preferred stock	278,500	–	278,500
Advances on revolving line of credit	–	–	576,206
Proceeds from sale of subsidiary common stock	–	–	1,790,514
Proceeds from related party notes payable	–	–	2,106,562
Proceeds received on note receivable	–	–	660,730
Proceeds from capital leases	–	–	240,125
Issuance of notes receivable	–	–	(129,430)
Payment on leases payable	–	–	(313,309)
Payment on note payable - related party	–	–	(175,050)
Payment on notes payable - other	–	–	(321,548)
Net Cash Provided by Financing Activities	267,562	602,743	8,191,668

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,122	(40,901)	3,788
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,666	42,567	–
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,788	$1,666	$3,788

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for conversion of accrued liabilities	$59,000	$192,500
Common stock issued for conversion of notes payable and interest	$107,789	$591,484
Preferred stock issued for conversion of notes payable and interest	$278,500	$–
Preferred stock dividends	$10,988	$–
Unrealized loss on marketable securities	$14,086	$203,869

The accompanying notes are an integral part of these consolidated financial statements.

GOLD & MINERALS COMPANY, INC.
(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

Business and Operations

Gold & Minerals Company, Inc. (the “Company”), was initially incorporated under the laws of the State of Delaware on July 30, 1973,  to engage in the business of acquiring properties containing precious metals, principally gold and silver, and to explore properties and operate the properties if they prove to be economically viable. El Capitan, Ltd. (“ECL”) is a 60% owned subsidiary and was incorporated under the laws of the State of Arizona on January 13, 1998. Prior to incorporation, ECL had been operating as a joint venture with the Company. In July 1999, the Company was re-domiciled as a Nevada corporation.

The Company is in the exploration stage and since acquiring the El Capitan property in 1994 (“Inception”), has completed certain acquisitions and transactions but has not had any revenue producing operations.

In September 2002, the Company became the majority shareholder in El Capitan Precious Metals, Inc. (“El Capitan”), a Delaware corporation, through the sale of 40% of the Company’s interest in its subsidiary El Capitan, Ltd. On March 18, 2003, DML, a public company, acquired all of the issued and outstanding common stock of El Capitan in exchange for 39,000,000 shares of DML’s common stock issued to the El Capitan stockholders, which represented 85% of DML’s total shares outstanding immediately following the exchange.  As a result of a four share for one stock split completed by DML on November 25, 2002, and the retirement of 30,120,000 post-reverse-split shares which took place immediately prior to closing the transaction, the stockholders of DML held 6,720,000 shares of DML’s common stock, which represented 15% of the total outstanding shares of common stock of DML immediately following the exchange. The Company as a shareholder of El Capitan received 30,225,000 shares of the public company and represented 77.5 % of the then outstanding shares. The El Capitan transaction was recorded as a reverse acquisition based on factors demonstrating that El Capitan constituted the accounting acquirer.  The shareholders of El Capitan received 85% of the post-acquisition outstanding common stock of DML. Upon completion of the transaction, the DML changed its name to El Capitan Precious Metals, Inc. (“ECPN”).

Spin-off of Majority Owned Subsidiary

During the period October 1, 2002 through September 1, 2005, the Company was the majority shareholder of the public company ECPN. Under Generally Accepted Accounting Principles (“GAAP), the Company consolidated the financial statement of ECPN until September 1, 2005, when the Company spun-off to the Company’s existing shareholders, 30,333,544 shares of the ECPN common stock it held. The spin-off transaction was recorded in accordance with U.S. GAAP under FASB ASC 845, where spin-off transactions are recorded at the carrying amount of net assets, after reduction for any indicated impairment of value. The recording of this spin-off transaction resulted in a credit to additional paid-in capital aggregating $4,806,145.

Basis of Presentation and Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company is an exploration stage company and since its inception has had no revenues and has incurred recurring losses aggregating $15,741,027 accumulated during the exploration stage. In addition, the Company does not have a revolving credit facility with any financial institution. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on raising additional capital to meet current operating costs. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Given the Company’s limited operating history, lack of revenue, and its recurring operating losses, there can be no assurance that it will be able to achieve or maintain operations for an indefinite period of time. Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principals of Consolidation

The consolidated financial statements include the accounts of El Capitan, Ltd., the Company’s 60% owned subsidiary. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  At times, cash in banks may be in excess of the FDIC limits.

Marketable Securities

The Company accounts for marketable securities in accordance with the provisions of ASC 320-10, Investments - Debt and Equity Securities. ASC 320-10 requires companies to classify their investments as trading, available-for-sale or held-to-maturity. The marketable securities consisted of common stocks which were classified as available-for-sale. These are recorded in the financial statements at fair value and any unrealized gains or losses, net of tax, are reported as a component of shareholder equity. The fair value of marketable securities was determined based on quoted prices in active markets. At the time of sale, a gain or loss is recognized using the cost basis of securities sold as determined by specific identification. The Company had an investment in marketable securities consisting of common stock in a publicly traded company in 2008 and 2009. During the years ended December 31, 2008 and 2009, shares were sold and the Company realized a gain on these transactions aggregating $62,243 and $3,157, respectively.

Management Estimates and Assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and judgments include revenue recognition, assumptions used in stock option and goodwill valuations, reserves for accounts receivable and inventories, useful lives of property, plant and equipment, intangibles, accrued liabilities, and deferred income taxes and various other assumptions that it believes are reasonable under the circumstances. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair values of the Company’s financial instruments include cash, investments, accounts payable and accrued expenses and approximate their carrying amounts because of the short maturities of these instruments.

Fair Value Measurements

The Company values its marketable securities held for sale under FASB ASC 820 which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses Level 1 to value its marketable securities held for sale.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2009 and 2008:

December 31, 2009:	Level 1	Level 2	Level 3	Total

Assets
None	$–	$–	$–	$–

Liabilities
None	$–	$–	$–	$–

December 31, 2008:	Level 1	Level 2	Level 3	Total

Assets
Marketable securities held for sale	$23,886	$–	$–	$23,886

Liabilities
None	$–	$–	$–	$–

Impairment of Long-Lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under ASC 360-10-35-17, if events or circumstances indicate that their carrying amount might not be recoverable. When the Company determines that an impairment analysis should be done, the analysis will be performed using the rules of ASC 930-360-35, and 360-10-15-3 through 15-5.  The Company’s evaluation of assets held for sale resulted in a charge to operations for impairment for the year ended December 31, 2008, aggregating $45,000.

Stock-Based Compensation

The Company accounts for stock-based payments in accordance with ASC 718, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, the Company estimates the fair value of the award using a valuation technique. For this purpose, the Company uses the Black-Scholes option pricing model. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders. The compensation cost is recognized over the requisite service period which is generally equal to the vesting period. Upon exercise, shares issued will be newly issued shares from authorized common stock.

Net Income (Loss) Per Share

The Company reports net income (loss) per share in accordance with FASB ASC 260, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. At December 31, 2009, the Company had outstanding options that were not dilutive as the Company generated at net losses for the year.

Comprehensive Income (Loss)

The Company follows the provisions of ASC 220-10 which establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity including items such as net unrealized gains or losses on marketable securities classified as available for sale, foreign currency translation adjustments and minimum pension liability adjustments. The Company recognized other comprehensive losses aggregating $14,086 and $203,869 for the years ended December 31, 2009 and 2008, respectively. The comprehensive loss is a result of the marketable securities available-for-sale being marked to market.

Income Taxes

The Company accounts for its income taxes in accordance with ASC 740, Income Taxes , which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

New Accounting Pronouncements

In July 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance relating to the “FASB Accounting Standards Codification” at FASB ASC 105, as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The codification is effective for interim periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB ASC 105. All other accounting literature not included in the Codification is non-authoritative. The adoption of FASB ASC 105 did not impact Company’s results of operations, financial position or cash flows.

In May 2009, the FASB issued FASB ASC 855. FASB ASC 855 incorporates accounting and disclosure requirements related to subsequent events into U.S. GAAP. The requirements of FASB ASC 855 for subsequent-events accounting and disclosure are not significantly different from those in existing auditing standards, which the Company has historically followed for financial reporting purposes. As a result, the Company does not believe this standard had any material impact on its financial statements. The Company has evaluated subsequent events through the date of issuance of these consolidated financial statements.

On January 1, 2009, the Company implemented the provisions ASC 820, “Fair Value Measurements and Disclosures.” ASC 820 provides a consistent definition of fair value that focuses on exit price, prioritizes the use of market-based inputs over entity-specific inputs for measuring fair value and establishes a three-level hierarchy for fair value measurements. The provisions of ASC 820, as issued, are effective for the fiscal years beginning after November 15, 2007. In February 2008, the Financial Accounting Standards Board, or FASB, delayed the effective date for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope. The adoption of this standard did not have any effect on the Company’s consolidated financial statements.

NOTE 3 – MINERAL PROPERTY

The cost basis for the investment in mineral property is $1,818,000, and represents the investment at the El Capitan property location. The El Capitan property is owned by El Capitan Ltd., the Company’s 60% owned subsidiary.

NOTE 4 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008

Accrued service bonus	$–	$560,561
Accrued management consulting fees	44,000	10,000
Accrued accounting and audit fees	104,732	66,000
Accrued preferred stock dividends	10,988	–
Accrued interest payable	1,985	–
	$161.705	$636,561

NOTE 5 – RELATED PARTY TRANSACTIONS

Receivable from Affiliated Company

During the period October 2004 through December 2009, El Capitan made net payments on behalf of the Company aggregating to $2,480,702 relating to costs incurred on behalf of ECL on the El Capitan property site. Pursuant to an agreement with El Capitan effective October 1, 2004, costs incurred by ECL at the El Capitan site are to be split between the companies in accordance with their percentage ownership. The Company holds a 60% equity interest and El Capitan holds the remaining 40% equity interest in ECL. Through December 31, 2009, the Company has reimbursed or advanced El Capitan $2,584,867 of the incurred site costs.

At December 31, 2009, El Capitan owed the Company $104,165.

Employment Agreement

Terms of the current verbal employment agreement of the CEO and president provide for monthly compensation of $10,000. The CEO is one of the two directors for the Company.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

On May 1, 2007, the Company entered into a verbal contract for chief financial officer services with an individual at $7,000 a month. Services to be provided are to bring and maintain current all accounting on the Company and its 60% owned subsidiary and act as liaison with the independent certified public accountants performing audits on the Company’s years ending December 31, 2009, 2008, 2007, 2006 and 2005, and any transaction work required to be done on the proposed merger of the Company with El Capitan.  Starting in January 2009, the compensation for the chief financial officer services was adjusted to an hourly rate and services are billable as rendered.

Effective February 1, 2009, the new Chairman of the Board, and director of the Company, was given a verbal monthly compensation of $10,000, of which $6,000 a month was allocated to the affiliated company, El Capitan.

NOTE 7 – INCOME TAXES

The Company has incurred no current income taxes during the period from January 1, 1994 (inception of the exploration stage) through December 31, 2009.  At December 31, 2009 and 2008, the Company had net operating loss carryforwards approximating $8,610,000 and $8,195,000, respectively, to reduce future taxable income, if any, and expires at various dates from 2028 through 2029. The calculated tax benefit at December 31, 2009 and 2008 is based on a Federal statutory income tax rate of 34%.  The difference between the expected tax benefit and non-recognition of a tax benefit during the periods is the result of a valuation allowance applied to the net deferred tax asset, which consists of the Company’s net operating loss carryforwards.  A valuation allowance has been provided to reduce the net deferred tax asset, as realization of the asset is not assured.

	December 31,
	2009	2008

Computed expected tax benefit	$2,927,500	$2,786,400
Valuation allowance	(2,927,500)	(2,786,400)
Net deferred tax asset	$–	$–

The following table accounts for the differences between the actual income tax provision and amounts computed by applying the statutory U.S. federal income tax rate of 34% to net (loss) before income taxes for the years ended December 31, 2009 and 2008:

	December 31,
	2009	2008

Tax benefit at the federal statutory rate	$44,900	$258,400
Non-deductible expenses	96,200	108,300
Increase in valuation allowance	(141,100)	(366,700)
Income tax expense	$–	$–

NOTE 8 – CONVERTIBLE NOTES PAYABLE

During the year ended December 31, 2008, the Company issued convertible notes payable with a total principal amount of $589,900. The notes are unsecured, bear interest at 12% per annum and mature between on demand and January 15, 2009. The notes are convertible into the Company’s common stock at rates ranging from $0.07 to $0.25. During 2008, the notes totaling $589,900 and accrued interest of $2,484 was converted into 6,180,239 common shares (see Note 10).

During the year ended December 31, 2009, the Company issued convertible notes payable with a total principal amount of $140,790. The notes are unsecured, bear interest at 12% per annum and are due on demand. The notes are convertible into the Company’s common stock at $0.08 per share. During 2009, $106,500 of principal and accrued interest of $1,289 on the notes was converted into 1,706,250 common shares (see Note 10). As of December 31, 2009, the unpaid principal on these notes totaled $34,290.

During the year ended December 31, 2009, the Company issued convertible notes payable with a total principal amount of $278,500. The notes are unsecured, bear interest at 12% per annum and are due on demand. The notes are convertible into the Company’s preferred stock at rates between $0.05 and $0.08 per share. During 2009, the principal of the notes totaling $278,500 was converted into 4,985,000 preferred shares (see Note 10).

The Company analyzed the convertible notes for derivative accounting consideration under FASB ASC 815. The Company determined the embedded conversion option in the convertible notes met the criteria for classification in stockholders’ equity. Therefore, derivative accounting was not applicable for these convertible notes payable.

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Stock

On May 18, 2009, the Company amended to its Articles of Incorporation to increase its authorized $0.001 par value Common Stock from 90,000,000 shares to 400,000,000 shares. The Company received approval for the share increase from more than 50% of its total outstanding Common and Preferred Stock shares by means of a written consent as permitted by Nevada law. The Certificate of Amendment to the Articles of Incorporation was filed with the State of Nevada on June 17, 2009, to effect the amendment.

Issuances of Common Stock

On January 29, 2008, the Company issued 200,000 shares of restricted common stock to an investor in settlement of a short-term convertible note payable and accrued interest aggregating $50,247.

On January 29, 2008, the Company issued 370,000 shares of restricted common stock to four (4) individuals in consideration of accrued services liability aggregating $92,500.

On April 4, 2008, the Company issued 1,666,667 shares of restricted common stock to an investor in settlement of a short-term convertible note payable and accrued interest aggregating $150,019.

On June 24, 2008, the Company issued 250,000 shares of restricted common stock to an investor in settlement of short-term convertible note payable and accrued interest aggregating $25,008.

On August 25, 2008, the Company issued 2,080,000 shares of restricted common stock to eight (8) investors in settlement of short-term convertible notes payable and accrued interest aggregating $198,868.

On September 18, 2008, the Company issued 660,000 shares of restricted common stock to four (4) individuals in consideration of compensation for services aggregating $66,000.

On September 18, 2008, the Company issued 400,000 shares of restricted common stock to two (2) individuals in consideration of accrued compensation liability aggregating $40,000. The liability repaid through the issuance of the shares totaled $100,000 resulting in a gain on the extinguishment of liabilities of $60,000.

On October 22, 2008, the Company issued 625,000 shares of restricted common stock to five (5) investors in settlement of short-term convertible notes payable and accrued interest aggregating $63,506.

On November 19, 2008, the Company issued 280,000 shares of restricted common stock to two (2) investors in settlement of short-term convertible notes payable and accrued interest aggregating $28,082.

On December 30, 2008, the Company issued 1,078,572 shares of restricted common stock to three (3) investors in settlement of short-term convertible notes payable and accrued interest aggregating $75,753

On November 11, 2009, the Company issued 1,706,250 shares of restricted common stock to thirteen (13) investors in settlement of short-term convertible notes payable and accrued interest aggregating $107,789.

On December 1, 2009, the Company issued 1,100,000 shares of restricted common stock to an officer of the Company in settlement of accrued compensation aggregating $88,000. The liability repaid through the issuance of the shares totaled $59,000 resulting in a loss on the extinguishment of liabilities of $29,000.

Preferred Stock

On December 24, 2008, the Company, by resolution of the Board of Directors, provided for the 10,000,000 shares of $0.001 par value Preferred Stock to be reserved as its Class A Preferred Stock.

The Class A Preferred Stock holders shall be entitled to attend and vote with the Company’s Common Stock shareholders at all shareholder meetings, with one (1) vote of one (1) share of Class A Preferred Stock being cast as the vote of one share of the Common Stock. Class A Preferred Stock holders shall have no right to any dividend, annual or cumulative, except that equal on a per share basis to any dividend authorized to the Company’s Common Stock shareholders. Class A Preferred Stock holders shall have no right to a preference upon the assets of the Company in the event of dissolution, liquidation or winding up of the Company, except that equal on a per share basis to any distribution authorized to the Company’s Common Stock shareholders. In the event of any merger, share exchange or sale of the Company assets involving the issuance of shares from another company to the Common Stock shareholders, Class A Preferred Stock holders shall receive the issuance from the other company of an equal number of shares on a per share basis as the Company’s Common Stock shareholders.  At May 17, 2009, no shares of the Company’s Class A Preferred Stock had been issued.

On May 18, 2009, the Company amended the original series of Class A Preferred Stock. The amendment consisted of providing 5,000.0000 shares of the original Class A Preferred Stock to have the following rights, limitations and preferences. The amended Class A Preferred Stock shall earn and accrue an annual dividend equal to eight percent (8%) of the value paid for the Class A Preferred Stock (the “Face Value”), with such dividend to be cumulative in nature. The Class A Preferred Stock dividend shall only be paid when authorized by the Company’s Board of Directors pursuant to Nevada law. Class A Preferred Stock shareholders shall be entitled to convert their Class A Preferred Stock into the Company’s Common Stock at any time on a basis of one (1) share of Class A Preferred Stock to one (1) share of Common Stock. Class A Preferred Stock holders shall be entitled to attend and vote with the Company’s Common Stock shareholders at all shareholder meetings, with one vote of one (1) share of Class A Preferred Stock being cast as the vote of one (1) share of the Common Stock. Class A Preferred Stock holders shall have a right to a preference to the Face Value of the Class A Preferred Stock upon the assets of the Company in the event of any dissolution or winding up of the Company. In the event of any merger, share exchange or sale of the Company assets involving the issuance of shares from another company to the Common Stock shareholders, Class A Preferred Stock shareholders in exchange for their Class A Preferred Stock shall receive from the other company the issuance of an equal number of shares on a per share basis as the Company’s Common Stock shareholders.

As of December 31, 2009, the Company has accrued Class A Preferred Stock dividends aggregating $10,988.

Issuances of Preferred Stock

On June 6, 2009, the Company issued 3,110,000 shares of preferred stock to fifteen (15) investors in settlement of short-term convertible notes payable aggregating $155,500.

On July 9, 2009, the Company issued 1,875,000 shares of preferred stock to five (5) investors in settlement of short-term convertible notes payable aggregating $123,000.

Issuance of Options

On July 1, 2009, the Company granted five (5) year fully vested options to three officers of the Company, to purchase an aggregate of 1,500,000 shares of common stock at an option exercise price of $0.05 per share, the current price on the date of grant. The options were valued at $90,253 using the Black-Scholes option pricing model. The options were valued using a volatility of 173.62%, a risk free interest rate of 1.31%, an expected life of 2.5 years and zero quarterly dividends. On July 1, 2009, the Company granted five (5) year fully vested options to seven consultants to the Company, to purchase an aggregate of 2,500,000 shares of common stock at an option exercise price of $0.05 per share, the current price on the date of grant. The options were valued at $162,951 using the Black-Scholes option pricing model. The options were valued using a volatility of 152.95%, a risk free interest rate of 2.51%, an expected life of 5.0 years and zero quarterly dividends. General and administrative stock compensation of $253,204 was expensed during the year ended December 31, 2009.

The following table sets forth certain terms of the Company’s outstanding options and exercisable options as of December 31, 2009:

	Options Outstanding		Options Exercisable
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Balance, December 31, 2008	–	–	–	–
Granted	4,000,000	$0.05	4,000,000	$0.05
Exercised	–	–	–	–
Expired/Cancelled	–	–	–	–
Balance, December 31, 2009	4,000,000	$0.05	4,000,000	$0.05

Weighted average remaining contractual life in years	4.5		4.5

NOTE 10 – SUBSEQUENT EVENTS

On June 28, 2010, the Company and El Capitan and MergerCo, El Capitan’s wholly owned subsidiary, signed an Agreement and Plan of Merger. Mr. Charles Mottley is a Director of the Company, El Capitan and MergerCo.

The Company is a 60% owner of ECL, who is the owner of the El Capitan property site, and El Capitan is the 40% owner of ECL. The proposed merger will give El Capitan 100% control and ownership of the El Capitan property site and will consolidate the assets of the companies. Since October 2004, the owners of ECL have been sharing exploration and other property related expenses in accordance with their equity ownership percentage.

The merger will be a stock for stock transaction and El Capitan will issue El Capitan shares to the Company’s shareholders in exchange for all their Company shares under an agreed to formula in the Merger Agreement. The El Capitan shares to be issued will be based on the outstanding shares of the El Capitan and outstanding warrants and options at the effective date of the merger. The Company estimates that approximately 144-148M El Capitan shares will be issued on the effective date of the merger.  Pursuant to the Merger Agreement, (i) MergerCo will merge with and into the Company and (ii) the Company will be the surviving company to the merger and El Capitan’s wholly owned subsidiary. Upon completion of the merger, the Company estimates that the shareholders of the Company will hold approximately 60% of El Capitan’s outstanding common stock immediately after the effective date of the merger.

On July 28, 2010, the president of the Company, after discussion with the board of directors of El Capitan, the affiliated company, agreed to have El Capitan assume financial responsibility for all costs attributable to the El Capitan project as of August 1, 2010.

During the period January 1, 2010 through August 15, 2010, the Company advanced $118,701 to El Capitan and El Capitan has reimbursed the Company $175,499 of the advances made to El Capitan.

During the period January 1, 2010 through August 15, 2010, the Company received cash proceeds of $250,200 from the issuance of nine (9) convertible notes payable. The notes are due on demand, bear interest at 12% per annum and are convertible into shares of the Company’s common stock at rates between $0.08 and $0.25 per share.

During the period January 1, 2010 through August 15, 2010, the Company issued 1,864,995 shares of restricted common stock to two (2) individuals for the conversion of accrued fees aggregating $102,000. The conversion resulted in a charge to cost associated with debt conversion of $47,199.

During the period January 1, 2010 through August 15, 2010, the Company issued 2,768,625 shares of restricted common stock to eight (8) investors in settlement of short-term convertible notes payable and accrued interest aggregating $286,886.

APPENDIX F

GOLD AND MINERALS COMPANY, INC.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

GOLD AND MINERALS COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,659	$3,788
Receivable from affiliated party	147,367	104,165
Prepaid expenses	1,946	7,784
Total Current Assets	156,972	115,737

FIXED ASSETS, net of accumulated depreciation of $1,284 and $0, respectively	6,416	7,700
MINERAL PROPERTY	1,818,000	1,818,000

Total Assets	$1,981,388	$1,941,437

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Convertible notes payable	$–	$34,290
Accounts payable	11,103	1,669
Accrued liabilities	94,215	161,705
Total Current Liabilities	105,318	197,664

STOCKHOLDERS’ EQUITY:
Series A convertible preferred stock, $0.001 par value, 10,000,000 shares authorized; 4,985,000 shares issued and outstanding	4,985	4,985
Common stock, $0.001 par value, 400,000,000 shares authorized; 96,225,869 and 91,592,249 shares issued and outstanding, respectively	96,226	91,592
Additional paid-in capital	17,949,731	17,529,328
Accumulated deficit prior to the exploration stage	(868,305)	(868,305)
Deficit accumulated during the exploration stage	(16,033,767)	(15,741,027)
Total Gold & Minerals Company stockholders’ equity	1,148,870	1,016,573
Non-controlling interest	727,200	727,200
Total Stockholders’ Equity	1,876,070	1,743,773
Total Liabilities and Stockholders’ Equity	$1,981,388	$1,941,437

The accompanying notes are an integral part of these consolidated financial statements.

GOLD AND MINERALS COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	Six Months Ended		Through
	June 30,		June 30,
	2010	2009	2010

REVENUE	$–	$–	$25,000

OPERATING COSTS AND EXPENSES:
Exploration costs	111,308	56,205	5,307,898
Officers compensation and bonuses	60,000	60,000	3,152,163
Consulting stock compensation	–	–	158,500
Professional fees	40,381	79,373	3,656,110
Management fees - related party	–	–	310,500
Compensation costs associated with common stock options	–	–	253,204
(Gain) loss on disposal of assets	–	–	69,276
Provision for impairment of assets	–	–	5,174,292
Other general and administrative	31,874	10,942	2,972,664
	243,563	206,520	21,054,607

LOSS FROM OPERATIONS	(243,563)	(206,520)	(21,029,607)

OTHER INCOME (EXPENSE):
Interest income and dividends	–	–	18,352
Miscellaneous income	–	10,000	10,000
Gain on sale securities	–	3,157	5,828,397
Loss on extinguishment of debt	(47,200)	–	(670,125)
Interest expense - related parties	–	–	(261,707)
Interest expense - other	(1,977)	(1,242)	(1,070,925)
	(49,177)	11,915	3,853,992
(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

GOLD AND MINERALS COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	Six Months Ended		Through
	June 30,		June 30,
	2010	2009	2010

NET LOSS	(292,740)	(194,605)	(17,175,615)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	–	–	1,141,848

NET LOSS ATTRIBUTABLE TO GOLD & MINERALS COMPANY	(292,740)	(194,605)	(16,033,767)
PREFERRED DIVIDENDS	(11,048)	(511)	(1,834,536)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(303,788)	$(195,116)	$(17,868,303)

NET LOSS	$(292,740)	$(194,605)	$(17,175,615)

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized loss on marketable securities held for sale	–	(14,086)	–

COMPREHENSIVE LOSS	(292,740)	(208,691)	(17,175,615)
LESS: COMPREHENSIVE LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	–	–	1,141,848
COMPREHENSIVE LOSS ATTRIBUTABLE TO GOLD & MINERALS COMPANY	$(292,740)	$(208,691)	$(16,033,767)

Basic and Diluted Loss Per Common Share Attributable to Gold & Minerals Company	$(0.00)	$(0.00)
Basic and Diluted - Weighted Average Number of Common Shares Outstanding	95,151,359	88,785,999

The accompanying notes are an integral part of these consolidated financial statements.

GOLD AND MINERALS COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
From December 31, 2009 Through June 30, 2010
(Unaudited)

	Gold & Minerals Company, Inc. and Subsidiary
								Total
						Accumulated	(Deficit)	Gold &
						(Deficit)	Accumulated	Minerals
					Additional	Prior to	During the	Stockholders’	Non-	Total
	Preferred Stock		Common Stock		Paid-in	Exploration	Exploration	(Deficit)	Controlling	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Equity	Interest	Equity

Balance, December 31, 2009	4,985,000	$4,985	91,592,249	$91,592	$17,529,328	$(868,305)	$(15,741,027)	$1,016,573	$727,200	$1,743,773
Debt converted to common stock	–	–	2,768,625	2,769	284,117	–	–	286,886	–	286,886
Common shares issued to extinguish accrued liabilities	–	–	1,864,995	1,865	147,334	–	–	149,199	–	149,199
Class A preferred dividends	–	–	–	–	(11,048)	–	–	(11,048)	–	(11,048)
Net (loss)	–	–	–	–	–	–	(292,740)	(292,740)	–	(292,740)
Balance, June 30, 2010	4,985,000	$4,985	96,225,869	$96,226	$17,949,731	$(868,305)	$(16,033,767)	$1,148,870	$727,200	$1,876,070

The accompanying notes are an integral part of these consolidated financial statements.

GOLD AND MINERALS COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	Six Months Ended		Through
	June 30,		June 30,
	2010	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(292,740)	$(194,605)	$(16,033,767)

Adjustments to reconcile net loss from operations to net cash used in operating activities:
Depreciation and amortization	1,284	–	359,039
Stock compensation and other non-cash expenses	–	–	3,668,776
Non-cash operating expenses paid with marketable securities	–	–	238,880
Bad debts	–	–	87,500
Realized gain on disposition of marketable securities	–	(3,157)	(5,828,397)
Loss on disposition of assets	–	–	69,276
Loss on extinguishment of liabilities	47,199	–	673,955
Impairment of assets	–	–	5,174,292
Non-controlling interest	–	–	(1,141,848)
Net change in current assets and liabilities:
Prepaid expenses	5,838	19,808	(12,388)
Interest receivable	–	–	(613)
Ore inventory	–	–	(70,200)
Deposits	–	–	15,555
Accounts payable	9,434	1,077	998,854
Accrued interest payable - related party	–	–	242,935
Accrued liabilities	25,858	70,308	2,741,598
Net Cash Used in Operating Activities	(203,127)	(106,569)	(8,816,553)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities held for sale	–	3,211	1,183,890
Proceeds from asset disposals	–	–	185,798
Purchase on mine property	–	–	(96,000)
Purchase of property, plant and equipment	–	–	(888,886)
Decrease in cash with spin-off of subsidiary	–	–	(10,361)
Cash acquired in subsidiary acquisition	–	–	101,105
Purchase of subsidiary	–	–	(50,000)
Net Cash Provided by Investing Activities	–	3,211	425,546
(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

GOLD AND MINERALS COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			January 1, 1994
			(Inception of
			Exploration
			Stage)
	Six Months Ended		Through
	June 30,		June 30,
	2010	2009	2010
CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances (payments) with affiliated company	(43,202)	(29,846)	226,502
Proceeds from notes payable convertible into common stock	250,200	175,500	3,458,864
Proceeds from notes payable convertible into preferred stock	–	–	278,500
Advances on revolving line of credit	–	–	576,206
Proceeds from sale of subsidiary common stock	–	–	1,790,514
Proceeds from related party notes payable	–	–	2,106,562
Proceeds received on note receivable	–	–	660,730
Proceeds from capital leases	–	–	240,125
Issuance of notes receivable	–	–	(129,430)
Payment on leases payable	–	–	(313,309)
Payment on note payable - related party	–	–	(175,050)
Payment on notes payable - other	–	–	(321,548)
Net Cash Provided by Financing Activities	206,998	145,654	8,398,666

INCREASE IN CASH AND CASH EQUIVALENTS	3,871	42,296	7,659
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,788	1,666	-
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,659	$43,962	$7,659

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for conversion of accrued liabilities	$102,000	$–
Common stock issued for conversion of note payable and interest	$286,886	$–
Preferred stock issued for conversion of notes payable	$–	$155,500
Unrealized loss on marketable securities	$–	$14,086
Preferred stock dividends	$11,048	$511

The accompanying notes are an integral part of these consolidated financial statements.

GOLD AND MINERALS COMPANY, INC.
(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited consolidated interim financial statements of Gold & Minerals Company, Inc. (“Gold & Minerals” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, the consolidated financial statements do not include all information and footnotes required by generally accepted accounting principles in the United States (“GAAP”) for complete annual financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2010, or for any subsequent period. These interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2009, included herein.

Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for fiscal 2009 as reported herein have been omitted.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company is an exploration stage company and since its inception has had no revenues and has incurred recurring losses aggregating $16,033,767 accumulated during the exploration stage. In addition, the Company does not have a revolving credit facility with any financial institution. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on raising additional capital to meet current operating costs. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Given the Company’s limited operating history, lack of revenue, and its recurring operating losses, there can be no assurance that it will be able to achieve or maintain operations for an indefinite period of time. Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 3 – RELATED PARTY TRANSACTIONS

Receivable from Affiliated Company

During the period October 2004 through June 2010, El Capitan Precious Metals, Inc. (“El Capitan”) made net payments on behalf of the Company aggregating to $2,556,201 relating to costs incurred on behalf of El Capitan, Ltd. (“ECL”) on the El Capitan property site. Pursuant to an agreement with El Capitan effective October 1, 2004, costs incurred by ECL at the El Capitan site are to be split between the companies in accordance with their percentage ownership. The Company holds a 60% equity interest and El Capitan holds the remaining 40% equity interest in ECL. Through June 30, 2010, the Company has reimbursed or advanced El Capitan $2,703,568 of the incurred site costs.

At June 30, 2010, El Capitan owed the Company $147,367.

NOTE 4 – CONVERTIBLE NOTES PAYABLE

During the six months ended June 30, 2010, the Company issued convertible notes payable with a total principal amount of $250,200. The notes are unsecured, bear interest at 12% per annum and are due on demand. The notes are convertible into the Company’s common stock at $0.08 to $0.25 per share. During the six months ended June 30, 2010, notes totaling $250,200, previously issued convertible notes totaling $34,290 and accrued interest of $2,396 was converted into 2,768,625 common shares.

The Company analyzed the convertible notes for derivative accounting consideration under FASB ASC 815. The Company determined the embedded conversion option in the convertible notes met the criteria for classification in stockholders’ equity. Therefore, derivative accounting was not applicable for these convertible notes payable.

NOTE 5 – STOCKHOLDERS’ EQUITY

On January 15, 2010, the Company issued 1,864,995 shares of restricted common stock to two (2) individuals for the conversion of accrued fees aggregating $102,000. The conversion resulted in a loss on extinguishment of liabilities of $47,199.

During the six months ended June 30, 2010, the Company issued 2,768,625 shares of restricted common stock to eight (8) investors in settlement of short-term convertible notes payable and accrued interest aggregating $286,886.

APPENDIX G

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of June 30, 2010 combines the historical consolidated balance sheets of El Capitan Precious Metals, Inc. (“El Capitan”) as of June 30, 2010 and of Gold & Minerals Company, Inc. (“Gold & Minerals”) as of June 30, 2010 and gives effect to the merger as if it had been completed on June 30, 2010.

The unaudited pro forma condensed combined statement of expenses for the fiscal year ended September 30, 2009 gives effect to the merger as if it had been completed on September 30, 2009, the last day of El Capitan’s 2009 fiscal year. El Capitan’s audited consolidated statement of expenses for the fiscal year ended September 30, 2009 has been combined with Gold & Minerals audited consolidated statement of expenses for the fiscal year ended December 31, 2009.

The unaudited pro forma condensed combined statement of income for the nine months ended June 30, 2010 combines the historical consolidated statement of expenses of El Capitan for the nine months ended June 30, 2010 and Gold & Minerals consolidated statement of expenses for the nine months ended June 30, 2010, and gives effect to the merger as if it had been completed on September 30, 2009, the last day of El Capitan’s 2009 fiscal year. See Note 2, Basis of Presentation, to the unaudited pro forma condensed combined financial statements for the calculation of Gold & Minerals comparable nine month period.

The historical consolidated financial statement information has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger and (ii) factually supportable. All pro forma financial statements use El Capitan’s period-end dates and no adjustments were made to Gold & Minerals information for its different period-end dates, unless otherwise noted.

Although management of El Capitan and Gold & Minerals consider the merger to be a “merger of equals,” the merger will be accounted for as a business combination under the acquisition method of accounting and El Capitan is the deemed accounting acquirer and Gold & Minerals is the deemed accounting acquiree. The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with ASC 805 and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined El Capitan balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired. The estimated purchase price was calculated based upon the closing price for El Capitan common stock on October 15, 2010 ($0.51). The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis of the fair value of Gold & Minerals assets and liabilities. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the price per share of El Capitan common stock on the date the merger is completed. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience after the merger is completed. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or cost savings that may be associated with the merger. These financial statements also do not include any estimated future transaction costs that the companies may incur related to the merger as part of combining the operations of the companies.

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements should be read in conjunction with the financial information included in (i) El Capitan’s historical consolidated financial statements and accompanying notes from its Annual Report on Form 10-K as of and for the year ended September 30, 2009, which are included in this proxy statement/prospectus as Appendix C and the interim unaudited consolidated financial statements and accompanying notes from its Quarterly Report on Form 10-Q as of and for the nine months ended June 30, 2010, which are included in this proxy statement/prospectus as Appendix D, and (ii) Gold & Minerals audited and unaudited consolidated financial statements and accompanying notes, which are included in this proxy statement/prospectus as Appendix E and Appendix F, respectively.

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2010

		Gold &				Pro Forma	Pro Forma
	El Capitan	Minerals		Reclassifications		Adjustments	Combined

ASSETS
Current Assets
Cash	$295,843	$7,659		$–	(C)	$187,500	$1,582,971
					(D)	997,594
					(F)	94,375
Prepaid expenses	11,840	1,946		–	(E)	88,000	101,786
Receivable from affiliated party	–	147,367	(A)	(147,367)		–	–
Total Current Assets	307,683	156,972		(147,367)		1,367,469	1,684,757

Fixed Assets	32,172	7,700		–		–	39,872
Less: Accumulated depreciation	(27,790)	(1,284)		–		–	(29,074)
	4,382	6,416		–		–	10,798

Deposits	22,440	–		–		–	22,440
Mineral property	788,808	1,818,000	(B)	(727,200)	(J)	73,905,704	75,785,312
Total Assets	$1,123,313	$1,981,388		$(874,567)		$75,273,173	$77,503,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$146,317	$11,103		$–		$–	$157,420
Accrued liabilities	340,139	94,215		–		–	434,354
Payable to affiliate company	147,367	–	(A)	147,367		–	–
Interest payable	48,111	–		–		–	48,111
Total Current Liabilities	681,934	105,318		147,367		–	639,885

Stockholders’ Equity
Preferred stock - Gold & Minerals	–	4,985		–	(G)	4,985	–
Common stock - El Capitan	92,349	–		–	(D)	(2,987)	243,164
					(E)	(200)
					(F)	(95)
					(J)	(147,533)
Common stock - Gold & Minerals	–	96,226		–	(C)	(3,750)	–
					(G)	99,976
Common stock subscribed	48,000	–		–	(D)	48,000	–
Additional paid-in capital	19,242,628	17,949,731		–	(C)	(183,750)	95,561,856
					(D)	(1,042,607)
					(E)	(87,800)
					(F)	(94,280)
					(H)	18,133,481
					(J)	(75,094,541)
(Continued)
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2010

		Gold &				Pro Forma	Pro Forma
	El Capitan	Minerals		Reclassifications		Adjustments	Combined

Deficit prior to exploration stage	–	(868,305)		–	(I)	(868,305)	–
Accumulated deficit	(18,941,598)	(16,033,767)		–	(I)	(16,033,767)	(18,941,598)
	441,379	1,148,870		–		(75,273,173)	76,863,422
Non-controlling interest	–	727,200	(B)	727,200		–	–
	441,379	1,876,070		727,200		(75,273,173)	76,863,422
Total Liabilities and Stockholders’ Equity	$1,123,313	$1,981,388		$874,567		$(75,273,173)	$77,503,307

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EXPENSES
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2009

		Gold &
	El Capitan	Minerals
	Year Ended	Year Ended	Pro Forma
	Sept. 30, 2009	Dec. 31, 2009	Combined

Selling, general and administrative	$887,662	$(25,690)	$861,972
Exploration	85,663	138,634	224,297
(Gain) on asset disposition	(19,626)	–	(19,626)
Other expense (income) net	(1,674)	15,843	14,169
	952,025	128,787	1,080,812

Loss before interest expense and income taxes	(952,025)	(128,787)	(1,080,812)
Interest expense	(1,476)	(3,274)	(4,750)
Income taxes	–	–	–
Net loss	(953,501)	(132,061)	(1,085,562)
Preferred dividends	–	(10,988)	(10,988)
Net loss attributable to shareholders	$(953,501)	$(143,049)	$(1,096,550)

Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.00)
Weighted average shares outstanding	88,004,276	89,117,831	226,385,690

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EXPENSES
FOR THE NINE MONTHS ENDED JUNE 30, 2010

		Gold &	Pro Forma
	El Capitan	Minerals	Combined

Selling, general and administrative	$903,829	$191,856	$1,095,685
Exploration	92,167	146,424	238,591
Accounts payable write-off	(15,253)	–	(15,253)
Other expense (income) net	(2,511)	76,200	73,689
	978,232	414,480	1,392,712

Loss before interest expense and income taxes	(978,232)	(414,480)	(1,392,712)
Interest expense	(398)	(3,493)	(3,891)
Income taxes	–	–	–
Net loss	(978,630)	(417,973)	(1,396,603)
Preferred dividends	–	(16,664)	(16,664)
Net loss attributable to shareholders	$(978,630)	$(434,637)	$(1,413,267)

Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.01)
Weighted average shares outstanding	88,004,276	89,117,831	226,385,690

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EL CAPITAN PRECIOUS METALS, INC.
AND
GOLD & MINERALS COMPANY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction:

On June 28, 2010, El Capitan and Gold & Minerals entered into Agreement and Plan of Merger providing for the merger of Gold & Minerals with a wholly-owned subsidiary of El Capitan, with Gold & Minerals as the surviving subsidiary. The merger is expected to result in Gold & Minerals stockholders and El Capitan stockholders holding approximately 60% and 40%, respectively, of the combined company.

Upon completion of the merger, each outstanding share of Gold & Minerals common stock and preferred stock will be converted into the right to receive approximately 1.406 shares of El Capitan common stock. Based on the closing price of El Capitan’s common stock on September 29, 2010, the consideration to be received by Gold & Minerals shareholders in the merger has a value of approximately $0.72 per share of Gold & Minerals, or approximately $75.5 million in the aggregate.

The completion of this merger depends on a number of conditions being satisfied or where legally permissible, waived. These conditions include, among others, the approval of Gold & Minerals shareholders of the merger, the accuracy of representations and warranties made by parties in the merger agreement and performance by the parties of their obligations under the merger agreement. The merger is currently expected to close during the fourth quarter of 2010.

2.	Basis of Presentation:

The merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805-10, “Business Combinations — Overall” (“ASC 805-10”). El Capitan will account for the transaction by using El Capitan’s historical information and accounting policies and adding the assets and liabilities of Gold & Minerals as of the completion date of the merger at their respective fair values. Pursuant to ASC 805-10, under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 3, Estimate of Consideration Expected to be Transferred, will be measured at the closing date of the merger using the market price of El Capitan common stock at that time. Therefore, this may result in a per share equity value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. The assets and liabilities of Gold & Minerals have been measured based on various preliminary estimates using assumptions that El Capitan management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. Until the merger is completed, El Capitan will not have complete access to all relevant information.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Gold & Minerals as of the effective date of the merger will be allocated to goodwill in accordance with ASC 805-10. The purchase price allocation is subject to finalization of El Capitan’s analysis of the fair value of the assets and liabilities of Gold & Minerals as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, El Capitan used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure — Overall” (“ASC 820-10”), which established for purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, El Capitan used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure — Overall” (“ASC 820-10”), which established a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants. Use of different estimates and judgments could yield different results.

Under ASC 805-10, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred.

The unaudited pro forma condensed combined financial statements also do not reflect estimated restructuring and integration charges. El Capitan anticipates no restructuring and integration charges will be incurred following the completion of the merger.

The unaudited pro forma condensed combined statement of income for the nine months ended June 30, 2010 combines the historical consolidated statement of expenses of El Capitan for the nine months ended June 30, 2010 and Gold & Minerals consolidated statement of expenses for the nine months ended June 30, 2010, and gives effect to the merger as if it had been completed on September 30, 2009, the last day of El Capitan’s 2009 fiscal year. The Gold & Minerals consolidated statement of expenses for the nine months ended June 30, 2010, were prepared by deducting Gold & Minerals statement of expenses for the nine month period ending September 30, 2009, from the audited statement of expenses for the year ended December 31, 2009, and combining them with Gold & Minerals unaudited statement of expenses for the six months ended June 30, 2010.

The following schedule reflects the how Gold & minerals statement of expenses was derived for the nine month period ended June 30, 2010, as presented in the unaudited pro forma condensed combined statement of expenses:

	Gold & Minerals
				Pro Forma
				Combined
		Audited	Unaudited	Nine Months
	June 30,	December 31,	September 30,	June 30,
	2010	2009	2009	2010
Operating Expenses:
Selling, general and administrative	$132,255	$(25,690)	$(85,291)	$191,856
Exploration	111,308	138,634	103,518	146,424
Other expense (income) net	47,200	15,843	(13,157)	76,200
	290,763	128,787	5,070	414,480

(Continued)

	Gold & Minerals
				Pro Forma
				Combined
		Audited	Unaudited	Nine Months
	June 30,	December 31,	September 30,	June 30,
	2010	2009	2009	2010

Loss before interest expense and income taxes	(290,763)	(128,787)	(5,070)	(414,480)
Interest Expense	(1,977)	(3,274)	(1,758)	(3,493)
Income Taxes	–	–	–	–
Net Loss	(292,740)	(132,061)	(6,828)	(417,973)
Preferred Dividends	(11,048)	(10,988)	(5,372)	(16,664)
Net Loss Attributable to Shareholders	$(303,788)	$(143,049)	$(12,200)	$(434,637)

3.	Estimate of Consideration Expected to be Transferred:

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Gold & Minerals:

		Approximate
	Conversion	Estimated
	Calculation	Fair Value

Adjusted number of Gold & Minerals common and preferred stock outstanding as of June 30, 2010	104,960,869
Multiplied by El Capitan’s closing price as of September 29, 2010 ($0.51), multiplied by the exchange ratio of 1.4056	$0.7169	$75,246,000

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC 805-10, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $0.51 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Assuming a $0.15 change in El Capitan’s closing common stock price, the estimated consideration transferred would increase or decrease by approximately $22.1 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to assets and/or goodwill, if applicable.

4.	Estimate of the Assets to be Acquired and Liabilities to be Assumed:

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by El Capitan in the merger, reconciled to the estimate of consideration expected to be transferred:

Book value of net assets acquired at June 30, 2010	$1,148,870
Add: Cash received from exercise of options prior to merger closing	187,500
Less: Affiliate receivable from El Capitan	(147,367)
Adjusted book value of net assets acquired	1,189,003

Adjustments to:
Mineral property	73,905,704
Total adjustments	73,905,704

Estimate of consideration expected to be transferred	$75,094,707

The following is a discussion of the adjustments made to Gold & Minerals assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.

Fixed assets:  As of the effective time of the merger, fixed assets are required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Gold & Minerals has no material fixed assets at June 30, 2010, and the fixed assets that are on the books were put into service in January 2010. We anticipate no valuation change to these assets.

Mineral property:  As of the effective time of the merger, investments are required to be measured at fair value. Based on preliminary due diligence and information published industry sources, El Capitan estimated that the fair value adjustment to increase the value of mineral property would approximate $73.9 million. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date.

Contingencies:  As of the effective time of the merger, except as specifically precluded by GAAP, contingencies are required to be measured at fair value, if the acquisition date fair value of the asset or liability arising from a contingency can be determined. If the acquisition date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, “Contingencies” (ASC 405). As disclosed in Gold & Minerals consolidated financial statements for its audited fiscal year ended December 31, 2009 and unaudited period ended June 30, 2010, which is included elsewhere in this joint proxy statement/prospectus, Gold & Minerals has no contingencies at this time.

Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing, on at least an annual basis. At the time of these pro forma statements, it is anticipated that there will be no goodwill resulting from this transaction.

5.	Reclassifications:

Certain reclassifications have been made to Gold & Minerals historical statements of income to conform to El Capitan’s presentation as follows:

Item (A):  Elimination of receivable from El Capitan.

Item (B):  Elimination of non-controlling interest which represents El Capitan’s interest.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

Item (C):  Reflects cash anticipated for the exercise of Gold & Minerals options that expire at the time of the merger if not exercised.

Item (D):  Reflects balance of cash proceeds received on private placement of securities by El Capitan.

Item (E):  Reflects issuance of stock for one year investor relation contract by El Capitan.

Item (F):  Reflects subscription funds being transferred by foreign investors in private placement of securities by El Capitan.

Item (G):  Elimination of Gold & Minerals historical preferred and common stock.

	Preferred	Common

Historical balance at 6/30/2010	$4,985	$96,226
Issuance of common shares on exercise of options	–	3,750
Adjusted balance	4,985	99,976
Elimination entry	(4,985)	(99,976)
	$–	$–

Item (H):  Elimination of Gold & Minerals historical Additional Paid-in Capital.

Historical balance at 6/30/2010	$17,949,731
Issuance of common shares on exercise of options	183,750
Adjusted balance	18,133,481
Elimination entry	(18,133,481)
$–

Item (I):    Elimination of Gold & Minerals historical retained deficits.

Item (J):   Issuance of 147,533,478 shares of El Capitan (98,355,652 multiplied by 1.5) to Gold & Minerals shareholders at $0.51 market value per share.

7.	Adjustments to Unaudited Pro Forma Condensed Statement of Expenses:

Item (K):   The following table summarizes the computation of the unaudited pro forma combined weighted average basic shares outstanding. These amounts are used in the calculation of earnings per share.

	Year Ended	Six Months Ended
	September 30,	June 30,
	2009	2010

Historical El Capitan weighted average common shares outstanding	88,004,276	89,582,427
Gold & Minerals shares outstanding at June 30, converted at 1.406 exchange ratio	142,302,482	142,302,482
Weighted average basic shares outstanding	230,306,758	231,884,909

A total of 8,485,031 and 7,416,667 stock options and warrants to purchase the combined company’s common stock were outstanding, but were not included in the computation of diluted shares because the amounts would be anti-dilutive as of September 30, 2009 and June 30, 2010, respectively.

APPENDIX H

REPORT PREPARED BY
CLYDE L. SMITH, PH.D.
DATED APRIL 16, 2007

CLYDE L. SMITH, Ph.D., P.Eng.
Consulting Geologist
#106-1680 56th Street, Delta, British Columbia, Canada V4L 2L6
Telephone: (604) 943-8405 Fax: (604) 943-8490
E-mail: c.smith@dccnet.com

April 16, 2007

EL CAPITAN PRECIOUS METALS, INC.

REPORT ON EL CAPITAN GOLD-PLATINUM PROJECT,
INCLUDING MEASURED RESOURCE CALCULATION,
LINCOLN COUNTY, NEW MEXICO

Summary

El Capitan Precious Metals, Inc. has carried out a thorough preliminary exploration program, including 37 holes of exploration drilling totaling 12,763.5 feet, on its 6,620-acre (10.3 square mile) property in Lincoln County, New Mexico. Drill samples have been maintained under chain of custody and all samples have been analyzed by the caustic fusion assay method at Auric Metallurgical Laboratories, Salt Lake City, Utah. Assay results have been satisfactorily verified at an independent third-party laboratory under the supervision of a Qualified Person (Q.P.). Drill data and assay results were provided to Gemcom Software International; Gemcom conducted a resource calculation using their GEMS version 6.0.3 software. Using a 0.01 ounces per ton (opt) gold (Au) cut-off, the calculation results are: 141,444,000 short tons grading 0.02 opt Au, 0.205 opt silver (Ag), 0.011 opt platinum (Pt) with a contained 2,769,106 ounces Au; 28,997,185 ounces Ag; 1,517,868 ounces Pt. At current metal prices, the above tonnage calculates to a gold equivalent (Au eq.) grade of approximately 0.044 opt Au eq. with a contained approximately 6,126,747 ounces Au eq. This resource qualifies as a “measured resource” based on the Canadian National Instrument 43-101 guidelines. Preliminary hydrometallurgical extraction results indicate potentially acceptable levels of recovery of both gold and platinum.

The El Capitan gold-platinum deposit is well exposed in a shallow open pit and outcrops within a nearly circular area of approximately 1300 feet in diameter. Detailed geologic mapping and logging of all holes has shown that the deposit is essentially a shallow west-dipping skarn that extends beyond the open pit and outcrops. The body is approximately 2000 feet in a north-south direction, at least 3000 feet in an east-west direction, ranges from 100 to 400 feet in thickness, and lies within replaced limestone and interbedded quartz sandstone beneath overlying barren limestone and an underlying aplite (granitic) intrusion. A variety of skarn assemblages include magnetite, hematite, calcite, phlolgopite, diopside, quartz, tremolite, and crystalline limestone. The most striking characteristic of the deposit is the ubiquitous and commonly abundant presence of hematite-calcite which occur as both primary constituents in skarn and as post-skarn fracture- and breccia-fillings, stockworks, and replacements in all rock types, including skarn, limestone, sandstone, and aplite. Much of the hematite-calcite represents a later stage hydrothermal event that was superimposed on the earlier skarn and other rock types. Higher gold-platinum values appear to correlate with the later-stage hematite-calcite assemblage.

The El Capitan gold-platinum deposit is located within a north-south-trending, 10-square-mile area underlain by intermittently outcropping Permian limestone and lesser quartz sandstone between the Miocene El Capitan aplite intrusion to the east and overlying Miocene rhyolitic and lesser basaltic volcanics and conglomerates to the west. Au-Pt mineralization similar to that in the El Capitan deposit is exposed at three locations within this area and preliminary drilling of the mineralization and exploration over a total of 5.5 square miles around these locations has been recommended.

A preliminary feasibility study is recommended for the El Capitan deposit. This study should include in-fill drilling to raise the resource to a reserve category, further verification of caustic fusion assay results, significant hydrometallurgical extraction research, and engineering and metallurgical evaluations focused on potential production.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 2

Introduction

This report has been prepared at the request of Mr. Charles Mottley, CEO of El Capitan Precious Metals, Inc. The purpose of the report is to provide an explanation of the work conducted on the El Capitan Gold-Platinum Project, located in Lincoln County, New Mexico and to summarize the results of geologic investigations, including mapping, drilling and assaying. In particular, the project has been focused on achieving a resource calculation that could be used as a base in determining the potential economic viability of the El Capitan deposit as a producing gold-platinum mine.

In 2001, the Canadian government published National Instrument 43-101 in an attempt to establish rigorous high quality standards for professional reports written on exploration and mining properties. As a result, NI 43-101 guidelines have been adopted by many North American exploration and mining companies. This report complies with all aspects of the NI 43-101 guidelines. In particular, because the U.S. Securities and Exchange Commission does not recognize “resource” categories for deposits, this report has used the NI 43-101 resource category definitions. The El Capitan resource described below complies with the NI 43-101 definition of a “measured resource.”

The writer entered into a consulting agreement with El Capitan Precious Metals, Inc. in January, 2005 and has been responsible for directing all aspects of the exploration program described in this report; the project had received no significant exploration prior to that time. This work has included reviewing and interpreting published materials on regional geologic studies, geologic mapping, designing and administering drill programs, maintaining chain of custody of all samples, working closely with assayers and metallurgists, geologic logging of all drill holes, overseeing resource calculations, and making recommendations for continuing work on the project.

Property Description and Location

The El Capitan property consists of 331 Bureau of Land Management (BLM) lode claims and four patented claims. The patented claims were located in 1902 and patented in 1911 and have Mineral Survey Numbers 1440, 1441, 1442, and 1443. The claims are each 20-acre lode claims and cover a total area of approximately 6,620 acres (2,679 hectares). The claim block is located in Lincoln County, New Mexico (Fig. 1) and occupies a total of approximately 10 sections (square miles) in townships T 7 S, T 8 S and range R 14 E (Fig. 2). The BLM lode claims were staked and recorded by consultants employed by El Capitan Precious Metals, Inc. and personnel of the company in October and November, 2005.

The El Capitan property is owned by El Capitan Ltd., an Arizona corporation. El Capitan Precious Metals, Inc. purchased a 40% equity interest in El Capitan Ltd. from Gold and Minerals, Inc. in 2002; as of this date, Gold and Minerals retains a 60% equity interest in the property. El Capitan Ltd. purchased a 100% equity interest in the four patented claims in January, 2006.

The main El Capitan deposit is located in the south-central part of the claim block within the area indicated as “Patented Claims and Smokey Claims” on Figure 2. Other outcropping mineralized zones on which drilling is currently planned are located on BLM lode claims 263, 264, 284, 285 and 391, 392 shown on Figure 2.

El Capitan Ltd. has obtained all the required permits to enter the property and conduct drilling and other exploratory work. The company makes annual maintenance filings and payments of $125 per claim per year to the BLM as well as bulk fuel and water well payments. The company has received a Minimal Impact Existing Mining Operation Permit from the BLM; payment of a reclamation bond of $15,000 to the BLM has enabled the company to conduct its current exploratory programs.

Accessibility, Climate, Local Resources, and Infrastructure

The claim block covers gently rolling to moderately rugged topography ranging in elevation from 6600-7200 feet. Elevations in the area of the main El Capitan deposit are 6780-6900 feet. Vegetation is sparse, consisting of scattered juniper trees with grass and rare small cactus ground cover.

The main El Capitan deposit is located approximately 6 miles north of the town of Capitan, NM. It may be reached by driving 6 miles north from Capitan on paved State Highway 48 to a dirt road turn-off to the east. This road leads to the deposit and the company shop and equipment facilities located 0.5 mile from the highway.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 3

The climate of the area is amenable to year-round operations. Summer temperatures reach 95 degrees and winter temperatures may drop below freezing with brief periods of snow.

It is expected that a potential mining operation on the property would not encounter difficulties with securing permits from government agencies. The property is currently supplied with power and telephone service. Water for a mining operation will probably only be available from wells drilled on the property. The gently rolling terrain in the area of the main deposit should provide acceptable locations for plant sites and waste and tailings disposal.

History

The El Capitan deposit has been known as a potential iron ore resource for several decades. The U.S. Bureau of Mines drilled approximately 140 shallow holes through the outcropping, shallow-dipping magnetite skarn deposit in 1944 and 1948. The outcropping deposit was mapped at a scale of 1:3,600 in 1952 (Kelley, 1952). Small-scale iron ore production totaled approximately 250,000 tons in the years 1961-1988. El Capitan Precious Metals, Inc. conducted a ground magnetic survey and a drill program of six shallow holes in 2002.

Although only low precious metals values had been obtained from the deposit by fire assay over the years and no significant exploration had been conducted on the property, in May, 2004 El Capitan Precious Metals, Inc. submitted a few samples of magnetite iron skarn to Auric Metallurgical Laboratories of Salt Lake City, UT. Auric separated the samples into magnetic and non-magnetic fractions and reported significant gold and platinum results on the non-magnetic fractions using their proprietary caustic fusion assay method. These Auric results prompted a 32-sample surface sampling and assay program conducted by the writer in January, 2005. Auric reported potential ore-grade gold and platinum results on all 32 samples; this caused El Capitan Precious Metals, Inc. to undertake three stages (Stage 1, Stage 2, Stage 3) of diamond core, open-hole rotary, and reverse circulation drilling.

Regional Geological Setting

The El Capitan deposit is located at the most prominent structural intersection in New Mexico (see Scholte, 2003), within perhaps the greatest exposed concentration of Tertiary intrusions in New Mexico (Cather and others, 1991; Fig. 3), and is apparently underlain by a large mafic or ultramafic intrusion (Figs. 4, 5). The structural intersection is formed by the north-south-trending axis of the Pedernal uplift-Mescalero arch and the east-west-trending Capitan lineament. In the south, the Pedernal-Mescalero axis closely parallels the Sacramento uplift, an east-tilted fault block with evidence of at least three periods of deformation (Precambrian(?) to late Tertiary), and in the north it closely parallels a series of faults and folds in the Picuris-Pecos trend (Fig. 3). The Pedernal-Mescalero structural zone coincides generally with a belt of crustal thickening and alkalic intrusions (Bird, 1984) that marks the boundary between the tectonically active Rio Grande Rift (a branch of the Basin and Range) and Rocky Mountains on the west and the tectonically stable Great Plains on the east. The Pedernal-Mescalero axis appears to be offset approximately 10 miles across the Capitan lineament (Cather and others, 1991). The Capitan lineament is a well defined basement fracture and magmatic zone that may be traced for over 300 miles from Socorro, NM into western Texas; in the area of the El Capitan deposit the lineament is reflected by the Capitan pluton (Fig. 3).

The Tertiary intrusions form the Lincoln County porphyry belt that includes at least 11 stocks and laccoliths (Fig. 3). The east-west elongate, 20 mile-long Capitan pluton is a Miocene (26.5 Ma) aplite (granitic) laccolith that plunges westerly and underlies the El Capitan deposit. Thompson (1991) concluded that magmas in the porphyry belt were generated from both lower crustal and upper mantle sources and McLemore (1991) concluded that a diversity of mineral deposit types in the El Capitan region resulted from several different complex magmatic fractionation and differentiation events. Figures 4 and 5, from Roberts and others (1991), show a coincident steep-gradient aeromagnetic anomaly and a gravity anomaly, respectively. These anomalies cover an area of over 270 square miles, show northerly and easterly structural trends, and are interpreted as reflecting a large mafic or ultramafic intrusion that underlies the Lincoln County porphyry belt and the El Capitan deposit. It is possible that Au-Pt-bearing hydrothermal fluids that formed the El Capitan deposit were differentiates from this buried mafic or ultramafic intrusion.

The El Capitan Au-Pt deposit is one of 16 Au-Ag-bearing occurrences in a 300-mile-long, north-south trending belt that traverses New Mexico within the Rio Grande Rift (Fig.6). McLemore (2001) has termed these occurrences Great Plains Margin deposits, has described the similarities between them, and has classified them as a distinct hydrothermal type located near Oligocene-Miocene (38-23 Ma) intrusions.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 4

Geology of El Capitan Deposit

The El Capitan deposit is located within a north-south-trending belt approximately 2 miles in width and 10 miles in area which is underlain by Permian limestone and lesser quartz sandstone. These sedimentary rocks crop out intermittently between the bold outcrops of the Miocene Capitan aplite intrusion to the east and rhyolitic volcanics and lesser interbedded basaltic volcanics and conglomerate to the west (Fig. 7; Appendix 1). The rhyolites are dominantly ash-flows and appear to be the extrusive equivalents of the aplite intrusion. Both the aplite and the rhyolites are unusually iron-rich; disseminations of limonite/goethite (original hematite) occur to some extent in most outcrops of these rocks. It is possible that the iron-rich composition of these rocks reflects crystallization from magmas that originated by differentiation from mafic/ultramafic magmas at depth; as noted above, coincident aeromagnetic and gravity anomalies in the region suggest deep mafic/ultramafic compositions.

The El Capitan deposit is exposed in a shallow open pit and outcrops within a nearly circular area 1300 feet in diameter (Fig. 8). Smaller bodies of mineralization similar to that in the deposit stretch up to 1 mile to the east-southeast and have been located up to 1 mile to the west-southwest of the deposit (Fig 7; Appendix 1). Kelly (1952) attributed the circular shape of the main El Capitan deposit to a solution collapse structure in the host San Andres limestone of Permian age. Drill results indicate, however, that the deposit extends in all directions beyond the area of surface exposure and that the circular shape is simply an erosional expression of a shallow-dipping skarn deposit.

Six east-west (Figs. 9-14) and seven north-south (Figs. 15-21) geologic cross-sections show the general geology of the deposit based on drill holes. These cross-sections show that the overall form of the El Capitan deposit is that of a flat-lying to shallow west-dipping body of skarn surrounded by crystalline limestone lying on the aplite intrusive contact. Interbeds of quartz sandstone interrupt the continuity of the skarn and crystalline limestone. The mineralized body is at least 3000 feet long in an east-west direction, at least 2000 feet wide north-south, and ranges in thickness up to 400 feet in depth. Although potentially economic gold-platinum assays are concentrated in the skarn and crystalline limestone, potentially economic grades occur in all rock types, including fractured, stockworked, or brecciated quartz sandstone, limestone, and aplite.

The El Capitan skarn includes two magnetite-dominant zones (upper and lower magnetite bodies). The upper magnetite zone lies below a limestone cap that is bleached, fractured, and contains hematite-calcite fracture filling. This limestone cap is nowhere more than a few tens of feet thick and it passes up-section into fresh limestone. A variety of skarn assemblages including magnetite, hematite, calcite, phlogopite, diopside, quartz, tremolite, and crystalline limestone lie below the upper magnetite zone and limestone cap rock and above aplite of the Capitan pluton. At this stage, no zonal pattern has emerged among skarn facies. The aplite contact has a shallow westerly dip, ranging in depth, where drilled, from 100 feet in holes to the east to 450 feet in holes to the west (Figs 9-21).

The most striking characteristic of the El Capitan deposit is the ubiquitous and commonly abundant presence of hematite, oxidized to limonite or goethite on surface and in the upper parts of drill holes. Hematite occurs as a primary constituent in all skarn assemblages and as post-skarn fracture-fillings, stockworks, breccia- fillings, and replacements with calcite in skarn, limestone, sandstone, and aplite. Hematite commonly exceeds 12% and ranges as high as 80% in some drill intervals (Appendix 2). Fracture-filling and replacement hematite-calcite clearly represent a later-stage hydrothermal event that was superimposed on earlier rock types. An assumption that these fluids were derived exclusively from the aplite is questionable because fracture-filling hematite-calcite occurs in aplite in the deeper parts of some drill holes. It is therefore apparent that at least some portion of the hematite-calcite hydrothermal fluids were derived from a deeper source underlying the aplite intersected in drill holes.

Precious metals in the deposit appear to correlate with the presence of hematite-calcite: higher gold-platinum values generally occur in both surface and drill samples with higher percentages of hematite. Samples dominant in magnetite, by contrast, are consistently lower in Au, Ag, and Pt. That precious metals correlate with hematite is supported by a study of two hematite-dominant samples from the El Capitan deposit conducted at the Missouri Bureau of Mines in 1996 (Appendix 3). Reflected-light microscopy and scanning-electron microscopy with energy dispersive spectroscopy (SEM-EDS) showed 2- to 35-micron crystals of electrum (Au-Ag alloy), native gold, and an unidentified possible Pt mineral. An apparently magnetite-dominant sample showed no Au, Ag, or Pt.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 5

Hydrothermal Gold-Platinum Group Metals Deposits

Gold occurs with platinum group metals (PGM) in several classes of mineral deposits, many of which are hydrothermal in origin. Because the production of PGM has come almost exclusively from large Precambrian ultramafic layered intrusions, such as the Bushveld or Stillwater complexes of South Africa and Montana, respectively, the majority of geologists are of the opinion that PGM are restricted to these high-temperature magmatic segregation environments. Beginning in the early 1970’s, however, a few detailed studies confirmed that PGM could be mobilized with Au in relatively lower temperature hydrothermal fluids outside of these environments (Stumpfl and Tarkian, 1976). Numerous studies of Au-PGM deposits and laboratory research on the thermochemistry of PGM solubility, transport, and deposition since that time have shown that Au-PGM occur in a variety of hydrothermal deposit classes, including porphyry coppers, fracture-shear-zonehosted, and sediment-hosted deposits (Appendix 4).

The Lincoln Country porphyry belt, which includes the Capitan pluton, is dominated by intrusions of alkaline composition (Cather and others, 1991) and is included in a belt of alkaline intrusive rocks that stretches through the eastern Rocky Mountains from British Columbia to New Mexico. Alkaline intrusions commonly occur in continental rifts, such as the Rio Grande Rift. Hydrothermal Au-PGM occur as minor constituents in porphyry copper mineralization in alkaline plutons within this belt, the best known example being the Allard stock in the Colorado Mineral Belt. The 70-65 Ma Allard syenite stock had a copper resource that included 0.02 opt Au, 0.05 opt Pt, 0.03 opt Pd (Werle and others, 1984). Although the El Capitan Au-PGM-Fe mineralization is hosted primarily in skarn, close proximity to the Capitan pluton and its possible genetic association with the pluton indicates that the El Capitan deposit is a member of the Au-PGM mineralized alkaline porphyry belt of the eastern Rocky Mountains.

The Coronation Hill Au-PGM deposit in Australia exhibits a strong hematite-precious metals association that bears a resemblance to El Capitan. At Coronation Hill, hematite-calcite veinlets, breccias, disseminations, and alteration in a 2500-1600 Ma sedimentary section intruded by quartz feldspar porphyry and quartz diorite host a deposit grading 0.20 opt Au, 0.008 opt Pt, 0.028 opt Pd (Carville and others, 1990). Mernagh and others (1994) concluded that a calcium-rich, highly oxidized, acidic, moderately saline brine transported Au-PGM in chloride complexes. This conclusion corresponds with the results of numerous thermochemical studies that conclude that significant Au-Pt-Pd can only be transported in chloride complexes in acidic, moderately to extremely oxidized (hematite stable) hydrothermal fluids (Appendix 4).

Exploration Work Conducted

The 32-sample surface sampling program conducted in January, 2005 consisted of 28 samples in the main El Capitan deposit and four in the mineralized trend to the east. Near-vertical (slope corrections were made for non-vertical samples) continuous chip samples of approximately 10 pounds in weight were collected from outcropping mineralization over vertical lengths ranging from 4 to 45 feet at stations located with a GPS instrument and plotted as UTM coordinates. Samples were submitted to Auric Metallurgical Laboratories for caustic fusion assays.

Following encouraging assay results from a Stage 1 drill program (see below), the area of outcrop of the main El Capitan deposit was mapped at a scale of 1:2,400. Figure 8 shows the distribution of various skarn assemblages consisting of magnetite, hematite, calcite, phlogopite, epidote (now identified petrographically as diopside), and tremolite; crystalline limestone; bleached and fractured limestone; and limestone.

An airborne hyperspectral survey was conducted over a 35-square mile area surrounding the El Capitan property by Earth Search Sciences, Inc. in February, 2006. The data was interpreted by Joe Zamudio, Ph.D., who distinguished calc-silicate and hematite-goethite spectral signatures. Field examination of the anomalies and general geologic mapping was conducted by the writer in April, 2006 (see Appendix 1); the anomalies and the general geology of the property area are shown at a scale of 1:24,000 on Figure 7. A total of 38 samples were collected from outcropping mineralization or alteration at 24 anomaly locations and submitted for caustic fusion assay to Auric Metallurgical Laboratories. Auric reported significant gold and platinum results for several samples (Appendix 1). The high gold and platinum values reported for samples from outcropping magnetite-hematite skarn mineralization at AN-6 (average of five samples: 0.435 opt Au, 0.066 opt Pt), located approximately one mile to the east-southeast of the El Capitan deposit, and AN-8 (average of three samples: (0.060 opt Au, 0.061 opt Pt), located approximately one mile to the west-southwest of the deposit, (see Fig. 7) prompted the writer to recommend drilling at these locations as well as a Priority #1 exploration program to cover a 3-square-mile area including these locations and the El Capitan deposit. Another Priority #1 exploration area has been recommended around outcropping magnetite-hematite skarn mineralization at the Weddige prospect (AN 19(W)) located three miles to the north of the El Capitan deposit (Fig. 7).

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 6

Drilling

A Stage 1 diamond drill program, consisting of 12 vertical HQ-size holes (EC-05-1 through EC-05-12; Table 1) totaling 1,027 feet, was conducted in April-May, 2005. Because several Stage 1 drill holes terminated in favorable geology and/or assay intervals, the company conducted a Stage 2 drill program in June-August, 2005. Stage 2 consisted of 10 vertical HQ core and open-hole rotary holes (EC-05-04A through EC-05-14; Table 1) totaling 2,091.5 feet. (Eight Stage 2 holes were located adjacent to Stage 1 holes and are labeled with the designation “A”; for these holes, assays and geologic logs are available only for footages below the adjacent twin holes; Table 1). Favorable assay results from stages 1 and 2 prompted the company to undertake a 23-hole Stage 3 reverse-circulation drill program (EC-06-15 through EC-06-37) totaling 9,645 feet in February-May, 2006 (Table 1).

Drill core was sawed length-wise. One quarter of the sawed core was shipped to Auric, who reported caustic fusion assay results for Au, Ag, Pt, and Pd in ounces per ton (opt; Appendix 5). Splits from 79 core intervals prepared at Auric that contained significant magnetite were submitted to Lerch Bros., Hibbing, Minnesota for determinations of magnetite percentage and Fe content of the magnetite (Appendix 6). In addition, Auric also conducted hydrometallurgical extractions using five different protocols on selected samples, in all cases reporting significant recoveries relative to head caustic fusion assays (see below, Table 2, and Appendix 7).

Drill core was logged in 1-foot intervals and rotary and reverse-circulation drill cuttings in 5-foot intervals with the aid of a binocular microscope (Appendix 2). Mineral percentages were estimated for each interval and lithologic divisions were designated. Although most core sampled and assayed was in five-foot intervals, in some cases core intervals were selected based on lithologic boundaries. Most rotary and reverse-circulation drill cuttings were sampled in 5-foot intervals; in cases where geology was uniform over significant lengths, such as in aplite with low hematite content deep in several holes, sample intervals were increased to 10 feet.

Drill hole spacing is irregular, ranging from 150 to 700 feet and averaging approximately 400 feet. The holes are located over an area of 3600 feet east-west by 2100 feet north-south and were drilled to variable depths ranging from 98 feet to 710 feet (Table 1).

Sampling Method, Preparation, and Security

In order to ensure strict chain of custody for all samples, drill core and cuttings were removed from the drill site by the consulting geologist in charge at the time, and transported to and stored in secure locked storage units in a town near the property. No personnel of El Capitan Precious Metals, Inc. had access to or handled any drill core or cuttings. Core and drill cuttings recovery on the job ranged from good to excellent and samples are excellent representations of the deposit. Drill core was sawed length-wise and one-quarter was sent for assay. Drill cuttings were split and bagged into two equivalent samples in 5-foot intervals by the drilling contractor under the supervision of the consulting geologist. The one-quarter sawed core and one 5-foot sample bag of drill cuttings were sent under chain of custody by a certified shipping company to Auric Metallurgical for caustic fusion assays. One shipment of reverse-circulation drill samples sealed in buckets with tamper-evident tape was transported by El Capitan personnel to Auric Metallurgical in October, 2006; Auric confirmed upon delivery that these samples arrived with all seals intact. Apart from selected sample intervals used for metallurgical testing, the other three-quarters of sawed core and the second 5-foot sample bag for all intervals remain in the secure locked storage units.

Analyses by Auric Metallurgical Laboratories

Auric Metallurgical Laboratories has been a duly registered mineral assay and analysis laboratory located at 3260 West Directors Row, Salt Lake City, Utah, 84104, since 1996. Auric is a participating member in the Proficiency Testing Program for Mineral Laboratories operated by the Canadian Certified Reference Materials Project for the Task Group Mineral Analysis Laboratories Working Group for the elements analyzed on El Capitan samples. In addition, Auric participated in an evaluation of accuracy of U.S. analytical laboratories administered by the Bureau of Land Management in 2002. Auric’s results on blind standards selected by the BLM were excellent for all four elements tested: Au, Ag, Pt, Pd. Auric employs quality controls in its laboratory, including running blanks and standards for each 10 samples analyzed. During analyses of El Capitan samples, Auric used Nevada Bureau of Mines blank NBM-2a and standards NBM-5b, and CDN PGMS-6, -7, and –9.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 7

Sample preparation methods employed by Auric were as follows (Appendix 8): The one-quarter core samples were passed through a Denver 4x6-inch jaw crusher to reduce to -0.25 inch. Both crushed core and rotary and reverse circulation materials were passed through a Jones riffle splitter a number of times to reduce sample size to approximately 150 grams. Samples were then passed through a 6-inch Bico-Braun pulverizer until samples passed an 80-mesh screen. Pulverized samples were placed in 3x5-inch yellow kraft paper sample envelopes and appropriately marked.

Stage 1 drill samples were visually separated into magnetic and non-magnetic categories based on apparent magnetite contents, and 100-gram aliquots of high magnetite samples were subjected to wet magnetic separation. Initial separate analyses of the magnetic and the non-magnetic fractions indicated significantly higher vales in the non-magnetic fractions. Thereafter, Stage 1 assay results were provided only for nonmagnetic fractions. (For these samples, the Au, Ag, and Pt results for non-magnetic fractions were recalculated back to whole-rock grades using the magnetic/non-magnetic percentages.) This practiced was abandoned in Stages 2 and 3.

Auric reports that it uses high-quality equipment in its laboratory (see equipment list in Appendix 8) and that it maintains service contracts with certified calibration companies. According to Auric, only “reagent” grade chemicals from reputable chemical suppliers are used, and each batch of incoming reagents is subjected to analysis to ensure its purity.

Auric has developed a proprietary caustic fusion assay method. Although the fundamental principles of fusion assays have been known for many years and are available in metallurgy textbooks, Auric is reluctant to release details of its method. For this reason, samples analyzed by Auric were subjected to an independent evaluation and verification study (see following section).

Independent Evaluation and Verification of Auric Caustic Fusion Assay Results

Because Auric’s caustic fusion method is not a standard method used in the mining industry, El Capitan Precious Metals retained the services of a qualified person (Q.P.), Mr. Richard Daniele, Metallurgical Engineer, of Daniele Metal-Mineral Services, Lakewood, Colorado, to undertake an independent third-party verification of the Auric results. Daniele was provided with geologic drill logs for the 12 Stage 1 drill holes; from these holes he selected 15 core intervals that he considered representative of the deposit. Following his introduction to the caustic fusion method in the Auric laboratory, one-quarter of the sawed core from the 15 core intervals was sent by the onsite consulting geologist to Daniele under chain of custody directly from the secure storage location. Daniele selected an independent laboratory run by Mr. Michael J. Wendell, Wendell and Company, Centennial, Colorado, at which the independent verification assays were performed. The 15 core interval samples were crushed, ground to approximately 80% minus 200 mesh, and split into two 100-gram samples. Fifteen duplicate 100-gram samples in random-numbered bags (DD-1 through DD-15) with no reference to core intervals were provided to Auric and Wendell in order to achieve blind analyses from both laboratories.

The Daniele and Wendell results, although somewhat lower than the Auric results, provide an independent verification of the Auric results. Daniele concluded in his September 1, 2005 report (Appendix 9) that the caustic fusion assay results performed at Wendell and Company demonstrated that the Auric procedure is a valid analytical procedure for difficult-to-analyze materials. Although the Wendell results averaged lower than the Auric results (30% lower for Au, 35% lower for Pt), Daniele concluded that Wendell’s lack of familiarity with the use of lanthanum in solutions for atomic absorption spectrophotometer analyses, as employed by Auric in their caustic fusion procedure, resulted in the lower values. It is Daniele’s opinion that greater familiarity with the lanthanum procedure would show improved results and a closer fit with the Auric results.

Hydrometallurgical Extractions

Auric Metallurgical Laboratories submitted a report to El Capitan dated May 15, 2005 which summarized the results of five hydrometallurgical extraction protocols on six surface samples collected from outcrop in the shallow open pit of the main El Capitan deposit. Auric concluded that the samples were particularly amenable to sodium cyanide, sodium cyanide followed by chlorination, and sodium thiosulfate leaches. The Au recoveries range from 66.7-92.5% of the calculated caustic fusion head grades and average 79.6%. The Pt recoveries range from 58.7-78.0% and average 67.4%. Table 2 is a summary of the test results on these three protocols and Appendix 7 is the Auric report.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 8

Measured Resource Calculation

A resource calculation based on drill hole assays was completed by Gemcom Software International in their Vancouver, B.C., Canada, offices using their GEMS version 6.0.3 software. The author and two other consultants supervised the Gemcom resource calculations. The data used were caustic fusion assay results from Auric Metallurgical Laboratories on diamond drill core, open hole rotary, and reverse circulation samples from 37 vertical drill holes spaced approximately 400 feet apart and totaling 12,763.5 feet of drilling (Table 1; Appendix 5).

The parameters used in the computer model were as follows:

▪	The block model used blocks 100 feet square by 20 feet high

▪	Interpolation was by inverse distance squared

▪	Composites were based on 20-foot benches

▪	A 500-foot spherical search radius was used with no rock-type or directional limiting

▪	Interpolation used a minimum of two composites and a maximum of 12, with a maximum of four composites from any give drill hole

▪	The extent of the model in mine coordinates in feet (Table 1) was: E 47,000 – E 52,200; N 47,700 – N 50,600; vertical elevations 6,100-6,960 feet.

It is believed most reasonable to use a 0.01 ounces per ton (opt) Au cut-off. At this cut-off the calculation results are: 141,444,000 short tons grading 0.020 opt Au, 0.205 opt Ag, 0.011 opt Pt with a contained 2,769,106 ounces Au; 28,997,185 ounces Ag; 1,517,868 ounces Pt (Tables 3, 4).

Using a 0.02 opt Au cut-off, the calculation results are: 47,121,100 short tons grading 0.029 opt Au, 0.267 opt Ag, 0.013 opt Pt with a contained 1,344,452 ounces Au, 12,572,655 ounces Ag, 594,485 ounces Pt (Tables 3, 4).

At current metal prices of $625 per ounce Au, $12.50 per ounce Ag, and $1,145 per ounce Pt and using a cut-off of 0.01 opt Au, the above 141,444,000 short tons calculates to a gold equivalent grade of 0.044 opt Au eq. with a contained 6,126,747 ounces Au eq.

It should be noted that drill results show that the deposit is apparently closed on the north, east, and south sides but that significant values in drill hole EC-06-37 (Fig. 8) indicate that the deposit is still open to the west. Additional drilling is recommended to close the deposit on the west side.

It is believed that the above calculation results allow the El Capitan gold-platinum deposit to be classified as a “measured resource” based on the Canadian National Instrument 43-101 definition: “…can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit…(and that)…drill holes…are spaced closely enough to confirm both geological and grade continuity.”

Exploration Potential

The entire approximately 10-square-mile El Capitan claim block within which the El Capitan deposit is located should be considered prospective for additional gold-platinum deposits of the El Capitan type (Fig. 7). The El Capitan deposit itself represents a fortuitous exposure of mineralization that lies beneath a cap of barren limestone (Fig. 8). Had the deposit not been exposed by erosion it may not have been discovered. The three other areas noted above where El Capitan-type mineralization occurs also represent erosional windows through overlying limestone (Fig. 7). It is possible that limestone cap rocks and/or alluvium could cover mineralization at additional locations within the 10-square-mile El Capitan claim block.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 9

Because of the occurrence of El Capitan-type mineralization at three additional locations on the El Capitan claim block, two Priority #1 areas have been recommended for detailed exploration. The southern Priority #1 area covers approximately 3 square miles and includes mineralized exposures at AN 6 and AN 8 (see above; Fig 7; Appendix 1). Geologic mapping and geochemical soil and ground magnetic surveys on north-south lines spaced 500 feet apart have been recommended for this area as well as preliminary drilling at AN 6 and AN 8. Priority #1 exploration has also been recommended for a 2.5 square mile area around mineralization at the Weddige prospect (AN 19(W); Fig. 7; Appendix 1); preliminary drilling is also recommended for this site.

Depending on the results and effectiveness of the exploration methods employed on the Priority #1 programs, it is reasonable to expect that additional portions of the El Capitan claim block will be recommended for detailed exploration. In addition, it should be noted that significant caustic fusion assay results have been reported by Auric Metallurgical for several other sites sampled on the El Capitan claim block. Several of these sites should be re-sampled to verify the validity of these results. Should check assays confirm significant values, exploration efforts in these  portions of the El Capitan claim block should be expanded.

Interpretation and Conclusions

El Capitan Precious Metals, Inc. has carried out a thorough preliminary exploration program, including 37 holes of exploration drilling totaling 12,763.5 feet, on the El Capitan gold-platinum deposit. Drill samples have been logged in detail and maintained under strict chain of custody and caustic fusion assay results have been satisfactorily verified at an independent third-party laboratory under the supervision of a Qualified Person. A resource calculation has been completed by a recognized company using state-of-the-art software. The El Capitan deposit qualifies as a “measured resource” under the NI 43-101 definition. Preliminary hydrometallurgical extraction results indicate potentially acceptable levels of recovery for both gold and platinum. The deposit is a shallow-dipping body of at least 2000 feet by 3000 feet and 100-400 feet in thickness. Gold-platinum mineralization occurs mainly in a hematite-calcite assemblage; although this assemblage occurs in skarn as apparently primary skarn minerals, it is believed to largely represent a later stage fracture-filling mineralizing event. It is believed that the caustic fusion assay results, hydrometallurgical extraction results, and geologic data for the project are reliable and that the measured resource is an accurate reflection of the tonnage and grade of the deposit. Although the deposit is of low grade, it is believed that the measured resource is sufficient to justify a preliminary feasibility study.

Recommendations

The El Capitan gold-platinum project has reached the stage where a preliminary feasibility study should be conducted. This study should include in-fill drilling to raise the resource to a reserve category, further verification of caustic fusion assay results, significant hydrometallurgical extraction research on bench scale and bulk samples, and engineering and metallurgical evaluations focused on potential production.

In addition, the Priority #1 exploration programs recommended for a 3-square-mile area around the El Capitan deposit and a 2.5-square-mile area around the Weddige prospect should be carried out. Preliminary drilling should be conducted at three sites of outcropping mineralization within these exploration areas. If results from these programs are positive, then the entire 10-square-mile claim block area underlain by Permian limestone and quartz sandstone should be explored using the methods found to be successful in the Priority #1 programs.

References Cited

Bird, P., 1984, Laramide crustal thickening event in the Rocky Mountain foreland and Great Plains: Tectonics, v. 3, p. 741-758.

Carville, D.P., Leckie, J.F., Moorhead, C.F., Rayner, J.G., Durbin, A.A., 1990, Coronation Hill gold-platinumpalladium deposit: in Hughes, F.E., ed., Geology of the Mineral Deposits of Australia and Papua New Guinea: the Australian Institute of Mining and Metallurgy, Melbourne, p,759-762.

Cather, S.M., Lucas, S.G., McLemore, V.T., and Colpitts, R.M., Jr., 1991, Second-day road log from Inn of the Mountain Gods to Hondo, Lincoln, Capitan and return to Inn of Mountain Gods, Guidebook 42, New Mexico Geological Survey, New Mexico Bureau of Mines.

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 10

Hipwell, R.M., 2003, Geology, reserves and mineral review of the patented and unpatented lode claims held by El Capitan Ltd.: consulting report to El Capitan Precious Metals, Inc.

Kelley, V. C., 1952, Origin and pyrometasomatic zoning of the Capitan iron deposit, Lincoln County, New Mexico: Economic Geology, v. 47, p. 64-83.

McLemore, V. T., 2001, Silver and gold in New Mexico: New Mexico Bureau of Geology and Mineral Resources, Resources Map 21.

Mernagh, T.P., Heinrich, C.A., Leckie, J.F., Carville, D.P., Gilbert, D.J., Valenta, R.K., Wyborn, L.A.I., 1994, Chemistry of low-temperature hydrothermal gold, platinum, and palladium (uranium) mineralization at Coronation Hill, Northern Territory, Australia: Economic Geology, v. 89, p. 1053-1073.

Roberts, D.G., Adams, D.C., and Keller, G.R., 1991, A geophysical analysis of the crustal structure in the Ruidoso area: Guidebook 42, New Mexico Geological Survey, New Mexico Bureau of Mines.

Scholle, P.A., 2003, Geologic map of New Mexico: New Mexico Bureau of Geology and Mineral Resources.

Stumpfl, E.F., and Tarkian, M., 1976, Platinum genesis: new mineralogical evidence: Economic Geoology, v.71, p.1451-1460.

Thompson, T. B., 1991, Genesis of gold associated with alkaline igneous rocks (abs.): Geological Society of America Abstracts with Programs, v. 23, p. 99-100.

Werle, J.L., Ikramuddin, M., and Mutschler, F.E., 1984, Allard stock, La Plata Mountains, Colorado – an alkaline rock-hosted copper-precious metal deposit: Canadian Journal of Earth Sciences, v. 21, n. 6, p. 630-641.

Certificate and Consent of the Qualified Person (Author) for this report

The Qualified Person (author) for this report is: Clyde L. Smith, Ph.D., P.Eng., Consulting Geologist, of 1680 56th Street, Suite 106, Delta, British Columbia, Canada, V4L2L6.

The title and date of this technical report is: “Report on El Capitan Gold-Platinum Project, Including Indicated Resource Calculation, Lincoln County, New Mexico” dated January 31, 2007.

The Qualified Person’s qualifications are included in the following Curriculum Vitae dated January 31, 2007.

The Qualified Person has provided geological consulting services to El Capitan Precious Metals, Inc. on the El Capitan Project starting in December, 2004. These services have included surface sampling and mapping, recommendations for and supervision of all drill programs, geologic logging of all drill core and cuttings, integration with assay laboratories, recommendations for claim staking and exploration programs, report writing, and supervision of resource calculations. The most recent visit to the project was in October, 2006.

The Qualified Person is responsible for all geological aspects of this technical report.

The Qualified Person is an independent consulting geologist and is independent of the company El Capitan Precious Metals, Inc.

The Qualified Person has read Canadian National Instrument 43-101 and certifies that this report has been prepared in compliance with the Instrument.

The Qualified Person certifies that as of the date of this report, to the best of his knowledge, information, and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed,

/s/ Clyde L. Smith

Clyde L. Smith, Ph.D., P.Eng., Consulting Geologist

Clyde L. Smith	April 16, 2007
Consulting Geologist	Page 11

CURRICULUM VITAE FOR CLYDE L. SMITH, Ph.D., P.Eng. (Current to January 31, 2007)

Current positions
President, C.L. Smith Consultants, Vancouver, B.C.
President, Wits Basin Precious Minerals, Inc.
Professional Engineer, Association of Professional Engineers and Geoscientists of British Columbia, Vancouver, B.C.
Qualified Person (for preparing Canadian National Instrument 43-101 technical reports for mineral projects)

Academic
B.A., 1959, Carleton College, Northfield, MN
M.Sc., 1962, University of British Columbia, Vancouver, B.C.
Ph.D., 1966, University of Idaho, Moscow, ID
Additional year graduate study, University of California, Berkeley, CA
Served several years as Industrial Associate, School of Earth Sciences (includes departments of Geology, Geophysics, Applied Earth Sciences), Stanford University, Stanford, CA
Principal publication: “Sediment-Hosted Stratiform Lead-Zinc-Silver Deposits”, 1983, in Revolution in the Earth Sciences, Kendall Hunt Publishing Co.

Listings	Who’s Who in British Columbia, 1981 Who’s Who in the Commonwealth, 1984

Professional, Business
Founded Ogilvie Joint Venture, 1974; partners Brinco Ltd. (Canadian subsidiary of Rio Tinto Ltd., London), Mitsubishi Metals, Inc., Tokyo, and Ventures West Capital Ltd., Vancouver. Discovered he Jason lead-zinc-silver deposit, eastern Yukon Territory, Canada. Jason was the first discovery of a major stratiform lead-zinc-silver deposit made by a geologist using geological methods; all previously discovered major stratiform deposits occurred exposed on surface and were found by prospectors. The Jason deposit contains more than 2.0 billion pounds lead, 1.8 billion pounds zinc, 35 million ounces silver and exhibits potential for more reserves.

Co-founded Ventures West Minerals, 1979, and purchased control of Westley Mines Ltd., a Toronto Stock Exchange listed public company. Discovered the Santa Fe gold deposit, western Nevada, U.S.A. Santa Fe was the first discovery of a significant sediment-hosted (Carlin-Type) gold deposit in western Nevada. Santa Fe was sold to Corona Corp., Toronto, which initiated production in 1988 at 65,000 ounces gold per year. The Santa Fe deposit contained more than 400,000 ounces gold.

Co-founded Radcliffe Resources Ltd., 1984, a Vancouver Stock Exchange listed public company. Discovered the North Lake gold deposit, northern Saskatchewan, Canada. The North Lake deposit contains more than 200,000 ounces gold and exhibits potential for more reserves.

Co-founded La Esperanza Gold Explorations Ltd., 1993, a private British Columbia corporation, and entered into a U.S. $3.0 million joint venture funded by Mount Isa Mines Ltd. (Australia’s second largest mining company), Brisbane, Australia. Discovered the Solidaridad gold-silver-copper deposit, Michoacan state, Mexico. Exploration drilling indicated that Solidaridad has the potential to be one of the principal new ore deposits in Mexico with an estimated minimum of 750,000 ounces gold, 2.3 million ounces silver and 44 million pounds copper.

Co-founded Kcrok, Inc., 2003, following five years of geologic investigations in the Lake Mead Domain, southern Nevada. Company holds large claim position covering extensive outcrops of a flat-lying unconsolidated sediment formation that is basin-fill for large structural basins. Bulk samples from widely scattered outcrops of 16-70 m thicknesses of the sediment have returned potentially economic grade gold and platinum assay and hydrometallurgical leach results. Evaluation currently in progress.

Currently President of Wits Basin Precious Minerals, Inc. Company has active exploration projects in South Africa, Mexico, Colorado.

Currently consulting geologist for El Capitan Precious Metals, Inc. Led exploration program resulting in a measured resource with 2.7 million ounces gold, 1.5 million ounces platinum.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty.  ECPN has provided in its Bylaws for the indemnification of officers and directors against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of negligence or misconduct in the performance of duty.

ECPN’s Articles of Incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by ECPN of expenses incurred or paid by a director, officer or controlling person of ECPN in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ECPN will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules

See “Exhibit Index” below.

Item 22.  Undertakings

(a)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    The undersigned registrant hereby undertakes as follows:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2)    that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, El Capitan Precious Metals, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona, on November 10, 2010.

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Charles C. Mottley
Charles C. Mottley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles C. Mottley	President, Chief Executive Officer, Director	November 10, 2010
Charles C. Mottley	(Principal Executive Officer)

/s/ Stephen J. Antol	Chief Financial Officer	November 10, 2010
Stephen J. Antol	(Principal Financial and Accounting Officer)

*	Secretary, Director	November 10, 2010
James G. Ricketts

*	Chairman of the Board, Director	November 10, 2010
John F. Stapleton

*By:	/s/ Charles C. Mottley	November 10, 2010
Charles C. Mottley
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of June 28, 2010, among El Capitan Precious Metals, Inc., Gold and Minerals Company, Inc. and MergerCo (included as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).*

3.1	Articles of Incorporation of El Capitan Precious Metals, Inc., as amended †
3.2	Restated Bylaws of El Capitan Precious Metals, Inc. †
5.1	Opinion of Michael K. Hair, P.C. **
8.1	Opinion of Michael K. Hair, P.C. as to certain tax matters **
23.1	Consent of Michael K. Hair, P.C. (to be included in the opinion filed as Exhibit 5.1 to this Registration Statement) **
23.2	Consent of Michael K. Hair, P.C. (to be included in the opinion filed as Exhibit 8.1 to this Registration Statement) **
23.3	Consent of MaloneBailey, LLP, independent auditors for El Capitan Precious Metals, Inc. and Gold and Minerals Company, Inc. **
23.4	Consent of Clyde L. Smith, Ph.D. consulting geologist for El Capital Precious Metals, Inc. **
24	Powers of Attorney of Directors and Officers of El Capitan Precious Metals, Inc. (included on the signature page to this Registration Statement). †
99.1	Form of Proxy of Gold and Minerals Company, Inc. †
99.2	Notice of Internet Availability of Proxy Materials †
__________________

*	Incorporated by reference.
**	Filed herewith.
†	Previously filed.